UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Logility Supply Chain Solutions, Inc.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check all boxes that apply):
☐	No fee required
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
March 4, 2025
Dear Shareholder:
A special meeting of shareholders of Logility Supply Chain Solutions, Inc., a Georgia corporation (“Logility” or the “Company”), will be held on April 3, 2025, at 3:00 p.m. Eastern time, at Logility’s headquarters, located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the “special meeting”). You are cordially invited to attend.
On January 24, 2025, Logility entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Aptean, Inc., a Delaware corporation (“Aptean”), and Update Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Aptean (“Merger Sub”), providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of Logility by Aptean at a price of $14.30 per share in cash, without interest. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Logility (the “merger”), with Logility surviving the merger as a wholly owned subsidiary of Aptean. At the special meeting, Logility will ask you to approve certain proposals, including a proposal to approve the merger agreement.
At the effective time of the merger, each share of Logility’s common stock, par value $0.10 per share (“Company common stock”), issued and outstanding immediately prior to the effective time (other than shares owned by Logility as treasury stock, shares owned by any subsidiary of the Company, shares held by Aptean or Merger Sub or any of their wholly owned subsidiaries and shares owned by shareholders who are entitled to exercise, and have properly exercised dissenters’ rights under Georgia law), will be converted into the right to receive $14.30 in cash, without interest. This represents a premium of 26.3% over the Company’s closing share price of $11.32 on January 24, 2025 (the day on which the merger was announced, which announcement occurred after the close of market on such day) and a premium of 28.3% over the Company’s 30-day volume-weighted average share price as of such date.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.
The board of directors of Logility (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Logility’s shareholders, directed that the merger agreement be submitted to Logility’s shareholders for approval at a duly held meeting and resolved to recommend that Logility’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement described in the accompanying proxy statement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal described in the accompanying proxy statement and “FOR” the adjournment proposal, if necessary or appropriate, described in the accompanying proxy statement.
Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon as of the close of business on March 3, 2025. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
After reading the accompanying proxy statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the accompanying proxy statement, or by completing, dating, signing and returning your proxy card, or attending the special meeting in person. Instructions regarding the methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from it to vote your shares. If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, Logility’s proxy solicitor for the special meeting, toll-free at (877) 800-5194 (banks and brokers may call (212) 750-5833).
We encourage you to join us in voting to approve the merger that our management team and the Board view as highly beneficial to our shareholders.

Very truly yours,

/s/ James B. Miller, Jr.
James B. Miller, Jr. Chairman of the Board of Directors

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy, accuracy or completeness of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated March 4, 2025 and, together with the enclosed form of proxy card, is first being mailed to our shareholders on or about March 4, 2025.

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m. Eastern time, on April 3, 2025

Place:	Principal offices of Logility Supply Chain Solutions, Inc., located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

Purpose:	1.
To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated January 24, 2025 (as it may be amended from time to time, the “merger agreement”), by and among Aptean, Inc., a Delaware corporation (“Aptean”), Update Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of Aptean (“Merger Sub”), and Logility Supply Chain Solutions, Inc., a Georgia corporation (“Logility” or the “Company”), which we refer to as the “proposal to approve the merger agreement.” Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Logility (the “merger”), with Logility surviving the merger as a wholly owned subsidiary of Aptean.

2.
To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal.”

3.
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the “adjournment proposal.”

Your vote is very important. The merger cannot be completed unless the proposal to approve the merger agreement receives the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon as of the record date.

Record Date:	Only shareholders of record as of the close of business on March 3, 2025 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:
For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

Holders of record of Company common stock are entitled to dissenters’ rights under the Georgia Business Corporation Code (the “GBCC”) in connection with the merger if they meet certain conditions. See “Dissenters’ Rights of Shareholders” beginning on page 76. A copy of Article 13 of the GBCC is attached as Annex C to the proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously adopted the merger agreement, determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company’s shareholders, directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the special meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from it to vote your shares. If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, Logility’s proxy solicitor for the special meeting, toll-free at (877) 800-5194 (banks and brokers may call (212) 750-5833).

By Order of the Board of Directors,

/s/ James R. McGuone
James R. McGuone
Secretary

IMPORTANT
Your vote is extremely important. Whether or not you plan to virtually attend the special meeting and regardless of the number of shares of Company common stock you own, we urge you to vote promptly “FOR” each of the special meeting proposals.
If you have any questions about submitting your proxy card or otherwise require assistance, please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Toll-free at (877) 800-5194 (banks and brokers may call (212) 750-5833).

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(continued)

Page
Reasonable Best Efforts; Regulatory Approvals	64
Access to Information	65
Financing	65
Director and Officer Indemnification and Insurance	66
Employee Benefit Matters	67
Other Covenants and Agreements	67
Conditions to the Merger	68
Termination of the Merger Agreement	69
Termination Fee	70
Remedies; Specific Enforcement	70
Amendment of the Merger Agreement	70
Governing Law	71
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72
PROPOSAL 1: PROPOSAL TO APPROVE THE MERGER AGREEMENT	73
PROPOSAL 2: NONBINDING COMPENSATION PROPOSAL	74
PROPOSAL 3: THE ADJOURNMENT PROPOSAL	75
DISSENTERS’ RIGHTS OF SHAREHOLDERS	76
MARKET PRICE AND DIVIDEND INFORMATION	78
HOUSEHOLDING	78
SHAREHOLDER PROPOSALS	78
WHERE YOU CAN FIND ADDITIONAL INFORMATION	79

ANNEXES
Annex A – Agreement and Plan of Merger, dated January 24, 2025, by and among Aptean, Inc., Update Merger Sub, Inc. and Logility Supply Chain Solutions, Inc.	A-1
Annex B – Opinion Letter of Lazard Frères & Co. LLC, dated January 22, 2025	B-1
Annex C – Article 13 of the Georgia Business Corporation Code	C-1

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LOGILITY SUPPLY CHAIN SOLUTIONS, INC.

470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
PROXY STATEMENT
This proxy statement contains information relating to a special meeting of shareholders (the “special meeting”) of Logility Supply Chain Solutions, Inc., which we refer to as “Logility,” the “Company,” “we,” “us” or “our.” The special meeting will be held on April 3, 2025, at 3:00 p.m. Eastern time, at Logility’s principal offices, located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board,” for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated March 4, 2025 and, together with the enclosed form of proxy card, is first being mailed to our shareholders on or about March 4, 2025.

SUMMARY TERM SHEET
This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 79.
The Parties
(page 16)
Logility Supply Chain Solutions, Inc. Logility is a leading provider of AI-first supply chain management solutions engineered to help organizations build sustainable digital supply chains that improve people’s lives and the world we live in. The Company’s approach is designed to reimagine supply chain planning by shifting away from traditional “what happened” processes to an AI-driven strategy that combines the power of humans and machines to predict and be ready for what’s coming. Logility’s fully integrated, end-to-end platform helps clients know faster, turn uncertainty into opportunity, and transform supply chain from a cost center to an engine for growth. With over 500 clients in 80 countries, the Company is headquartered in Atlanta, Georgia.
The Company common stock is listed on the Nasdaq Global Select Market under the symbol “LGTY.” Our principal executive office is located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, and our telephone number is (404) 261-4381.
Aptean, Inc. Aptean, Inc., which we refer to as “Aptean,” is a global provider of industry-specific software that helps manufacturers and distributors effectively run and grow their businesses. Aptean’s solutions and services help businesses of all sizes to be Ready for What’s Next, Now®. Aptean is headquartered in Alpharetta, Georgia and has offices in North America, Europe and Asia-Pacific. Aptean’s address is 4325 Alexander Drive, Suite 100, Alpharetta, Georgia, 30022, and its telephone number is (770) 351-9600.
Update Merger Sub, Inc. Update Merger Sub, Inc., which we refer to as “Merger Sub,” is a Georgia corporation and a wholly owned subsidiary of Aptean formed on January 21, 2025 solely for the purpose of effecting the merger. Upon the consummation of the merger, Merger Sub will cease to exist. Merger Sub’s address is 4325 Alexander Drive, Suite 100, Alpharetta, Georgia, 30022, and its telephone number is (770) 351-9600.
The Merger
(page 22)
The Company, Aptean and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” on January 24, 2025. A copy of the merger agreement is attached as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger.” The Company will survive the merger as a wholly owned subsidiary of Aptean. We refer to the merger and the other transactions contemplated by the merger agreement as the “transactions.”
Upon the consummation of the merger, each share of Company common stock, par value $0.10 per share, which we refer to as “Company common stock,” that is issued and outstanding immediately prior to the effective time of the merger, which we refer to as the “effective time” (other than shares owned by Logility as treasury stock, shares owned by any subsidiary of the Company, shares held by Aptean or Merger Sub or any of their wholly owned subsidiaries and shares owned by shareholders who are entitled to exercise, and have properly exercised dissenters’ rights under the Georgia Business Corporation Code, which we refer to as the “GBCC”), will be converted into the right to receive $14.30 in cash, without interest, which we refer to as the “merger consideration.”
The Special Meeting
(page 17)
Date, Time and Place. The special meeting will be held on April 3, 2025, at 3:00 p.m. Eastern time, at Logility’s principal offices, located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

Purpose. At the special meeting, you will be asked to, among other things, vote for the approval of the merger agreement, the nonbinding compensation proposal (as described below under “Questions and Answers About the Special Meeting and the Merger—What proposals will be considered at the special meeting?”) and, if necessary or appropriate, the adjournment proposal. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.
Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement
(page 18)
You may vote at the special meeting if you owned any shares of Company common stock at the close of business on March 3, 2025, the record date for the special meeting. As of the close of business on the record date, there were 33,689,059 shares of Company common stock outstanding and entitled to vote, held by 359 shareholders of record. You may cast one vote for each share of Company common stock that you held on the record date on each of the proposals presented in this proxy statement. The approval of the merger agreement by the Company’s shareholders requires the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon as of the record date.
Recommendation of the Board; Reasons for Recommending the Approval of the Merger Agreement
(page 33)
After careful consideration, the Board unanimously adopted the merger agreement and resolved to recommend that the Company’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
The Board has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement” beginning on page 33.
Opinion of Lazard
(page 38 and Annex B)
The Company retained Lazard Frères & Co. LLC, which we refer to as “Lazard,” as its financial advisor in connection with the merger. In connection with Lazard’s engagement, the Company requested that Lazard evaluate the fairness, from a financial point of view, to holders of shares of Company common stock (other than shares of Company common stock (i) held by the Company as a treasury share or by a subsidiary of the Company immediately prior to the effective time, (ii) held by Aptean or Merger Sub or any of their wholly owned subsidiaries immediately prior to the effective time or (iii) held by holders who are entitled to exercise, and properly exercise, dissenters’ rights with respect to their shares of Company common stock (such holders, collectively, the “excluded holders”)), of the merger consideration to be paid to such holders in the merger. On January 22, 2025, at a meeting of the Board, Lazard rendered to the Board its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated January 22, 2025, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, the merger consideration to be paid to the holders of Company common stock (other than the excluded holders) in the merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated January 22, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of Lazard’s written opinion. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement carefully and in their entirety.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinion of Lazard” beginning on page 38.
Certain Effects of the Merger
(page 45)
Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will survive the merger as a wholly owned subsidiary of Aptean.
Following the consummation of the merger, shares of Company common stock will no longer be listed on the Nasdaq Global Select Market, which we refer to as “Nasdaq,” or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated.
Effects on the Company if Merger is Not Completed
(page 46)
In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their shares of Company common stock, and shares of Company common stock will remain listed on Nasdaq.
Upon termination of the merger agreement under certain specified circumstances, the Company will be required to pay Aptean a termination fee of $24,500,000 (the “termination fee”). For a more complete description, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 70.
Treatment of Equity Awards
(page 47)
Outstanding equity awards will be treated as follows in connection with the merger, provided that any cash payment will be subject to applicable tax withholding and will not include interest:
Stock Options
As of the effective time, each outstanding and unexercised Company stock option granted under a Company equity incentive plan, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Company common stock subject to such Company stock option multiplied by (ii) the excess, if any, of the merger consideration over the applicable exercise price per share, provided that each outstanding and unexercised Company stock option that has an exercise price per share that is equal to or greater than the merger consideration will be cancelled for no consideration.
Restricted Stock Unit Awards
As of the effective time, each outstanding Company restricted stock unit granted under a Company equity incentive plan, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the merger consideration.
For more information, please see “The Merger—Treatment of Equity Awards” beginning on page 47.
Interests of Directors and Executive Officers in the Merger
(page 46)
Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 72. In addition to their interests in the merger as shareholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The Board was aware of and considered these interests, among other matters, in evaluating and reaching its decision to adopt the merger agreement and determining that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company’s shareholders, and in resolving to recommend that the Company’s shareholders vote to approve the merger agreement.
The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46.
Financing of the Merger
(page 46)
In connection with the execution of the merger agreement, Aptean has obtained a debt financing commitment letter, which was amended and restated as of February 14, 2025 (the “A&R Commitment Letter”), under its existing credit facility to finance the merger and the other transactions and to pay related fees and expenses (the “Financing”), subject to certain terms and conditions set forth in the A&R Commitment Letter. However, neither the Financing nor the availability of any funds or other financing to Aptean or any of its affiliates is a condition to the merger or the other transactions. For more information, please see the section of this proxy entitled “The Merger—Financing of the Merger” beginning on page 46.
Conditions to the Merger
(page 68)
Each party’s obligation to effect the merger is subject to the satisfaction at or prior to the effective time of the merger of each of the following conditions:
•
the approval of the merger agreement by the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon as of the record date;

•
(i) the waiting period (including any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act,” will have expired or been terminated, and (ii) the merger will have been approved by the Investment Security Unit pursuant to the United Kingdom – National Security and Investment Act (the “NSIA”);

•
(i) the absence of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any governmental entity preventing consummation of the merger and (ii) the absence of any law enacted or promulgated by any governmental entity of a competent jurisdiction which prohibits or makes illegal the consummation of the merger, in each case other than restraints or laws in jurisdictions that are immaterial to the business and operations of Aptean and the Company or that would have an immaterial effect on Aptean and the Company;

•
subject to certain materiality qualifiers and material adverse effect qualifiers, the accuracy of the respective representations and warranties of the Company, on the one hand, and Aptean and Merger Sub, on the other hand; and

•
performance in all material respects by the Company, on the one hand, and Aptean and Merger Sub, on the other hand of their respective covenants and agreements contained in the merger agreement to be performed or complied with prior to or on the closing date.

In addition, the obligation of Aptean and Merger Sub to consummate the merger is also subject to no Company material adverse effect (as defined below) occurring since the date of the merger agreement that is continuing as of the closing date.
Each party is also required to furnish a certificate, dated as of the closing date and signed on behalf of its duly authorized officer, to the effect that certain of the conditions described above have been satisfied.
At or prior to the effective time, the Company on the one hand and Aptean and Merger Sub on the other hand may waive any of the conditions to its respective obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law. For more information, please see the section of this proxy entitled “The Merger Agreement—Conditions to the Merger” beginning on page 68.
Regulatory Approvals
(page 64)
To complete the merger, the Company and Aptean must obtain certain authorizations, approvals or consents from certain governmental and regulatory authorities. The required regulatory approvals will be (i) expiration or termination of the waiting period (including any extension thereof) under the HSR Act and (ii) approval by the Investment Security Unit pursuant to the NSIA.
The Company and Aptean submitted their respective HSR Act filings on February 7, 2025. The waiting period under the HSR Act expires at 11:59 p.m. Eastern time on March 10, 2025, unless the waiting period is terminated prior to that date or extended in connection with a request for additional information.
On February 7, 2025, Aptean filed the requisite notification with the Investment Security Unit pursuant to the NSIA. The NSIA filing was accepted by the Investment Security Unit on February 13, 2025, and Aptean expects to receive approval by March 27, 2025, unless the merger is called in for a detailed national security review.
The merger agreement generally requires each party to use reasonable best efforts to obtain all approvals or waivers necessary to consummate the merger and defending any actions challenging the merger agreement or the merger, subject to certain limitations (as described under “The Merger Agreement—Reasonable Best Efforts; Regulatory Approval Matters”).
Subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated at or prior to July 24, 2025 (the “outside date”), provided, however, that Aptean may extend the outside date upon written notice to the Company at least three days prior to the outside date, until October 24, 2025 if, as of the outside date, all conditions have been satisfied other than the attainment of the regulatory approvals or if any laws are enacted, enforced or adopted or final governmental order is issued enjoining or otherwise prohibiting the consummation of the transactions (to the extent such restraint arises under any antitrust law). For more information, please see the section of this proxy entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 69.
No Solicitation by the Company
(page 61)
The merger agreement generally restricts the Company’s ability to solicit, initiate or knowingly facilitate or encourage alternative acquisition proposals. However, at any time prior to receipt of the approval of the merger agreement by the Company’s shareholders, the Company may provide information to and negotiate with third parties who submit an alternative acquisition proposal that the Board (or any authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes (or would reasonably be expected to lead to) a superior proposal (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”), provided that such alternative acquisition proposal did not result from a breach of the Company’s restrictions. Further, subject to certain limitations, at any time prior to receipt of the approval of the merger agreement by the Company’s shareholders, the Board may withdraw or change its recommendation of the merger in response to a superior proposal and the Company may terminate the merger agreement in order to enter into a definitive agreement with respect to such superior proposal, in accordance with the terms of the “no solicitation” provisions of the merger agreement, subject to the payment by the Company to Aptean of a termination fee of $24,500,000 (as described under “The Merger Agreement—Termination Fee”).
Termination of the Merger Agreement
(page 69)
The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:
•	by mutual written agreement of the Company and Aptean prior to the effective time;

•	by either the Company or Aptean:
○
if the closing has not occurred by the outside date (subject to Aptean’s right to extend the outside date under certain circumstances and conditions being satisfied), provided that such termination right will not be available to any party whose breach of the merger agreement (or, in the case of Aptean, the debt financing documents) has been the primary cause of the failure of the closing to occur on or before the outside date;

○
if any order, judgment, injunction, award, decree or writ is adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any governmental entity preventing consummation of the merger has become final and non-appealable, except that such termination right will not be available to any party whose breach of any obligation under the merger agreement has been the primary cause of the issuance of such governmental order;

○	if Company shareholder approval of the merger agreement is not obtained at a duly held shareholders meeting (including any adjournments or postponements thereof); or
○
for any breach of any covenant, representations or warranties on the part of the other party, which breach (i) would result in a failure of a condition to the obligation of the terminating party to consummate the merger and (ii) is not cured within the earlier of the outside date and 45 days following written notice thereof to the other party, except that such termination right will not be available to any party who is then in material breach of its representations and warranties or covenants contained in the merger agreement.

•	by the Company:
○
prior to the receipt of the Company shareholder approval to enter a definitive agreement with respect to a superior proposal, in accordance with the terms of the “no solicitation” provisions of the merger agreement, subject to the payment by the Company to Aptean of the termination fee (as described below under “The Merger Agreement—Termination Fee”); or

•	by Aptean:
○
prior to the special meeting, if (i) the Board has made a change of recommendation (including, without limitation, in connection with an intervening event) (as described below under “The Merger Agreement—Changes in the Board’s Recommendation”) or (ii) the Company has willfully and materially breached its obligations under the “no solicitation” provisions of the merger agreement.

Termination Fee
(page 70)
If the merger agreement is terminated under certain specified circumstances, the Company will be required to pay to Aptean a termination fee of $24,500,000.
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 70.
Dissenters’ Rights
(page 20 and Annex C)
Under the GBCC, any holder of record of Company common stock who objects to the merger, and who is entitled to exercise and properly exercises their dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value,” as may be determined to be due to such holder in accordance with the GBCC, for all (but not less than all) of their shares of Company common stock if the merger is completed, unless and until such holder effectively waives, fails to perfect or is otherwise no longer entitled to payment for such shares of Company common stock in accordance with the GBCC. See “Dissenters’ Rights of Shareholders” on page 76. A copy of Article 13 of the GBCC is attached as Annex C to this proxy statement.

Material U.S. Federal Income Tax Consequences
(page 51)
The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in the shares of Company common stock converted into cash pursuant to the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash pursuant to the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the merger to you.
You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a more complete discussion of the material U.S. federal income tax consequences of the merger.
Additional Information
(page 79)
You can find more information about the Company in the periodic reports and other information we file with the Securities and Exchange Commission (“SEC”). The information is available at our website at www.logility.com and the website maintained by the SEC at www.sec.gov. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find Additional Information” beginning on page 79.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. Accordingly, you should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On January 24, 2025, the Company entered into the merger agreement with Aptean and Merger Sub. You are receiving this proxy statement as a shareholder of the Company in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” beginning on page 10. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon as of the record date.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement, the special meeting and the matters to be voted on at the special meeting. The enclosed materials allow you to submit a proxy to vote your shares of Company common stock without attending the special meeting and to ensure that your shares of Company common stock are represented and voted at the special meeting.
Q:	As a shareholder, what will I receive in the merger?
A:	If the merger is completed, you will be entitled to receive $14.30 in cash, without interest, for each share of Company common stock that you own immediately prior to the effective time of the merger.
Q:	How does the merger consideration compare to the market price of Company common stock?
A:
This represents a premium of 26.3% over the Company’s closing share price of $11.32 on January 24, 2025 (the day on which the merger was announced, which announcement occurred after close of market on such day) and a premium of 28.3% over the Company’s 30-day volume-weighted average share price as of such date.

Q:	What are the U.S. federal income tax consequences of the merger?
A:
The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local or non-U.S. taxes.

Q:	What will happen to outstanding Company equity compensation awards in the merger?
A:
For information regarding the treatment of the Company’s equity compensation awards, please see the section of this proxy statement entitled “The Merger—Treatment of Equity Awards” beginning on page 47.

Q:	When and where is the special meeting of our shareholders?
A:	The special meeting will be held on April 3, 2025, at 3:00 p.m. Eastern time, at Logility’s principal offices, located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
If you are a shareholder of record as of the close of business on the record date and wish to attend the special meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 3, 2025 to be admitted to the special meeting.

If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the special meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the special meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the special meeting. You are, however, still welcome to attend the special meeting, but you must bring your most recent brokerage account statement showing that you owned Company common stock as of the record date along with valid picture identification to be admitted to the special meeting. You are advised that if you own shares in “street name” and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the special meeting and vote in person or legally appoint another proxy to vote on your behalf.
Q:	Who is entitled to vote at the special meeting?
A:
Only holders of record of Company common stock as of the close of business on March 3, 2025, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were 33,689,059 shares of Company common stock outstanding and entitled to vote, held by 359 shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, you will be asked to consider and vote on the following proposals:
•	a proposal to approve the merger agreement;
•
a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers (“NEOs”) in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal”; and

•
a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the “adjournment proposal.”

Q:	Why am I being asked to consider and vote on the nonbinding compensation proposal?
A:
Under Section 14A of the Exchange Act, the SEC requires the Company to conduct a nonbinding, advisory vote of shareholders regarding the compensation that may be paid or may become payable to the Company’s NEOs in connection with, or following, the consummation of the merger.

Q:	What will happen if the Company’s shareholders do not approve the nonbinding compensation proposal?
A:
Approval of the compensation that will or may become payable by the Company to its NEOs that is based on or otherwise relates to the transactions contemplated by the merger agreement is not a condition to the consummation of the merger. The vote is an advisory vote and will not be binding on the Company. The arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to approval.

Accordingly, if the merger agreement is approved by Company’s shareholders and the merger is consummated, such compensation will or may be paid to the Company’s NEOs regardless of the outcome of this advisory vote.
Q:	What constitutes a quorum for purposes of the special meeting?
A:
Pursuant to the Company’s amended and restated by-laws (the “bylaws”), the holders of a majority of the outstanding shares of Company common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the special meeting. On the record date, 33,689,059 shares of Company common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the special meeting. Shares represented by valid proxies received but marked as abstentions will be counted as present at the special meeting for purposes of establishing a quorum. If you are a beneficial owner of shares of Company common stock and fail to instruct your bank, broker or other nominee on how to vote your shares, your shares will not be counted as present at the special meeting for purposes of establishing a quorum, unless you attend the special meeting in person.
Q:	What is a “broker non-vote”?
A:
A “broker non-vote” results when a bank, broker or other nominee returns a valid proxy voting upon a proposal or proposals for which the applicable rules provide discretionary authority to vote thereon but do not vote on another particular proposal because they do not have discretionary authority to vote on such proposal and have not received specific voting instructions from the beneficial owner of such shares. The Company does not anticipate any “broker non-votes” at the special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented to Company shareholders at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions. If you are a beneficial owner of shares of Company common stock, failure to instruct your bank, broker or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the nonbinding compensation proposal or the adjournment proposal.

Q:	What vote of our shareholders is required to approve each of the proposals?
A:
The approval of the merger agreement requires the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon as of the record date. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.
The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present (either in person or represented by valid proxy) and entitled to vote at the special meeting. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, and failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.
Q:	How does the Board recommend that I vote?
A:	The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment proposal.
For a discussion of the factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement” beginning on page 33. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46.
Q:	How do the Company’s directors and executive officers intend to vote?
A:
The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 72.
Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?
A:
In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The Board was aware of and considered these interests, among other matters, in evaluating and reaching its decision to adopt the merger agreement and in determining that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company’s shareholders, and in resolving to recommend the Company’s shareholders vote to approve the merger agreement.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46.
Q:	What happens if I sell my shares of Company common stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	How do I cast my vote if I am a shareholder of record?
A:
If you are a shareholder with shares of Company common stock registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 18.

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the adjournment proposal.
Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?
A:
If you are a shareholder with shares of Company common stock held in “street name,” which means your shares are held in an account at a broker, you must follow the instructions from your broker in order to vote. Unless you follow those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?
A:
If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.
Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, and failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. If you are a shareholder of record, your proxy can be revoked in several ways:
•	by submitting a new vote by telephone or the Internet;
•	by delivering a written revocation to the Company’s Secretary at 470 East Paces Ferry Road, N.E., Atlanta, Georgia, 30305 prior to the special meeting;
•	by submitting another valid proxy bearing a later date that is received prior to the special meeting; or
•	by attending the special meeting and voting your shares in person.
However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a shareholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?
A:
No. Promptly after the effective time, each holder of record (other than through the Depository Trust Company) of (1) a certificate representing any Company common stock or (2) shares of Company common stock in non-certificated book-entry form, in each case that is entitled to receive the merger consideration, will be sent a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment upon surrender of your certificates (or affidavits of loss in lieu of certificates and such other customary documents as may be reasonably required by the paying agent), together with your duly executed letter of transmittal and any other documents requested in the instructions. You should not return your certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a certificate, and you will receive your cash payment after the paying agent has received your duly executed letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares of Company common stock?
A:
Yes. Under the GBCC, the holders of record of Company common stock are entitled to assert dissenters’ rights in connection with the merger, provided that they follow the procedures and satisfy the conditions set forth in Article 13 of the GBCC. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights of Shareholders” on page 76. A copy of Article 13 of the GBCC is attached as Annex C to this proxy statement. Failure to strictly comply with Article 13 of the GBCC will result in the loss of dissenters’ rights. We urge any shareholder of the Company who wishes to assert dissenters’ rights to read the statute carefully and consult with legal counsel before attempting to exercise dissenters’ rights.

Q:	When is the merger expected to be completed?
A:
We are working toward completing the merger as promptly as practicable. If the merger agreement is approved at the special meeting, we anticipate that the merger will be completed in the second quarter of calendar year 2025. However, because the merger cannot be completed until the conditions to closing (some of which, as described under “The Merger Agreement—Conditions to the Merger,” will not be determined until the closing date) are satisfied, we cannot assure completion by any particular date, if at all.

Q:	What effect will the merger have on the Company?
A:
If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will survive the merger as a wholly owned subsidiary of Aptean. Following such consummation of the merger, shares of Company common stock will no longer be listed on Nasdaq or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated.

Q:	What happens if the merger is not completed?
A:
In the event that the proposal to approve the merger agreement does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company and shareholders will continue to own their shares of Company common stock.

Upon termination of the merger agreement under certain specified circumstances, the Company will be required to pay Aptean a termination fee in cash of $24,500,000. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 70.
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of certain disclosure documents to shareholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Secretary, Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia, 30305. We will promptly send additional copies of this proxy statement upon receipt of any such request.
Q:	Who can help answer my questions?
A:
If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor for the special meeting, which we refer to as “Innisfree,” toll-free at (877) 800-5194 (banks and brokers may call (212) 750-5833).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements in this proxy statement that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such statements are based on management’s expectations as of the date they are made and are not guarantees of future results. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “anticipate,” “believe,” “continue,” “could,” “expect,” “may,” “should,” “intend,” “seek,” “estimate,” “plan,” “target,” “project,” “likely,” “will,” “future” or other similar words or phrases. These risks and uncertainties include, but are not limited to, factors such as: (i) the ability to obtain regulatory approval and meet other closing conditions to the proposed transaction, including obtaining approval of Logility’s shareholders, on the expected timeframe or at all; (ii) potential adverse reactions or changes to business relationships, operating results, financial results and the business generally resulting from the announcement, pendency or inability to complete the proposed transaction on the expected timeframe or at all; (iii) actual or threatened litigation relating to the proposed transaction or otherwise; (iv) the inability to retain key personnel, management or clients, or potential diminished productivity due to the impact of the proposed transaction on the Company’s current and prospective employees, key management, clients and other business partners; (v) risks related to diverting management’s attention from the Company’s ongoing business operations; (vi) unexpected delays, costs, charges, fees or expenses resulting from the proposed transaction or the assumption of undisclosed liabilities related thereto; (vii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (viii) the risk that the price of Company common stock may fluctuate during the pendency of the proposed transaction and may decline significantly if the proposed transaction is not completed; (ix) the ability to successfully integrate operations and employees and to realize anticipated benefits and synergies of the proposed transaction as rapidly or to the extent anticipated; (x) actions by competitors; (xi) general adverse economic, political, social and security conditions in the regions in which Logility and Aptean operate; and (xii) the other risks and uncertainties discussed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended January 31, 2025, and in other documents that the Company subsequently files from time to time with the SEC. Statements in this proxy statement that are “forward-looking” include, without limitation, statements about Aptean’s proposed transaction to acquire Logility (including the anticipated results, effects and timing of the proposed transaction). There can be no assurance that the transactions will in fact be consummated.
Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this proxy statement, as well as under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024 and Quarterly Report on Form 10-Q for the quarter ended January 31, 2025, and in other documents subsequently filed by the Company with the SEC. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. There also may be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from expectations.
All forward-looking statements speak only as of the date they are made, and the Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

THE PARTIES
Logility Supply Chain Solutions, Inc.
Logility is a leading provider of AI-first supply chain management solutions engineered to help organizations build sustainable digital supply chains that improve people’s lives and the world we live in. The Company’s approach is designed to reimagine supply chain planning by shifting away from traditional “what happened” processes to an AI-driven strategy that combines the power of humans and machines to predict and be ready for what’s coming. Logility’s fully integrated, end-to-end platform helps clients know faster, turn uncertainty into opportunity, and transform supply chain from a cost center to an engine for growth. With over 500 clients in 80 countries, the Company is headquartered in Atlanta, Georgia. Logility’s common stock is listed on the Nasdaq Global Select Market under the symbol “LGTY.” Logility’s address is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, and its telephone number is (404) 261-4381.
Aptean, Inc.
Aptean, Inc. is a global provider of industry-specific software that helps manufacturers and distributors effectively run and grow their businesses. Aptean’s solutions and services help businesses of all sizes to be Ready for What’s Next, Now®. Aptean is headquartered in Alpharetta, Georgia and has offices in North America, Europe and Asia-Pacific. Aptean’s address is 4325 Alexander Drive, Suite 100, Alpharetta, Georgia, 30022, and its telephone number is (770) 351-9600.
Update Merger Sub, Inc.
Update Merger Sub, Inc. is a Georgia corporation and a wholly owned subsidiary of Aptean formed on January 21, 2025 solely for the purpose of effecting the merger. Upon the consummation of the merger, Merger Sub will cease to exist. The address of Merger Sub is 4325 Alexander Drive, Suite 100, Atlanta, Georgia 30022, and its telephone number is (770) 351-9600.

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.
Date, Time and Place
The special meeting will be held on April 3, 2025 at 3:00 p.m. Eastern time, at Logility’s principal offices, located at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
If you are a shareholder of record and wish to attend the special meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 3, 2025 to be admitted to the special meeting.
If you hold your shares of Company common stock through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the special meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the special meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the special meeting. You are, however, still welcome to attend the special meeting, but you must bring your most recent brokerage account statement showing that you owned Company common stock as of the record date along with valid picture identification to be admitted to the special meeting. You are advised that if you own shares in “street name” and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the special meeting and vote in person or legally appoint another proxy to vote on your behalf.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•	to consider and vote on a proposal to approve the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 54);
•
to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s NEOs in connection with, or following, the consummation of the merger, which we refer to as the “nonbinding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46); and

•
to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.
Recommendation of the Board
The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company’s shareholders, unanimously adopted the merger agreement, directed that the merger agreement be submitted for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. For a discussion of the material factors that the Board considered in resolving to recommend that the Company’s shareholders vote to approve the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Approval of the Merger Agreement.”
The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the approval of the adjournment proposal.

Record Date and Shareholders Entitled to Vote
Only holders of record of Company common stock as of the close of business on March 3, 2025, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were 33,689,059 shares of Company common stock outstanding and entitled to vote, held by 359 shareholders of record. Each shareholder is entitled to one vote for each share of Company common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.
Quorum
Pursuant to the Company’s bylaws, the holders of a majority of the outstanding shares of Company common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the special meeting. Shares represented by valid proxies received but marked as abstentions will be counted as present at the special meeting for purposes of establishing a quorum. If you are a beneficial owner of shares of Company common stock and fail to instruct your bank, broker or other nominee on how to vote your shares, your shares will not be counted as present at the special meeting for purposes of establishing a quorum, unless you attend the special meeting in person.
Although it is not currently expected, the special meeting may be adjourned in the absence of a quorum by the affirmative vote of holders of a majority of the shares of Company common stock present and entitled to vote at the special meeting.
Even if a quorum is present, the special meeting could also be adjourned in order to provide more time to solicit additional proxies, if necessary or appropriate, in favor of approval of the merger agreement if sufficient votes are cast in favor of the adjournment proposal.
If the adjournment is for more than 30 days, or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the special meeting.
Vote Required
Approval of the Merger Agreement
The approval of the merger agreement requires the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock entitled to vote thereon as of the record date. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
Approval of the Nonbinding Compensation Proposal
The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast against the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.
Approval of the Adjournment of the Special Meeting
The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present (either in person or represented by valid proxy) and entitled to vote at the special meeting. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, and failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.
Voting Procedures
Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important and we encourage you to vote promptly.

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person, using one of the following three methods:
•	by telephone, by calling the toll-free number provided on your proxy card or voting instruction card in the United States or Canada on a touch-tone phone and following the recorded instructions;
•	by accessing the Internet website provided on your proxy card or voting instruction card and following the instructions on the website; or
•
by mail, by indicating your vote on each proxy card or voting instruction card you receive, and signing, dating and returning each proxy card or voting instruction card in the prepaid envelope that accompanied that proxy card or voting instruction card.

Telephone and Internet voting are available 24 hours a day. If you are the record holder of your shares or your shares are held in “street name”, then telephone and Internet voting will be accessible until 11:59 p.m. Eastern time on April 2, 2025.
Shareholders of the Company who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.
If you have any questions or need assistance voting your shares, please contact Innisfree, Logility’s proxy solicitor for the special meeting, toll-free at (877) 800-5194 (banks and brokers may call (212) 750-5833).
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement, the nonbinding compensation proposal and the adjournment proposal.
Revocation of Proxies
You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:
•	by entering a new vote by telephone or the Internet;
•	by delivering a written revocation to the Company’s Secretary at Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, prior to the special meeting;
•	by submitting another valid proxy bearing a later date that is received prior to the special meeting; or
•	by attending the special meeting and voting your shares in person.
However, if your shares are held in “street name” through a broker, nominee, fiduciary or other custodian, you must contact your broker, nominee, fiduciary or other custodian to determine how to revoke your proxy.
Voting in Person
If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s shareholders or their representatives. For holders of record of Company common stock, upon your arrival at the meeting location, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 3, 2025 to be admitted to the special meeting.

If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the special meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the special meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the special meeting. You are, however, still welcome to attend the special meeting, but you must bring your most recent brokerage account statement showing that you owned Company common stock as of the record date along with valid picture identification to be admitted to the special meeting. You are advised that if you own shares in “street name” and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the special meeting and vote in person or legally appoint another proxy to vote on your behalf.
Dissenters’ Rights
Under the GBCC, any holder of record of Company common stock who objects to the merger, and who is entitled to exercise and properly exercises their dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value,” as may be determined to be due to such holder in accordance with the GBCC, for all (but not less than all) of their shares of Company common stock if the merger is consummated, unless and until such holder effectively waives, fails to perfect or is otherwise no longer entitled to payment for such shares of Company common stock in accordance with the GBCC.
Tabulation of Votes
All votes will be tabulated by the inspector of elections appointed for the special meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
The Company will pay the costs of soliciting proxies from its shareholders. In addition to this mailing, proxies may be solicited by directors, officers or employees of the Company in person, by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Company has retained Innisfree to assist in the distribution and solicitation of proxies. The Company will pay Innisfree a fee of approximately $25,000, plus reasonable expenses, for these services.
The extent to which these proxy soliciting efforts will be undertaken depends entirely upon how promptly proxies are submitted.
You should submit your proxy without delay by mail, by telephone or via the Internet. The Company also reimburses brokers, nominees, fiduciaries or other custodians for their expenses in sending these materials to you and getting your voting instructions.
Anticipated Date of Completion of the Merger
We currently expect to complete the merger in the second quarter of calendar year 2025. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, some of which are outside of our control.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned in the absence of a quorum by the affirmative vote of holders of a majority of the shares of Company common stock present and entitled to vote at the special meeting.
Even if a quorum is present, the special meeting could also be adjourned in order to provide more time to solicit additional proxies, if necessary or appropriate, in favor of approval of the merger agreement if sufficient votes are cast in favor of the adjournment proposal.
If the adjournment is for more than 30 days, or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the special meeting.

Voting by Company Directors and Executive Officers
The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our shareholders as described in this proxy statement. Details of the beneficial ownership of Company common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 72. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46.
Assistance
If you have any questions or need assistance voting your shares, please contact Innisfree, the Company’s proxy solicitor for the special meeting, toll-free at (877) 800-5194 (banks and brokers may call (212) 750-5833).

THE MERGER
Overview
The Company is seeking the approval by its shareholders of the merger agreement the Company entered into on January 24, 2025 with Aptean and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Aptean. The Board has unanimously adopted the merger agreement, determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting and resolved to recommend that the Company’s shareholders vote to approve the merger agreement.
Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by Logility as treasury stock, shares owned by any subsidiary of the Company, shares held by Aptean or Merger Sub or any of their wholly owned subsidiaries and shares owned by shareholders who are entitled to exercise, and have properly exercised dissenters’ rights under the GBCC), will be automatically converted into the right to receive $14.30 in cash, without interest.
Background of the Merger
The following chronology summarizes the key events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the Board, Company management or the representatives of the Company, and other parties.
As part of their ongoing review of the Company’s business, in concert with the Company’s financial and legal advisors, the Board and Company management periodically review and evaluate the Company’s business and operations, long-term strategy, opportunities for organic growth and growth through acquisitions, capital structure, competitive position, historical performance, future prospects, and opportunities to increase shareholder value. These reviews have, from time to time, included discussions as to whether the Company should pursue various alternatives, including acquisitions or divestitures, a sale of the Company, continued execution on its strategy as a public company, and/or alternative capital allocation approaches. In such reviews, the Board and Company management consider, among other things, whether any potential alternative would enhance shareholder value and the potential benefits and risks of any such potential alternative.
On June 26, 2023, the Company received an unsolicited letter from a private equity firm (“Party A”) expressing an interest in acquiring all outstanding shares of Company common stock for a per share price between $14.00 and $15.00 in cash. The letter stated that Party A was prepared to fully finance the transaction using its current funds and that the transaction would not be contingent on receiving any third-party financing. Shares of Company common stock closed at a price of $10.34 per share on June 26, 2023.
Three days later, on June 29, 2023, the Company received an unsolicited letter from TA Associates Management, L.P. (“TA”), an affiliate of Aptean, indicating TA’s interest in acquiring all outstanding shares of Company common stock at a price of $20.00 per share. TA’s proposal indicated that the potential acquisition would be funded with equity from TA-managed equity funds and debt capital from third-party lenders. The letter stated that a definitive agreement would not include any financing condition or contingency. Shares of Company common stock closed at a price of $10.56 per share on June 29, 2023, down from its all-time high closing price of $32.74 on November 9, 2021 and its then 52-week high closing stock price of $18.89 on August 12, 2022. At such time, the Company had not provided any non-public information to either Party A or TA.
The Board met on June 28, 2023 to discuss, among other things, Party A’s proposal and again on July 5, 2023 to discuss, among other things, TA’s proposal. In each case, after robust discussions, the Board decided to reject each of Party A’s and TA’s proposals. During the June 28, 2023 and July 5, 2023 Board meetings, the Board expressed conviction that Company management’s strategic plan could yield greater value for shareholders and discussed the likelihood of achieving the Company’s strategic goals. The Board doubted the certainty of TA’s offer price, in particular. At that time, the Company was projecting revenues of $125 million in fiscal year 2024 as compared to revenues in fiscal year 2023 of $108.25 million. The Company was also actively exploring the acquisition of Garvis, a software company with potentially industry-leading artificial intelligence capabilities in demand forecasting, which the Company subsequently acquired on September 5, 2023. Further, the Company hoped to use the cash infusion from certain dispositions that the Company had been considering at such time to finance additional acquisitions and further grow the Company’s business. Given the Board’s confidence in the Company’s long-term stand-alone value at such time and their optimism regarding that year’s projections and Company management’s strategic plan, the Board declined to further entertain the offers from Party A or TA.
On February 21, 2024, James C. Edenfield, co-founder and former chief executive officer of the Company, announced his intent to retire from service as executive chairman and director of the Board and treasurer of the Company, effective immediately. The same day, the Board resolved to decrease the size of the board to eight members and appointed James B. Miller, Jr. as Chairman of the Board. The Board appointed Vincent Klinges, current chief financial officer of the Company, to serve as treasurer of the Company.
On April 11, 2024, the Company announced a plan to reclassify the Company’s dual-class common stock to eliminate all Class B common stock, par value $0.10 per share (the “Reclassification”). In support of the Reclassification, the Company entered into a Reclassification Agreement, dated April 10, 2024 (the “Reclassification Agreement”), with Mr. Edenfield, the beneficial owner of all issued and outstanding shares of Class B common stock. The Reclassification Agreement provided that, following the satisfaction of the conditions thereto, including shareholder approval, the Company would amend and restate its Amended and Restated Articles of Incorporation to provide for, among other things, each share of Class B common stock issued and outstanding being reclassified, exchanged and converted into 1.2 shares of the Company’s Class A common stock, par value $0.10 per share (which Class A common stock, immediately following the Reclassification, would be renamed as “common stock”). Subject to specified exceptions, Mr. Edenfield irrevocably and unconditionally agreed to vote all of his shares of Class B common stock at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”), representing approximately 37.1% of the combined voting power of the issued and outstanding Class A common stock and Class B common stock when voting together as a single class, in favor of approving any proposal submitted by the Board for shareholder approval, including but not limited to the proposed amendment and restatement of the Company’s Amended and Restated Articles of Incorporation and the Reclassification. Until the earlier of (x) the closing of the Reclassification or (y) the termination of the Reclassification Agreement, Mr. Edenfield irrevocably and unconditionally agreed to waive his right to nominate, directly or indirectly, any director nominees to be elected at the 2024 Annual Meeting as Class B directors on the Board.
As the Company reported on its fourth quarter earnings call held on June 6, 2024, the Company’s business model was in transition, continuing to move away from its on-premise software model and towards subscription-based revenue streams. While the Company’s subscription-based business was growing, with subscription fees up 10% from the 2023 fiscal year, overall revenue was falling. Fourth quarter total revenues fell to $25.4 million, a decrease of 5% compared to the same quarter of the 2023 fiscal year. Moreover, license fees decreased by 65% year-over-year in fiscal year 2024 after a 49% decrease from the 2022 to 2023 fiscal years.
On July 1, 2024, the Company filed its Annual Report for the fiscal year ended April 30, 2024. The report illustrated the failure of the Company’s common stock to follow the positive trajectory of the cumulative dollar returns of the NASDAQ Composite and NASDAQ Computer Index. Despite peaking at a cumulative dollar return of $169 in the fiscal year ended April 30, 2021, the Company’s stock had a cumulative dollar return of just $91 at the end of the fiscal year ended April 30, 2024.
On July 8, 2024, the Company filed a definitive proxy statement seeking a shareholder vote on the issues of director election, ratification of an independent accountant, executive compensation, adoption of a 2024 Equity Compensation Plan, the Reclassification, the indemnification of directors and officers, and a blank check preferred stock amendment.
Throughout the summer of 2024, the Board and management continued to evaluate the Company’s performance and prospects in light of the significant headwinds in the Company’s sales performance in conjunction with significant economic challenges faced by its manufacturer-heavy customer base at a macro-economic level. As of September 2024, the Institute for Supply Management’s Purchasing Manager’s Index had been in decline for 22 of the previous 23 months and was in its sixth consecutive month period of contraction.
On August 12, 2024, a nationally recognized investment bank (“Bank A”) presented to the Board on the current market, potential interest in the Company by strategic and finance-focused buyers, and certain strategic alternatives available to the Company. In particular, Bank A discussed its view of the Company’s lagging valuation, as compared to its peers, and discussed paths to accelerate growth. Bank A also reviewed the landscape of potential partners and discussed the heightened level of M&A activity in the supply chain management industry. A representative from the Company’s outside counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC discussed the Company’s potential adoption of a shareholder rights plan and associated fiduciary and statutory considerations in light of the risks inherent in eliminating the Company’s dual-class share structure.
The Board held a regularly scheduled Board meeting on August 20, 2024 at the Company’s headquarters in Atlanta, Georgia. Members of Company management were also present at the meeting. At the meeting, Company management presented on the Company’s activities in the first quarter of the 2025 fiscal year. After briefly adjourning to allow the Board and Company management to attend the Company’s annual shareholders’ meeting, the Board reconvened to implement the measures passed by the Company’s shareholders. The Company’s shareholders elected all eight director candidates: H. Allan Dow, W. Dennis Hogue, Thomas L. Newberry, V, Celena Matlock, Matthew G. McKenna, James B. Miller, Jr., Lizanne Thomas, and Nicole Wu. The Company’s shareholders also approved the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2025, compensation of the Company’s NEOs on an advisory basis, adoption of the 2024 Equity Compensation Plan, the Reclassification and associated amendments to the charter (which included amendments to give effect to a change in the Company’s name), and the charter amendment for indemnification of directors and officers. The proposed amendment to the Company’s charter to provide for blank check preferred stock was not approved by the Company’s shareholders. The Board also declared the issuance of a quarterly dividend and determined to delay changing the Company’s name until after the Reclassification was complete.
In an executive session held during the August 20, 2024 Board meeting, the Board discussed the improving market for mergers and acquisitions, risks associated with external factors that impact the Company’s performance, and internal execution risks, which could put the timing of maximizing shareholder value at risk. The Board also discussed whether the recently acquired companies in the Company’s market might warrant a market test for the shareholder value that could be created through a potential sale of the Company. The Board determined that all members should independently inform themselves and consider the options of continuing to execute the Company’s strategic plan versus pursuing a potential sale and decided to revisit the topic following the Audit Committee meeting on August 28, 2024.
On August 21, 2024, the Company announced that the Board had declared a quarterly dividend of $0.11 per share, payable on or around November 29, 2024 to the common stock shareholders of record as of the close of business on November 15, 2024.
On August 22, 2024, the Company issued a press release announcing its preliminary financial results for the first quarter of fiscal year 2025, ended July 31, 2024.
On August 28, 2024, the Board met in executive session to continue consideration of potential strategic transactions. After discussion, the Board unanimously resolved to explore a potential sale of the Company. The Board discussed potential outside counsel and financial advisors who could support the Board and the Company during a potential sale process. The Board discussed Jones Day’s nationally recognized expertise in the sale of public companies and unanimously directed the Company’s chief executive officer, Allan Dow, to contact Jones Day regarding its potential representation of the Company and to proceed with entering into an engagement letter with Jones Day. Further, the Board directed Mr. Dow to seek financial advisor recommendations from Jones Day for consideration in addition to those financial advisors that the Board and Company management had met with in the past.
On August 30, 2024, the Company released its quarterly report for the first quarter of fiscal year 2025, ended July 31, 2024. Revenues for the quarter were $26.2 million, representing an increase of 1% as compared to the first quarter of fiscal year 2024.
On September 5, 2024, the Company executed an engagement letter with Jones Day.
On September 12, 2024, the Company entered into a non-disclosure agreement with Lazard.

On September 18, 2024 and September 19, 2024, each of Lazard and a third nationally recognized investment bank (“Bank B”) presented to the Board on the current market, potential interest in the Company by strategic and finance-focused buyers, and certain strategic alternatives available to the Company.
After having met and entered into non-disclosure agreements with Bank A, Bank B and Lazard, the Board met on September 19, 2024 to select a financial advisor. Company management was also present at the Board meeting. The Board unanimously agreed that Lazard was the strongest candidate due to their extensive experience in the field, their deep subject matter expertise and their understanding of the Company’s business. After fulsome discussion, the Board directed Company management to retain Lazard as a financial advisor to the Board. Upon review and advice provided by Jones Day, the Company executed an engagement letter with Lazard on September 26, 2024.
On September 23, 2024, the Board executed a unanimous written consent approving an amendment to the Company’s Second Amended and Restated Articles of Incorporation changing the Company’s name to “Logility Supply Chain Solutions, Inc.” and also approved a change in the Company’s trading symbol on Nasdaq from “AMSWA” to “LGTY,” effective as of October 1, 2024.
On September 25, 2024, the Board executed a unanimous written consent amending and restating its Amended and Restated Bylaws. The amendment, among other things, reflected the elimination of dual-class stock pursuant to the Reclassification, added an advance notice provision setting forth procedural and disclosure requirements for shareholders seeking to nominate directors or propose certain other business at shareholder meetings, clarified the voting standard for actions other than the election of directors, allowed for written consent of shareholders, updated the indemnification provisions to align with the GBCC, and included a provision designating the Georgia State-Wide Business Court as the exclusive forum for certain litigation.
On September 30, 2024, representatives of Jones Day and Company management held an update session with the Board to remind the Board of their fiduciary duties in connection with the potential sale process and to provide a progress update on the materials being prepared by Company management, with the assistance of Lazard, to share with potential bidders. The Board asked Company management to establish a series of communications from time to time between meetings for the Board to receive updates and ask questions. Such calls were generally held on a weekly basis.
Effective October 1, 2024, the Company, then named “American Software, Inc.,” amended its Second Amended and Restated Articles of Incorporation to change its name to “Logility Supply Chain Solutions, Inc.” and changed its trading symbol on Nasdaq from “AMSWA” to “LGTY.”
Throughout October 2024, the Company discussed outreach to various potential counterparties with Lazard and Jones Day. During such time, the Company also collected various due diligence materials for purposes of populating a more fulsome virtual data room in the event that potential bidders were invited by the Company to enter the second round of bidding.
On October 16, 2024, during a communication between scheduled Board meetings, Mr. Dow provided the Board with a list of potential acquirors that Lazard would contact on behalf of the Company to determine if they were interested in participating in the sale process. The list included a total of 29 potential acquirors, including both strategic and financial prospects. After reviewing the list and considering competitive sensitivities with certain acquirors on the list, the Board agreed upon a revised version of the list.
On October 21, 2024, at the Board’s direction, Lazard commenced outreach to the revised list of potential acquirors agreed upon by the Board and Company management, which included both financial sponsors and strategic parties and specifically included both TA and Party A due to their prior expressed interest in the Company.
On October 24, 2024, a representative of 2717 Partners emailed Mr. Klinges, sharing 2717 Partners’ perspectives on the Company’s financial initiatives and requesting a call with Mr. Klinges. Mr. Klinges had previously met with a representative of 2717 Partners on August 31, 2024, per the representative’s request for a meeting to discuss the Company’s strategy and prospects. Mr. Klinges reminded 2717 Partners that the Company was in its quiet period in connection with the close of its fiscal quarter and that they could connect afterwards.
On October 30, 2024, a private equity sponsor (“Party B”) contacted Mr. Dow to express its interest in a possible investment in the Company. The Company determined, on the advice of Lazard, to include Party B in the potential sale process, given Party B’s fund size and investment thesis. At the Board’s direction, a representative of Lazard connected with Party B the same day. The parties signed a non-disclosure agreement on November 5, 2024, which contained customary “standstill” provisions and customary fall-away terms upon the Company’s entry into a definitive agreement with an unaffiliated third party.
Between October 21, 2024 and November 29, 2024, the Company executed non-disclosure agreements with 28 potential counterparties, including, on November 7, 2024, with TA, who was, at such time, exploring the potential strategic opportunity on behalf of both itself and Aptean. The non-disclosure agreement between the Company and TA was amended on November 20, 2024, to provide that Aptean shall be expressly deemed an affiliate of TA for purposes of the non-disclosure agreement and thus a permitted recipient of information shared thereunder. Each of these non-disclosure agreements contained customary “standstill” provisions and fall-away terms upon the Company’s entry into a definitive agreement with an unaffiliated third party. Each of these non-disclosure agreements also did not include any provisions prohibiting the bidders from making any request that the Company waive its standstill provision. After executing a non-disclosure agreement with the Company, each potential bidder was given access to the first round virtual data room, which contained a confidential information memorandum and certain limited data and information regarding the Company.
Between November 4, 2024 and November 29, 2024, representatives of Lazard and Company management held initial presentations with 27 potential counterparties, including with TA on November 8, 2024. During this time, Company management also addressed follow-up information requests from these potential counterparties, with the assistance of representatives of Lazard.
On November 7, 2024, Lazard received an unsolicited request to participate in the potential sales process from a supply chain information network (“Party C”). However, on November 8, 2024, the majority owner of Party C indicated to Lazard that Party C did not have the capability to make an acquisition of this size at that time.
On November 13, 2024, the Board held a special meeting. Present at the meeting were representatives of Lazard and Jones Day, in addition to Mr. Klinges and Mark Grant, the Company's general counsel. At the meeting, representatives of Lazard discussed with the Board the status of outreach to potential bidders. Lazard and the Board discussed the 21 potential bidders who remained engaged in the process and Lazard shared feedback from parties who had declined to continue participating. A representative from Jones Day then reviewed the terms of an auction draft of a merger agreement and the implications of such terms. The Board then met in executive session.
On November 20, 2024, the Board held a regularly scheduled meeting. Members of Company management were present. Mr. Klinges updated the Board on the financial performance of the Company in the second quarter of the 2025 fiscal year, ended October 31, 2024. The Board discussed and declared a quarterly dividend of $0.11 per share to be paid at the close of business on February 21, 2025, to the common stock shareholders of record as of February 7, 2025. The Board also resolved to approve retention bonus agreements for four key employees, which, on January 17, 2025, the Board adjusted and reallocated among eight total employees after additional employees were included in the diligence process.
On November 21, 2024, the Company issued a press release announcing its preliminary financial results for the second quarter of fiscal year 2025.
An initial bid process letter was distributed to 18 counterparties on or around November 21, 2024, inviting initial indications of interest by December 5, 2024.
On November 22, 2024, a representative of 2717 Partners emailed Mr. Klinges to follow-up on an email sent in October 2024. Given the progress in the sale process, Mr. Klinges did not respond to this outreach.
On December 2, 2024, Messrs. Dow and Klinges met with representatives of Aptean and TA to provide an introduction to Company management and an overview of the Company’s business activities and financial performance.
On December 4, 2024, Lazard received an unsolicited request to participate in the sale process from a competitor of the Company (“Party D”).
On the initial bid deadline of December 5, 2024, the Company received six indications of interest. Bids ranged between $12.00 and $16.16 per share.

On December 5, 2024, the Company received an email from a representative of PlumTree Capital Limited (“PlumTree”), an investment broker, conveying an unnamed investor’s interest in making an investment of up to $73 million in the Company. At this time, given the progress made in the sale process, the Company decided not to engage in discussions regarding the potential investment. The Company had also received outreach from PlumTree in the past, including before it had retained Lazard and Jones Day to explore a sale process, regarding the Company’s interest in a potential strategic disposition of certain portions of the Company’s business and a proposed debt financing arrangement. The Company had decided not to engage in further discussions with PlumTree regarding such proposed transactions given the Company’s then current disposition strategy and financing needs.
On December 6, 2024, representatives of TA indicated to Lazard that Aptean was planning to submit a bid valuing the Company at an enterprise value of approximately $350 million. Based on the Company’s balance sheet and fully-diluted shares outstanding data that the Company had provided to bidders, such indication implied a price per share of approximately $12.77.
On December 6, 2024, the Board held a special meeting. Representatives of Lazard and Jones Day and members of Company management were present. Representatives of Lazard summarized the indications of interest submitted by seven interested parties, including the verbal offer from TA on behalf of Aptean, and relayed the feedback Lazard had received from those parties that had participated in the process but elected not to submit a bid. The Board asked various questions about such feedback, the bids, and Lazard’s perspective on the bids. The initial bids from parties, other than TA and Aptean, were as follows:
The Company received preliminary nonbinding indications of interest from two enterprise planning companies backed by the same financial sponsor (such party, “Party E”), both of which were subject to additional due diligence. Each of the bids proposed a price of $12.00 to $13.00 per share.
A private equity firm submitted a nonbinding proposal indicating a price of $12.00 to $13.00 per share, subject to additional due diligence. The proposal suggested that an entity would be formed to acquire the Company and the resulting entity would include a potential minority rollover position from the Company’s existing shareholders.
A private equity firm (“Party F”) submitted a nonbinding indication of interest proposing to acquire the Company for $16.16 per share, subject to additional due diligence.
Party B submitted a preliminary, nonbinding indication of interest with a per share price range of $14.50 to $15.25, subject to additional due diligence.
A private equity firm submitted a nonbinding offer to acquire the Company for $12.00 to $12.50 per share, subject to additional due diligence. The offer indicated that “a significant portion of the equity of the Company” would be allocated to a management incentive plan, in which Company management could continue to participate post-closing.
On December 7, 2024, the Company received an indication of interest from an investment firm (“Party G”), which indicated a potential purchase price of $12.25 to $12.75. The preliminary bid invited existing investors, management and employees to rollover a portion of their equity positions into the resulting entity.
On December 8, 2024, Aptean submitted a written indication of interest, which valued the Company at a stated enterprise value range of $350 million to $360 million. Based on the Company’s balance sheet and fully-diluted shares outstanding data that the Company had provided to bidders, such indication implied a price per share range of approximately $12.77 to $13.04.
On December 9, 2024, 2717 Partners sent a letter to the Company asserting that the Board should form a special committee and retain an investment bank to explore strategic alternatives for the Company (the “2717 Letter”). Specifically, the letter stated that the Company had underperformed compared to its proxy peers, comparable companies, the NASDAQ Computer Index, and the Russell 2000 Index, that the Company was not suited for the public markets and that value creation for shareholders was attainable through a go-private transaction. 2717 Partners publicly published the 2717 Letter on the same day.
Later on December 9, 2024, the Board held a special meeting. Representatives from Lazard and Jones Day, as well as Company management, were present. The Board discussed the 2717 Letter and potential alternative responses. Following that discussion, representatives of Lazard reviewed the bids received, including two additional written offers, which arrived after the December 6, 2024 special Board meeting. Among the additional offers was a written offer from Aptean. During such discussion, Lazard also discussed with the Board certain preliminary valuation analyses of the Company, as well as other information relevant to the bids. Board members asked questions about the bids and the different valuation methodologies. Following that discussion, the Board met in executive session with its advisors.
On December 10, 2024, the Board reconvened. Representatives from Lazard and Jones Day, as well as Company management, were present. Among the topics discussed were the 2717 Letter and an anticipated news report by a Reuters journalist about the Company. The Board authorized the Company to issue external responses and internal communications to employees regarding both issues.
Next during the Board meeting, representatives of Lazard reviewed the status of the Company’s sale process and discussed the potential next phase thereof, if the Board determined to continue the sale process. Board members asked questions and discussed the ideal quantities and qualities of bidders to move forward in the sale process, any issues that had been revealed in gathering data for a virtual data room, and about the bids themselves. The Board then discussed potential execution risks if the Board did not continue the sale process and solicited feedback from the Company management team. The Board unanimously supported continuing the sale process.
The Board then sought guidance during the Board meeting from its advisors on how to narrow the pool of bidders advancing to the next round of bidding. In addition to the two highest bidders, Party B and Party F, who had proposed bids between $14.50 and $16.16 per share, the Board was presented with a six-bid cluster priced between $12.00 and approximately $13.00 per share. The Board ultimately decided, following consultation with its advisors, to invite four potential bidders, Party B, Party F, Party E and Aptean, to the next round in order to keep competitive pressure within the bidder pool and to mitigate the risk of bidder attrition while minimizing the burden of supplemental diligence requests and management meetings imposed on Company management, whose primary focus continued to be operating the Company in the ordinary course. After discussing how to solicit the highest possible bid prices, the Board directed Lazard to communicate to Aptean and Party E that they could only continue in the bid process if they raised their bids to at least $14.00 per share, and that their bids would not be winning bids, even at that price. The Board directed Lazard to communicate to the other bidders that they would not be invited to continue participation due to their low bid prices and to gauge how those bidders responded, which could potentially include raising their bids.
Later on December 10, 2024, the Company issued a press release in response to the 2717 Letter.
On December 11, 2024, Reuters published an article claiming that the Company was in a sale process. An updated publication of the Reuters article reported that the Company’s shares increased nearly 11% in price to touch a 52-week high after Reuters had reported on the sale process on December 11, 2024.
The same day, Lazard received an unsolicited request to participate in the sale process from an enterprise information management company (“Party H”), and the Board received a letter from Cove Street Capital, a minority investor in the Company. The letter, a follow-up to the 2717 Letter, asserted that the Board should form a special committee, retain an investment banker and explore strategic alternatives.
Also on December 11, 2024, Aptean submitted a revised offer of $14.00 to $14.20 in cash per share and was invited into second round diligence. On December 12, 2024, Party E verbally raised its bid to $14.00 in cash per share.
At the Board’s direction, Lazard subsequently invited Aptean, Party E, Party F, and Party B to access the second round virtual data room, containing customary due diligence materials, which access was provided to such parties between December 10, 2024 and December 12, 2024. The second round virtual data room also contained an auction draft of the merger agreement, which was made available to remaining bidders on December 19, 2024. Between December 10, 2024 and January 17, 2025, the Company actively responded to written due diligence requests from Aptean, Party B, Party E, and Party F.
On December 12, 2024, Party D sent a follow-up request to Lazard to participate in the process.
On December 13, 2024, Lazard received an unsolicited request to participate in the process from a portfolio company of a private equity firm, which operated in a similar space as the Company. The private equity sponsor and its portfolio company are collectively referred to as “Party I.”

On December 16, 2024, Gumshoe Capital Management LLC (“Gumshoe”) reached out to Messrs. Dow and Klinges to request a meeting that week. Gumshoe’s outreach indicated that it was not looking to discuss the potential rumors of a sale process but rather wished to ask certain questions regarding the business. Gumshoe indicated that it owned approximately 2% of the Company’s outstanding common stock.
Also on December 16, 2024, the Board met to discuss the three inbound requests to participate in the sale process from Party D, Party H, and Party I, as well as the additional outreach received from Cove Street Capital and Gumshoe. Representatives of Lazard summarized the new inbound requests, and the Board asked questions and discussed how to respond to each party. Following discussion of the inbound requests from Party D and Party H, the Board expressed skepticism as to whether such parties would ultimately be willing or able to pay a premium to acquire the Company, and, in light of such concerns and certain competitive sensitivities, the Board determined not to extend an offer to either Party D or Party H to join the process. Representatives of Lazard noted the high level of interest that Party I had expressed regarding the Company, and following discussion with the Board of Party I’s potential ability to pay a differentiated premium, the Board determined to allow Party I to participate in the process.
Then, a representative of Jones Day discussed the Cove Street Capital letter received by the Company on December 11, 2024. Given the progress in the sale process, both Jones Day and Lazard recommended not responding to Cove Street Capital beyond acknowledging receipt of the letter. Mr. Dow also discussed the email he had received from Gumshoe earlier that day. The Board discussed the communications with Jones Day and Lazard and directed Mr. Dow not to respond to either outreach and instead remain focused on the sale process and executing the Company’s strategic plan.
On December 17, 2024, Party G indicated that it would raise its bid to $14.00 in cash per share. On December 18, 2024, Company management instructed Lazard to provide Party G access to the second round virtual data room.
On December 18, 2024, the Company executed a non-disclosure agreement with Party I’s portfolio company, which was substantially similar to the non-disclosure agreements executed with the other bidders. Also on December 18, 2024, Lazard received an unsolicited request to participate in the sale process from a private equity firm; however, such private equity firm did not engage further after such initial request.
On December 19, 2024, Gumshoe sent a letter (the “Gumshoe Letter”) to a select group of the Company’s directors and officers and also noted that Gumshoe had acquired an additional 100,000 shares of the Company’s common stock. The letter expressed concerns that the Company was not maximizing the Company’s value in the public markets and encouraged the Company to pursue a sale.
Later on December 19, 2024, Mr. Klinges spoke with a representative of a private equity firm (“Party J”) by telephone, who requested that they be allowed to contact Lazard. On December 23, 2024, at the Board’s direction, a representative of Lazard spoke with the same Party J representative to assess whether Party J would be willing to participate in the sale process. However, Party J informed Lazard that Party J continued to be interested in only potential carve-out transactions, rather than a full acquisition of the Company, and that their maximum purchasable enterprise value was $250 million, which was well below the Company’s current enterprise value at such time.
On December 20, 2024 and January 21, 2025, a representative from a private equity firm (“Party K”) contacted Mr. Grant by email. The Party K representative noted that Party K was a $250 million fund interested in a potential carve-out transaction. Given the Company’s market capitalization and the Board’s belief that a carve-out transaction could not deliver greater value to the Company’s shareholders than a potential sale of the Company, Mr. Grant declined to respond to Party K.
On December 23, 2024, Company management sent the Gumshoe Letter to all members of the Board. Likewise, on December 23, 2024, Mr. Dow informed the Board about Party J’s interest. Following consultation with the Board’s advisors, the Board determined to offer Gumshoe a “listen-only” meeting with Mr. Dow.
On December 24, 2024, Party I submitted a preliminary indication of interest designating a price per share range of $13.00 and $15.00, with such purchase price to be funded through a combination of debt and cash on hand. In light of the low-end of such a price range, and at the Board’s direction, Lazard communicated to Party I that, at such time, the Board would not consider bidders who were not willing to pay a per share price of at least $14.00. Party I ultimately did not submit another bid and, on January 14, 2025, Party I formally informed representatives of Lazard that Party I was no longer interested in potentially acquiring the Company.
On December 26, 2024, a bid process letter was distributed to all active bidders inviting final offers by January 16, 2025.
On December 27, 2024, representatives of Party F and its counsel met with Jones Day and Mr. Grant to discuss legal due diligence matters.
On January 3, 2025, Mr. Dow emailed representatives of Gumshoe to remind them that the Company’s third fiscal quarter ends on January 31, 2025 and to offer a call. Gumshoe wrote Mr. Dow back on January 6, acknowledging receipt, and then again on January 8, 2025, requesting a meeting with the independent Board members. On January 10, 2025, a representative of Gumshoe left voicemails for Messrs. Dow and Klinges requesting a reply. The representative also emailed Messrs. Dow and Klinges on January 10, 2025, requesting a call and requesting permission to reach out to the Board’s Compensation Committee chair.
On January 8, 2025, representatives of Party E met telephonically with representatives of Jones Day and Mr. Grant to discuss legal due diligence matters. Later the same day, calls between representatives of Aptean and Aptean’s legal and tax advisors and representatives of the Company, Jones Day, Lazard and Forvis Mazars, as applicable, were held via video conference to discuss legal due diligence matters and tax due diligence matters.
On January 9, 2025, representatives of Aptean and Aptean’s financial due diligence advisor met via video conference with representatives of the Company and Lazard to discuss financial due diligence matters.
On January 12, 2025, an auction draft of the Company disclosure letter was provided to active bidders in the virtual data room.
On January 14, 2025, a director of M&A at a strategic acquirer of vertical software companies (“Party L”) emailed Mr. Klinges, inquiring about the possibility of acquiring the Company. Company management sought advice from Lazard and Jones Day regarding its response. After considering the advice of Lazard and Jones Day, Company management determined that Party L was likely to be too small to be considered a viable acquiror of the Company. As such, Mr. Klinges did not respond to Party L. Party L followed up by email on January 16, 2025 and January 21, 2025. On January 17, 2025, during the scheduled Board meeting, Mr. Grant informed the Board of Party L’s interest.
On January 15, 2025, Mr. Klinges met via video conference with representatives of Aptean and Aptean’s tax advisors to discuss international tax due diligence matters, and, later on the same day, Company management, including Messrs. Dow and Klinges, met with representatives of Aptean in person to provide an overview of the Company’s business, including sales and marketing strategy, research and development, general financial results and strategic priorities.
Additionally, on January 15, 2025, Kevin Liu, the Company’s external Investor Relations representative, received a call from Cannell Capital, requesting a call with Mr. Dow or Mr. Klinges on January 16, 2025. The Company informed Cannell Capital that the team would not be available to talk until February 2025, after the end of the Company’s current fiscal quarter.
On January 16, 2025, trading of the Company’s stock closed at a per share price of $11.05.
On January 17, 2025, the Company received nonbinding letters of intent from two bidders: (1) Aptean and (2) Party F. Party E had informed Lazard that, if it were to submit a final bid, it would only be willing to do so at a price lower than $12.00 per share, but did not formally submit any such offer at such time. The mark-ups of the auction draft of the merger agreement submitted by both Aptean’s and Party F’s with their respective bids, among other things, retained a termination fee of 5% of equity value, did not include a reverse termination fee and limited the efforts required to obtain regulatory approval. Party F’s offer indicated a per share purchase price of $12.00, to be financed through a combination of equity and debt sources, but with no financing contingency. The offer reflected an approximately 9% premium to the Company’s closing share price on January 16, 2025. The offer cited remaining due diligence items and sought a two-week exclusivity period during which to finalize diligence and enter a binding agreement, which would extend automatically on a weekly basis if discussions were ongoing in good faith. Aptean’s offer included a per share price of $14.30, an approximately 29% premium to the Company’s closing share price on

January 16, 2025 and an increase from their preliminary bid range of $14.00 to 14.20. The Aptean proposal also contained a draft debt commitment letter, but with no financing contingency, and contemplated a seven-day exclusivity period to complete remaining due diligence and enter into a definitive agreement, with an automatic extension of up to seven days if negotiations were continuing in good faith.
Later on January 17, 2025, the Board convened a meeting. Members of Company management, as well as representatives of Lazard and Jones Day, were in attendance. The meeting began with a presentation from management on the Company’s business activity in the third quarter of the 2025 fiscal year. Next, representatives of Lazard reviewed the bids received to date and responded to questions from the Board, including with respect to Aptean’s proposed financing of the transaction.
After reminding the Board of its fiduciary duties, representatives of Jones Day presented on the material terms of Aptean’s and Party F’s respective offers, which had both been accompanied by a mark-up of the auction draft of the merger agreement. The Board discussed the potential execution risk associated with proceeding down the path of a sale, including specifically as to each of the Aptean and Party F offers. The Board asked Company management questions regarding the stand-alone value of the Company, including its likelihood of achieving forecasted results. Company management expressed potential doubt about the Company’s ability to achieve its stated goals. Further, Company management indicated that, in their view, the Company was unlikely to achieve a stand-alone valuation equivalent to Aptean’s enterprise valuation within the upcoming four to five years.
Following a robust discussion with its financial and legal advisors, the Board entered an executive session with all Board members, except for Mr. Dow. Representatives of Jones Day and Lazard were also present. Among other topics, the Board discussed the value to shareholders of the present bids, the risks inherent to shareholders with an independent pursuit of its financial targets, execution risks associated with a proposed transaction, and whether there was a potential to receive further increased offers if the sale process was extended. Representatives of Jones Day reminded the Board that the Aptean mark-up of the auction draft of the merger agreement contained a provision permitting the Board to entertain an unsolicited superior proposal in accordance with the terms set forth therein as required by the Board’s fiduciary duties. A consensus emerged among the Board that the Aptean proposal was preferable to that of Party F’s offer given the substantial premium to current and expected future share price and the Board’s view that such proposal from Aptean would offer substantial value to shareholders above that of continuation as a stand-alone public company.
The Board then entered a second executive session, without representatives of Jones Day or Lazard present and once again without Mr. Dow given his position as a member of Company management. After discussion, the Board unanimously voted to proceed with Aptean’s offer and authorized its advisors to negotiate an exclusivity arrangement with Aptean which provided for a five-day exclusivity period. The Board also discussed and approved adjustments to previously approved retention bonuses to employees, with one-half of each retention bonus to be paid upon the closing of a sale transaction and one-half to be paid six months after such closing or, if earlier, immediately upon involuntary termination of the employee’s employment with the Company if without cause. The Board approved retention bonuses to the following individuals in the amounts indicated parenthetically: Tricia Brenn ($50,000), Jordan Brough ($75,000), Mark Grant ($200,000), Nancy Haines ($75,000), Kevin McInturff ($100,000), Ray Redden ($75,000), Bryan Sell ($100,000), and Sumayyah Muhammad ($50,000).
The full Board including Mr. Dow, rejoined by Company management and representatives from Lazard and Jones Day, reconvened to convey its instruction to its financial and legal advisors to pursue an acquisition of the Company by Aptean, subject to final Board approval. However, prior to entering into exclusivity with Aptean, the Board also instructed Lazard to reach out to Party F to convey its disappointment at its low offer and to request that Party F submit a higher bid.
Mr. Grant further noted that Mr. Klinges had previously received outreach from Party L regarding a possible transaction. Following discussion, including doubts regarding Party L’s ability to pay for and consummate a transaction with the Company in light of its size and ability to pay, and considering the views of Lazard regarding the same, the Board determined that Party L would likely not be able to provide adequate value to the Company’s shareholders and therefore did not represent a viable transaction counterparty. Following a recitation of its determinations on retention bonuses, the meeting was adjourned.
On January 18, 2025, at the direction of the Board, a representative of Lazard contacted Party F to convey the Board’s message, including to request that Party F submit a higher offer from a financial perspective.

Party F responded that it could only increase its offer incrementally. In accordance with the Board’s directives, a representative of Lazard then contacted Aptean to communicate the Board’s intent to pursue Aptean’s offer and to offer an exclusivity period of five days. After negotiation facilitated by the parties’ respective legal advisors, Aptean and the Company entered into an exclusivity agreement with a five-day exclusivity period.
Between January 16, 2025 and January 24, 2025, Lazard received three additional unsolicited requests to participate in the process, from a private equity fund, a private equity-backed enterprise resource planning company and an investment bank purporting to represent a European strategic acquiror. In light of the timing of the inbound requests, the first of which was received the day before the Board determined to enter into exclusivity with Aptean and the latter two of which were received on the day the Company entered into the merger agreement with Aptean, the Company did not engage with such parties.
Between January 18, 2025 and January 24, 2025, the Company, Aptean, and their respective advisors finalized negotiation of the merger agreement, substantially consistent with the agreement as to material terms that was reached on January 22, 2025 and subject to the final approval of each party’s board of directors. During the same period of time, the parties and their respective advisors finalized negotiation of related materials in connection with the announcement of the transaction.
On January 20, 2025, Mr. Dow and representatives of Aptean met via videoconference to discuss customer and product strategy.
On January 21, 2025, Messrs. Dow and McInturff and Ms. Brenn and representatives of Aptean met via videoconference to discuss the Company’s human resources policies and personnel and the Company’s technology and product architecture.
Also on January 21, 2025, Lazard provided the Board with certain information regarding their material investment banking relationships with Aptean and its known affiliates during the prior approximately two-year period.
On the evening of January 22, 2025, the Board convened a special meeting to discuss the material terms of the merger agreement. Representatives of Lazard reviewed with the Board financial analyses of the $14.30 per share bid price. Following such discussion, Lazard orally rendered its opinion, confirmed by delivery of a written opinion dated January 22, 2025, to the Board, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, as set forth therein, the $14.30 per share in cash to be paid to the holders of shares of Company common stock (other than shares of Company common stock (i) held by the Company as a treasury share or by a subsidiary of the Company immediately prior to the effective time, (ii) held by Aptean or Merger Sub or any of their wholly owned subsidiaries immediately prior to the effective time or (iii) held by holders who are entitled to exercise, and properly exercise, dissenters’ rights with respect to their shares of Company common stock) pursuant to the merger agreement was fair, from a financial point of view, to such holders. A representative of Jones Day then discussed the Board’s fiduciary duties, including its lack of obligation to enter into any transaction and its option to instead continue the Company’s operations as a going concern. Jones Day’s representative then provided his opinion that the Board had run a robust sale process, which maximized the Company’s current value. Jones Day’s representative also noted the immateriality of certain open issues in the merger agreement and provided his assessment of the current merger agreement draft as substantially complete and informed the Board that he believed the current draft could be approved as-is. He then advised management of best practices for dealing with the “no-shop” provisions and interim operating covenants of the merger agreement. Following the presentation from Jones Day, the Board meeting was briefly adjourned to permit a meeting of the Compensation Committee to be convened.
The Board’s Compensation Committee then convened a meeting, at which all three committee members were present. The committee members considered the effects of the acceleration and early vesting of options to purchase Company common stock and restricted stock units which had been awarded to non-employee directors, executive officers, and certain other service providers of the Company under the American Software, Inc. 2011 Compensation Plan, American Software, Inc. 2020 Compensation Plan and American Software, Inc. 2024 Compensation Plan. The Compensation Committee passed resolutions approving such acceleration.
The Board then reconvened the Board meeting, joined by Company management and its advisors from Lazard and Jones Day. Following an extensive and thorough review of the factors discussed and considered by the Board, including those discussed below in “—Reasons for Recommending the Approval of the Merger Agreement,” the Board

unanimously determined that the merger agreement and transactions contemplated thereby were fair to and in the best interests of the Company and its shareholders, approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the proposed transaction, and resolved to unanimously recommend approval of the transaction by the shareholders of the Company upon the terms and subject to the conditions set forth in the merger agreement. The Board authorized Mr. Dow to assent, on behalf of the Board and the Company, to the final resolution of any open terms of the merger agreement.
On January 24, 2025, Aptean’s chief executive officer spoke with Mr. Dow. During this conversation, Aptean’s chief executive officer expressed Aptean’s desire for Mr. Dow to remain with the Company following consummation of the merger and discussed Mr. Dow’s potential future with the Company. At no point during this conversation was a formal offer of employment made by Aptean to Mr. Dow.
On the afternoon of January 24, 2025, Aptean’s board of directors met and approved the merger agreement.
After the close of trading on January 24, 2025, the Company, Aptean, and Merger Sub entered into the merger agreement and the debt commitment letter and related fee letter were executed concurrently therewith by the parties thereto. The Company also concurrently entered into retention bonus agreements with the applicable employees and for the amounts authorized by the Board on January 17, 2025. Later on the same day, the proposed transaction was publicly announced via a joint press release.
Recommendation of the Board
At the special meeting of the Board on January 22, 2025, after careful consideration, including detailed discussions with Company management, Lazard and Jones Day, the Board unanimously:
•	adopted the merger agreement;
•	determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company’s shareholders;
•	directed that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of shareholders; and
•	resolved to recommend that the Company’s shareholders vote to approve the merger agreement.
The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement. The Board also unanimously recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, described herein.
Reasons for Recommending the Approval of the Merger Agreement
Prior to and in reaching its decision to unanimously adopt the merger agreement and declare advisable the merger and the other transactions contemplated by the merger agreement, the Board consulted with the Company’s financial advisor and legal counsel, discussed the proposed transaction with Company management and considered a variety of alternatives and factors, including the positive factors set forth below, which are not presented in any relative order of importance and each of which supported their determination:
•
the Board’s knowledge of the business, financial condition, strategy and prospects of the Company as an independent company, including the risks involved in achieving those prospects and the Company’s historical and projected financial performance;

•
the Board’s knowledge of the challenges facing the Company, including the uncertainty of the assumptions underlying Company management’s strategic plan and the difficulty in executing against the strategies identified therein;

•
the Board’s belief that the Company would be unlikely to execute Company management’s strategic plan, and the Board’s belief that the all-cash price of $14.30 per share proposed by Aptean represented Aptean’s best and final offer and was the best strategic alternative in the circumstances;

•
the fact that trading prices for the Company’s shares had a high of $12.06 per share (and a low of $8.52 per share) during the 52-week period prior to the announcement of the merger on January 23, 2025;

•
the current and historical market prices for the Company’s shares, as compared to the terms of the merger, including the fact that the all-cash price of $14.30 per share proposed by Aptean represented approximately:

○	a 27.0% premium based on the closing price of $11.26 on January 23, 2025;
○	a 28.4% premium to the 30-day volume-weighted average share price of $11.14 as of January 23, 2025; and
○
a 30.1% premium to the unaffected closing price of $10.99 on December 6, 2024, prior to the public issuance of the 2717 Letter on December 9, 2024, calling for the Company to review strategic alternatives, and a 34.1% premium to the 30-day volume-weighted average share price of $10.66 as of December 6, 2024;

•
the Board’s belief that the all-cash price of $14.30 per share proposed by Aptean was superior to the potential value that might result from other alternatives reasonably available to the Company at the time that the merger agreement was approved, including the continued operation of the Company as an independent, publicly traded company;

•
the oral opinion of Lazard, subsequently confirmed in writing, rendered to the Board, to the effect that, as of January 22, 2025, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, as set forth therein, the merger consideration to be paid to the holders of shares of Company common stock (other than shares of Company common stock (i) held by the Company as a treasury share or by a subsidiary of the Company immediately prior to the effective time, (ii) held by Aptean or Merger Sub or any of their wholly owned subsidiaries immediately prior to the effective time or (iii) held by holders who are entitled to exercise, and properly exercise, dissenters’ rights with respect to their shares of Company common stock) pursuant to the merger agreement was fair, from a financial point of view, to such holders (as more fully described in the section entitled “—Opinion of Lazard”). The full text of the written opinion of Lazard, dated January 22, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, has been included as Annex B to this proxy statement and is incorporated herein by reference.

•
the Board’s belief, based in part on discussions with its financial advisor and outside legal counsel, that it was unlikely that Aptean or any other potential acquiror would be willing to pay a higher price for the Company than $14.30 per share, taking into account, among other things, the facts that (1) on January 17, 2025, Party E indicated that, if it were to submit a final bid, it would only be willing to do so at a price lower than $12.00 per share and (2) on January 18, 2025, Party F indicated it would only be willing to incrementally increase its offer of $12.00 per share, each of whom were the final interested parties other than Aptean after a robust sale process designed to maximize value for the Company’s shareholders;

•
the fact that the merger consideration consists solely of cash, providing the Company’s shareholders certain, near-term value and liquidity for their shares at a compelling price, especially when viewed against the medium- and long-term market and business risks and the risks associated with realizing current expectations for the Company’s future financial performance;

•
the fact that the terms and conditions of the merger agreement and the transactions contemplated thereby, including the absence of a financing condition, were the product of arm’s-length negotiations between the parties and were designed to provide substantial certainty that the merger would ultimately be consummated on a timely basis;

•
the likelihood of completing the merger in a reasonable timeframe could reduce the period during which the Company’s business would be subject to the potential uncertainty of the consummation of the merger and related disruption;

•
the fact that the merger agreement permits the Company, prior to the time that the shareholders of the Company adopt the merger agreement, to furnish information to and conduct negotiations with third parties in respect of certain unsolicited written alternative acquisition proposals in accordance with the terms of the merger agreement;

•
the fact that the merger agreement permits the Company in certain circumstances to waive the standstill provisions of any confidentiality agreements entered into prior to the date of the merger agreement with potential purchasers of the Company (provided, that such waiver is only permitted if the Board determines, after consultation with its financial advisor and outside legal counsel, that a failure to do so would be inconsistent with the Board’s fiduciary duties under applicable Georgia law);

•
the fact that the merger agreement allows the Company to terminate the merger agreement in certain circumstances in order to enter into a definitive acquisition agreement with respect to a superior proposal, subject to payment of a $24.5 million termination fee by the Company to Aptean;

•
the fact that the merger agreement allows the Board, prior to the time that the Company’s shareholders adopt the merger agreement, to change or withdraw its recommendation of the merger agreement in connection with a superior proposal or in connection with an intervening event, or if the Board or any duly constituted and authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect a change of recommendation would be inconsistent with the Board’s fiduciary duties under applicable Georgia law, in each case, in accordance with the terms of the merger agreement; and

•
the availability of appraisal rights under Georgia law to holders of the Company’s shares who do not vote for the adoption of the merger agreement and who otherwise comply with all of the required procedures under Georgia law, which provide eligible shareholders with an opportunity to have a Georgia court determine the fair value of their shares, which may be more than, less than or the same as the merger consideration.

The Board also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following (which are not presented in any relative order of importance):
•	the possibility that the Company’s shareholders could receive greater consideration for their shares in a future change-in-control transaction or otherwise in more favorable industry conditions;
•
the fact that the Company’s shareholders generally will have no ongoing equity participation in the Company or Aptean following the merger and that shareholders will cease to participate in the Company’s future earnings or growth, if any, will not benefit from increases, if any, in the value of the Company, and will not participate in any potential future sale of the Company;

•
the risk that the debt financing contemplated by the debt commitment letter may not be obtained, resulting in Aptean potentially not having sufficient funds to pay the merger consideration, notwithstanding the absence of a closing condition relating to availability of financing in the merger agreement;

•	the risk that if the merger is not completed:
○
the market price of the Company’s shares could be affected by many factors, including (1) the reason for which the merger agreement was terminated and whether such termination results from factors adversely affecting the Company, (2) the possibility that the marketplace would consider the Company to be an unattractive acquisition candidate, and (3) the possible sale of shares by short-term investors following an announcement of the termination of the merger agreement and the resulting impact thereof on the trading price of the Company’s shares;

○
the Company would be required to pay its expenses related to the merger, including expenses incurred in connection with any litigation that may result from the announcement or pendency of the merger; and

○	the market’s perception of the Company’s continuing business and future prospects could adversely affect the Company’s relationships with employees, customers, vendors and other business partners;

•
the fact that the merger agreement restricts the Company’s ability to solicit alternative acquisition proposals and requires the payment of a $24.5 million termination fee if Aptean or the Company were to terminate the merger agreement in certain circumstances, including for the Company to enter into a definitive agreement with respect to a superior proposal, which would make it more costly for any other potential purchaser to acquire the Company;

•
the fact that the merger agreement contains certain restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise prior to consummation of the merger, and the resultant risk if the merger is not consummated;

•	the fact that the receipt of cash in exchange for the Company’s shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes;
•
the significant costs involved in connection with negotiating the merger agreement and consummating the merger, the substantial management time and effort required to effectuate the merger and the related disruption to the Company’s day-to-day operations during the pendency of the merger, which would be borne by the Company and its shareholders in the event that the merger was not completed;

•
the potential negative effect of the pendency of the merger on the Company’s business, including uncertainty about the effect of the merger on the Company’s employees, customers, vendors and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, vendors and others to seek to change existing business relationships with the Company;

•
the fact that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally, as described below under “—Interests of the Company’s Directors and Executive Officers in the Merger”; and

•
the risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied on a timely basis and, as a result, it is possible that the merger may be delayed or may not be completed even if the merger agreement is adopted by the Company’s shareholders.

The factors listed above as supporting the Board’s decisions were determined by the Board to outweigh the countervailing considerations and risks. The foregoing discussion of the Board’s reasons for its recommendation is not meant to be exhaustive, but addresses the material factors considered by the Board in connection with its recommendation. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the Board made its determination and recommendation based on the totality of the information presented to it, and the judgments of individual members of the Board may have been influenced to a greater or lesser degree by different factors. The factors, potential risks and uncertainties contained in this section contain information that is forward-looking in nature and should be read in conjunction with the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
Unaudited Prospective Financial Information
Although the Company may periodically publish limited public guidance concerning its expected financial performance, the Company does not, as a matter of course, make public projections as to future performance due to the inherent unpredictability of the assumptions and estimates underlying such projections. However, in connection with the Board’s evaluation of strategic alternatives available to the Company, including the Company’s evaluation of the merger, Company management prepared and provided to the Board certain non-public, unaudited prospective financial information for the Company’s fiscal quarters ending January 31, 2025 and April 30, 2025 and fiscal years ending April 30, 2026, 2027, 2028 and 2029 (collectively, the “Projections”), as further described below. The Projections were also provided to Lazard, and Company management directed Lazard to use the Projections for purposes of its financial analyses and opinion, as more fully described below under the section entitled “—Opinion of Lazard.”
The Projections reflect numerous judgments, estimates and assumptions with respect to general business, economic, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are inherently uncertain, difficult to predict and many of which are beyond the Company’s control. These assumptions included assumptions regarding the Company’s service revenues; sales productivity rate and related software as a service (“SaaS”) and license fee bookings; converting on-premise clients to cloud SaaS subscriptions and overall churn; employee and contractor headcount staffing levels; operating expenditures related to hosting and marketing costs; and capital expenditures. Company management believes the Projections were prepared on a reasonable basis and reflected the best currently available estimates and judgments of Company management at the time that the Projections were prepared, subject to the assumptions applicable thereto. The Projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the various risks set forth in the Company’s periodic reports filed with the SEC from time to time. For additional information regarding these risks, please see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, the projected results may not be realized or actual results may be significantly higher or lower than projected. The Projections should not be considered a reliable predictor of future results and should not be relied upon as such. The Projections cover multiple years and such information by its nature becomes less predictive with each successive year.
The Projections were based upon various assumptions which relate only to the periods presented and should not be referenced for any other purpose. The Projections were prepared on a stand-alone basis and do not take into account any circumstances or events occurring after the date each was prepared, including the announcement of the merger, any changes to the Company’s operations or strategy that may be implemented after the completion of the merger, as well as any potential synergies as a result of the merger or any costs that may arise in connection with the merger. The Projections do not take into account the effect of any failure to occur of the proposed merger and should not be viewed as accurate or continuing in that context.
The Projections were prepared by Company management for internal use. The Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. There are limitations inherent in financial measures not prepared in accordance with GAAP (“non-GAAP”), because they exclude charges and credits that are required to be included in a GAAP presentation. Non-GAAP financial measures should not be considered as superior to, in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.
In addition, the prospective financial information comprising the Projections is unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Projections. The report of KPMG LLP incorporated by reference in this proxy statement relates to the Company’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so. Accordingly, readers of this document are urged not to place undue reliance on the unaudited prospective financial information set forth below.
The inclusion of the Projections herein is not deemed an admission or representation by the Company or any other person that it considered, or now considers, the Projections as material information or necessarily predictive of actual future results or events, and the Projections should not be relied upon as such. The Projections are included in this proxy statement solely to give the Company’s shareholders access to certain financial projections that were made available to the Board and Lazard. The Projections may not be appropriate for other purposes. The Projections are not included in this proxy statement in order to influence any Company shareholder with respect to the approval of the proposal to adopt the merger agreement, including whether or not to seek dissenters’ rights with respect to shares of Company common stock. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT TO REFLECT CIRCUMSTANCES COMING INTO EXISTENCE SINCE ITS PREPARATION OR TO REFLECT THE OCCURRENCE OF

UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE NO LONGER APPROPRIATE, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EXCEPT AS MAY BE REQUIRED BY LAW.
Subject to the foregoing qualifications, the following is a summary of the Projections.

	Unaudited Prospective Financial Information ($ in millions)
	Q3 2025E	Q4 2025E	2026E	2027E	2028E	2029E
Revenue	$25.5	$25.9	$111.8	$127.5	$145.6	$166.5
Adjusted EBITDA(1)	$3.0	$3.1	$15.3	$21.4	$30.0	$41.0
Unlevered Free Cash Flow(2)	$(6.9)	$13.0	$7.3	$15.0	$22.1	$31.1

(1)
Adjusted EBITDA as presented in the prospective financial information included herein is calculated as GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP net earnings to Adjusted EBITDA for each period presented is set forth below (numbers may not foot due to rounding):

Adjusted EBITDA Reconciliation ($ in millions)	Q3 2025E	Q4 2025E	2026E	2027E	2028E	2029E
Net Earnings (GAAP Basis)	$1.1	$1.2	$7.5	$12.5	$19.4	$28.8
Income Tax Expense	0.2	0.2	1.6	2.8	4.4	6.8
Depreciation and Amortization	1.2	1.2	4.0	3.5	3.3	2.1
Less: Interest Income (Loss) & Other, Net	1.2	1.2	4.9	5.2	5.5	5.8
EBITDA	$1.3	$1.4	$8.1	$13.6	$21.6	$31.9
Stock-based compensation	1.7	1.7	7.2	7.8	8.4	9.1
Adjusted EBITDA	$3.0	$3.1	$15.3	$21.4	$30.0	$41.0

(2)
Unlevered Free Cash Flow as presented in the prospective financial information included herein is calculated as Adjusted EBITDA less stock-based compensation, performance-based earnouts, unlevered taxes, changes in net working capital and capital expenditures , which figures were reviewed and approved by the Board for reliance upon and use by Lazard in connection with the rendering of its opinion to the Board, as described in the section of this proxy statement entitled “—Opinion of Lazard—Discounted Cash Flow Analysis.” The calculation of Unlevered Free Cash Flow was not expressly included in the Projections, but was calculated by Lazard at the direction of the Board and was solely based on the Projections and information and assumptions provided by the Company’s management. Unlevered Free Cash flow is a non-GAAP financial measure and should not be considered as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of Adjusted EBITDA to Unlevered Free Cash Flow for each period presented is set forth below:

Unlevered Free Cash Flow Reconciliation ($ in millions)	Q3 2025E	Q4 2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA	$3.0	$3.1	$15.3	$21.4	$30.0	$41.0
Stock-based compensation	(1.7)	(1.7)	(7.2)	(7.8)	(8.4)	(9.1)
Performance-based earnouts	—	—	(1.9)	—	—	—
Unlevered taxes	(0.2)	(0.2)	(0.9)	(2.3)	(3.7)	(5.6)
Changes in net working capital	(7.9)	11.9	2.6	4.3	4.9	5.6
Capital expenditures	(0.2)	(0.2)	(0.6)	(0.7)	(0.7)	(0.7)
Unlevered Free Cash Flow	$(6.9)	$13.0	$7.3	$15.0	$22.1	$31.1

Opinion of Lazard
The Company retained Lazard as its financial advisor in connection with the merger. In connection with Lazard’s engagement, the Company requested that Lazard evaluate the fairness, from a financial point of view, to holders of shares of Company common stock (other than shares of Company common stock (i) held by the Company as a treasury share or by a subsidiary of the Company immediately prior to the effective time, (ii) held by Aptean or Merger Sub or any of their wholly owned subsidiaries immediately prior to the effective time or (iii) held by holders who are entitled to exercise, and properly exercise, dissenters’ rights with respect to their shares of Company common stock (such holders, collectively, “excluded holders”)), of the merger consideration to be paid to such holders in the merger. On January 22, 2025, at a meeting of the Board, Lazard rendered to the Board its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated January 22, 2025, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, the merger consideration to be paid to the holders of Company common stock (other than the excluded holders) in the merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated January 22, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of Lazard’s written opinion. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such) and Lazard’s opinion was rendered to the Board in connection with its evaluation of the merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the holders of shares of Company common stock (other than excluded holders) of the merger consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and did not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.
In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of a draft, dated January 22, 2025, of the merger agreement;
•	reviewed certain publicly available historical business and financial information relating to the Company;
•	reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company;
•	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;
•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;
•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;
•	reviewed historical stock prices and trading volumes of the shares of Company common stock; and
•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard noted that volatility in the credit, commodities and financial markets may have an effect on the Company or the merger and Lazard did not express an opinion as to the effects of such volatility on the Company or the merger. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the price at which shares of Company common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger would not have an adverse effect on the Company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors, or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.
Summary of Lazard Financial Analyses
The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard’s opinion.
In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s financial analyses and reviewed as a comparison is identical to the Company or the merger, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical. Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.
For purposes of the analyses and reviews described below, as applicable, unless otherwise noted, (i) quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 17, 2025, and is not necessarily indicative of current market conditions and (ii) the term “Adjusted EBITDA” means, when referring to the Company, Adjusted EBITDA as defined in the section entitled “—Unaudited Prospective Financial Information”.

Discounted Cash Flow Analysis
Using the Projections, Lazard performed a discounted cash flow analysis of the Company.
A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.
For purposes of this analysis, Lazard calculated a range of enterprise values for the Company by discounting to present value, utilizing discount rates ranging from 11.00% to 14.00%, chosen by Lazard based upon its analysis of the weighted average cost of capital of the Company (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by the Company from November 1, 2024 through the end of fiscal year 2029; and (ii) a range of terminal values for the Company.
The terminal values were derived by applying terminal year exit multiples ranging from 13.0x to 18.0x to the last-twelve-month Adjusted EBITDA estimated to be generated by the Company in fiscal year 2029, per the Projections. The terminal year exit multiples were estimated by Lazard based on its professional judgment and experience, taking into account the Projections.
In order to derive a range of total equity values for the Company, Lazard then added to the range of enterprise values (i) the net cash of the Company as of October 31, 2024, as provided by Company management, (ii) the net present value of the Company’s projected after-tax income estimated to be generated from tenants currently leasing property from the Company on a defined-term basis during the period from November 1, 2024 through the end of each such lease’s term and (iii) the net present value of (a) the Company’s projected after-tax income estimated to be generated from tenants currently leasing property from the Company on a month-to-month basis during the period from November 1, 2024 through April 30, 2025 and (b) the estimated terminal value of the Company’s projected after-tax income estimated to be generated from tenants currently leasing property from the Company on a month-to-month basis for an indefinite period beginning May 1, 2025, in each case of clauses (ii) and (iii), as provided by Company management and utilizing discount rates ranging from 11.00% to 14.00%, which discount rates were selected in the same manner as described above. Lazard then calculated a range of implied equity values per share of Company common stock by dividing such total equity values of the Company by the number of fully diluted shares of Company common stock (determined using the treasury stock method), as calculated based on information provided by the Company with respect to dilutive securities outstanding as of November 26, 2024. The results of this analysis implied an equity value range of $12.75 to $17.28 per share of Company common stock.
Selected Public Companies Analysis
Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiple and market trading data related to selected public application software companies with comparable financial profile and scale to the Company (referred to in this section as the “selected companies”), the operations of which Lazard believed, based on its experience with companies in the application software industry and its professional judgment, to be generally relevant for purposes of this analysis. Lazard compared such information for the selected companies to the corresponding information for the Company.
The selected companies for this analysis were as follows:
•	Blackbaud, Inc.
•	Blackline, Inc.
•	Paycor HCM, Inc.
•	RingCentral, Inc.
•	Five9, Inc.

•	Sprinklr, Inc.
•	HealthStream, Inc.
•	Yext, Inc.
•	E2open Parent Holdings, Inc.
•	Tecsys Inc.
Lazard selected the companies above because, among other things, the selected companies operate businesses similar in certain respects to the business of the Company. However, none of the selected companies is directly comparable to the Company and certain of these companies may have characteristics that are materially different from those of the Company. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each company are also relevant.
For each of the selected companies, Lazard reviewed and compared, among other things, the enterprise value of the selected company (calculated as equity market capitalization on a fully-diluted basis plus total debt, plus preferred equity and noncontrolling interest, less cash and cash equivalents) as of January 17, 2025 (with the exception of Paycor, Inc., for which market data is based on January 3, 2025, the last unaffected share price prior to the announcement by Paycor, Inc. of its entry into an agreement to be acquired by Paychex, Inc. in an all-cash transaction), as a multiple of such selected company’s (i) estimated fiscal year 2025 revenue (referred to in this section as “EV / 2025E Revenue”) and (ii) estimated fiscal year 2025 adjusted EBITDA (calculated consistent with the Company’s calculation of Adjusted EBITDA to the extent possible, excluding stock-based compensation expense) (referred to in this section as “EV / 2025E Adjusted EBITDA”). Financial data for the selected companies were (a) based on FactSet Research Systems and the companies’ public filings and (b) calculated assuming an April 30 fiscal year-end, consistent with the Company’s fiscal year-end for such period. The results of this analysis are summarized in the following table:

Multiple Reference Ranges	25th Percentile	Median	75th Percentile
EV / 2025E Revenue	2.52x	3.03x	4.21x
EV / 2025E Adjusted EBITDA	10.0x	13.1x	16.4x

Based on its experience and professional judgment, after taking into account, among other things, such observed multiples, Lazard selected and applied a range of multiples of (i) EV / 2025E Revenue of 2.5x – 4.0x (the “2025 Revenue Multiples Range”) to the Company’s estimated revenue for fiscal year 2025, based on the Projections and (ii) EV / 2025E Adjusted EBITDA of 12.0x – 17.0x (the “2025 Adjusted EBITDA Multiples Range”) to the Company’s estimated Adjusted EBITDA for fiscal year 2025, based on the Projections. The analysis resulted in a range of implied values per share of Company common stock of (1) $10.00 to $14.35, when applying the 2025 Revenue Multiples Range, and (2) $7.57 to $9.73, when applying the 2025 Adjusted EBITDA Multiples Range.
Selected Precedent Transactions Analysis
Using public filings and other publicly available information, Lazard reviewed and analyzed selected precedent transactions involving certain U.S.-based application software companies with comparable financial profile and scale that Lazard viewed as generally relevant in evaluating the merger. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the merger.

Specifically, Lazard reviewed eleven merger and acquisition transactions in the application software industry announced since January 2019, that Lazard believed, based on its experience and its professional judgment, to be generally relevant for the purpose of this analysis. These transactions are listed below.

Announcement Date	Acquiror	Target
07/11/2024	Bain Capital Private Equity, LP	Envestnet, Inc.
02/05/2024	Thoma Bravo, LP	Everbridge, Inc.
08/09/2023	STG Partners, LLC	Avid Technology, Inc.
09/06/2022	CommerceHub, Inc.	ChannelAdvisor Corporation
12/17/2021	Thoma Bravo, LP	Bottomline Technologies, Inc.
08/05/2021	Clearlake Capital Group, L.P.	Cornerstone OnDemand, Inc.
10/14/2020	CC Neuberger Principal Holdings I	E2open, LLC
12/17/2019	Francisco Partners Management, L.P.	LogMeIn, Inc.
10/22/2019	Platinum Equity Advisors, LLC	Cision Ltd.
05/13/2019	E2open, LLC	Amber Road, Inc.
02/12/2019	Thoma Bravo, LLC	Ellie Mae, Inc.

None of the target companies in the selected transactions is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, and certain of these selected transactions and target companies may have characteristics that are materially different from those of the merger and the Company. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the terms of the merger and the business, financial and operating characteristics and prospects of the Company and the selected transactions and target companies that could affect the transaction multiples and transaction values of each selected transaction and target company are also relevant.
For each of the selected transactions, Lazard calculated the enterprise value (deﬁned as the target company’s implied enterprise value on a fully-diluted basis based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and noncontrolling interest) as a multiple of (i) the last twelve-month revenues for the target company at the time of the announcement of the applicable transaction (referred to in this section as “EV / LTM Revenue”) and (ii) the last twelve-month Adjusted EBITDA (calculated consistent with the Company’s calculation of Adjusted EBITDA to the extent possible, excluding stock-based compensation expense) for the target company at the time of the announcement of the applicable transaction (referred to in this section as “EV / LTM Adjusted EBITDA”). Financial data for the selected companies were based on FactSet Research Systems and the companies’ public filings. The results of this analysis are summarized in the following table:

Multiple Reference Ranges	25th Percentile	Median	75th Percentile
EV / LTM Revenue	3.6x	4.0x	5.8x
EV / LTM Adjusted EBITDA	16.9x	18.8x	23.8x

Based on its experience and professional judgment, after taking into account, among other things, such observed multiples for each of the selected transactions, Lazard selected and applied a range of multiples of (i) EV / LTM Revenue of 3.5x – 5.0x (the “LTM Revenue Multiples Range”) to the Company’s last-twelve-months revenue as of October 31, 2024 and (ii) EV / LTM Adjusted EBITDA of 16.0x – 22.0x (the “LTM Adjusted EBITDA Multiples Range”) to the Company’s last-twelve-months Adjusted EBITDA as of October 31, 2024. The analysis resulted in a range of implied values per share of Company common stock of (1) $12.89 to $16.98, when applying the LTM Revenue Multiples Range, and (2) $9.74 to $12.43, when applying the LTM Adjusted EBITDA Multiples Range.
Other Analyses
The analyses and data described below were presented to the Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Premia Paid Analysis
Using information from public filings and other publicly available information, Lazard analyzed the premia paid all-cash selected acquisitions of publicly-traded companies in the technology industry announced since January 1, 2019 with a total enterprise value of $200 million to $700 million involving a U.S. target. For each of the precedent transactions, Lazard calculated the implied premium as a percentage based on the amount by which the per share consideration in each transaction exceeded the target company’s closing share price on the last trading day upon which shares of the target company traded on an unaffected basis.
Lazard observed that the median per share price premium of each of the precedent transactions equated to a closing premium of approximately 26%, and applied such premium to the closing price per share of Company common stock on January 17, 2025 of $11.02 to calculate an implied equity value per share of Company common stock equal to approximately $13.89.
Research Analyst Price Targets
Lazard reviewed selected equity research analyst price targets based on published, publicly available Wall Street equity research reports. Lazard observed that such price targets ranged from $12.90 per share to $17.00 per share.
52-Week High/Low Trading Prices
Lazard reviewed the range of trading prices of Company common stock for the 52 weeks ended on January 17, 2025. Lazard observed that, during such period, the closing prices per share of Company common stock ranged from $8.52 per share to $12.06 per share.
Miscellaneous
The Company has agreed to pay Lazard an aggregate estimated transaction fee of approximately $9.8 million based on information available on January 24, 2025, the date of announcement of the merger, $2.0 million of which became payable upon delivery of the fairness opinion and approximately $7.8 million of which is payable contingent upon consummation of the merger.
In addition, the Company has agreed to reimburse Lazard for reasonable out-of-pocket expenses incurred in connection with Lazard’s engagement, including reasonable fees of counsel, and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for corporate and other purposes. In the two-year period prior to the date of Lazard's opinion, Lazard has not been engaged to provide financial advisory services to the Company or its known affiliates and Lazard has not received any compensation for financial advisory services from the Company or its known affiliates during this period. Lazard has in the past provided, currently is providing and/or in the future may provide certain investment banking services to Aptean and certain of its affiliates, for which Lazard has received and may receive compensation, including during the past two years (i) having advised Aptean with respect to an investment into Aptean by TA Associates Management, L.P. and Insight Partners or affiliates thereof in 2023; (ii) having advised Technosylva Group, a portfolio company of TA Associates Management, L.P., in connection with its 2024 announced minority investment; AffiniPay, a portfolio company of TA Associates Management, L.P., in connection with its 2024 sale; a portfolio company of TA Associates Management, L.P. in connection with a 2024 acquisition; and TA Associates Management, L.P. in connection with a 2023 transaction involving a portfolio company; and currently advising certain portfolio companies of TA Associates Management, L.P. with respect to possible transactions; (iii) having advised Insight Partners in connection with a 2023 continuation fund; having advised Insight Partners with respect to certain potential transactions that were not consummated; advising Zest AI in connection its 2024 announced investment from Insight Partners; and currently advising Insight Partners with respect to a potential transaction; (iv) currently advising Clearlake Capital Group, L.P. in connection with a potential transaction related to a portfolio company; and (v) having advised a portfolio company of Charlesbank International Partners in connection with a 2024 transaction and currently advising that portfolio company with respect to a potential transaction. The aggregate amount of fees paid to Lazard for financial advisory services to Aptean and such of its known affiliates in the two-year period prior to the date of Lazard's opinion was approximately $49.5 million. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of the Company, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include the Company, Aptean and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the Company after considering Lazard’s qualifications, independence, expertise, international reputation, knowledge of the application software industry and experience acting as financial advisor in connection with similar partnership and strategic transactions.
Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Board in connection with, the provision of its opinion to the Board as to the fairness, from a financial point of view, to the holders of shares of Company common stock (other than excluded holders). Lazard did not recommend any specific consideration to the Board or that any given consideration constituted the only appropriate consideration for the merger.
Lazard’s opinion was one of many factors considered by the Board, as discussed further in “—Reasons for Recommending the Approval of the Merger Agreement.”
Certain Effects of the Merger
If the proposal to approve the merger agreement receives the affirmative vote of a majority of the outstanding shares of Company common stock as of the record date, and the other conditions to the closing of the merger are either satisfied or (if permissible under applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will survive the merger as a wholly owned subsidiary of Aptean.
Following the merger, all of the Company’s equity interests will be beneficially owned by Aptean and none of the Company’s current shareholders will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company or the surviving corporation after the consummation of the merger. As a result, the Company’s current shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Aptean will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company as treasury stock, shares owned by any subsidiary of the Company, shares held by Aptean or Merger Sub or any of their wholly owned subsidiaries and shares owned by shareholders who are entitled to exercise, and have properly exercised dissenters’ rights under the GBCC), will be converted into the right to receive the merger consideration, and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Company Common Stock” beginning on page 55.
For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46 and the section of this proxy statement entitled “—Treatment of Equity Awards” beginning on page 47.
Shares of the Company common stock is currently registered under the Exchange Act and trades on Nasdaq under the symbol “LGTY.”
Following the consummation of the merger, shares of Company common stock will no longer be listed on Nasdaq or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.
Effects on the Company if Merger is Not Completed
In the event that the proposal to approve the merger agreement does not receive the required approval from the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed on Nasdaq, the Company common stock will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.
If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline if the current market price of the Company’s stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 69.
Upon termination of the merger agreement under certain specified circumstances, the Company will be required to pay Aptean a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 70.
Financing of the Merger
In connection with the execution of the merger agreement, Aptean has obtained the A&R Commitment Letter to finance the merger and the other transactions and to pay related fees and expenses, which we refer to as the “Financing,” subject to certain terms and conditions set forth in the A&R Commitment Letter. The Financing will consist of a senior secured specified delayed draw term loan facility under its existing credit facility in an aggregate principal amount of $450,000,000, which is only available to be used for financing of the merger and related fees and expenses and for up to $50,000,000 of working capital and general corporate purposes. However, neither the Financing nor the availability of any funds or other financing to Aptean or any of its affiliates is a condition to the merger or the other transactions.
Interests of the Company’s Directors and Executive Officers in the Merger
Overview
In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching its decision to adopt the merger agreement and determining that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company’s shareholders, and in resolving to recommend that the Company’s shareholders vote to approve the merger agreement. These interests are described in more detail below, and, with respect to the NEOs of the Company, are quantified in the tables below. These interests include that the Company’s directors or executive officers who continue their service or employment relationship following the merger may receive compensation following the closing of the merger. As of the date of this proxy statement, there has been no agreement between Aptean and any such individuals regarding any such compensation or other terms of any such service or employment.

Treatment of Equity Awards
Company equity awards will be treated as follows in accordance with the merger agreement:
•
each option to purchase shares of Company common stock granted under the Company’s equity compensation plans that is outstanding as of immediately prior to the effective time will accelerate and become fully vested (to the extent not yet vested) and, as of the effective time, each then-outstanding option will be cancelled and converted into the right to receive a cash payment (subject to applicable tax withholding) equal to the product of (i) the total number of shares of Company common stock subject to such option multiplied by (ii) the excess, if any, of the merger consideration over the applicable exercise price per share, provided that each such option that has an exercise price per share equal to or greater than the merger consideration will be cancelled for no consideration; and

•
each restricted stock unit award of the Company granted under the Company’s equity compensation plans, whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled, as of the effective time, and converted into the right to receive a cash payment (subject to applicable tax withholding) equal to the merger consideration.

The Company’s executive officers currently hold stock options. The Company’s non-employee directors currently hold restricted stock unit awards.
For an estimate of the amounts that would be payable to each of the Company’s NEOs in respect of their unvested Company equity awards upon the closing of the merger or a subsequent qualifying termination of employment, see the section entitled “—Quantification of Payments and Benefits to the Company’s NEOs” below.
Treatment of Annual Cash Incentive Awards Under the Merger Agreement
In accordance with the terms of the merger agreement, each executive officer’s annual incentive award for the year in which the effective time occurs will be paid out (or caused to be paid out) by Aptean in the ordinary course at the end of the applicable performance period based on actual performance during such performance period. In addition, to the extent any bonus amounts under any cash bonus, sales or other incentive plans of the Company and its subsidiaries with respect to a performance period completed on or prior to the effective time remain unpaid as of the effective time, Aptean shall (or shall cause) any such bonus amounts to be calculated and paid in the ordinary course of business.
Retention Agreements for Certain Executive Officers
Of our executive officers, each of H. Allan Dow, Bill Harrison, and Vincent C. Klinges is a party to a Retention Agreement with the Company (each, a “Retention Agreement”). James C. Edenfield was previously a party to a similar agreement with the Company, but it terminated upon his voluntary retirement from the Company on February 21, 2024.
In the event any of Messrs. Dow, Harrison, or Klinges experiences a qualifying termination (as described below) within the three-year period following the effective time, such executive officer will generally be entitled to the following payments and benefits, as applicable, under their respective Retention Agreement:
•
a lump-sum cash severance payment equal to two times (or one and one-half times for Mr. Klinges) the sum of the officer’s (i) annual base compensation as of the effective time and (ii) bonus paid for the most recently completed fiscal year;

•
for a period of 24 months (18 months for Mr. Klinges) following the effective time, eligibility to purchase, pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), coverage under the Company’s group medical plan, dental plan, or vision plan at a subsidized rate equal to the “active” employee contribution rate for the officer and his dependents; and

•
for a period of 24 months (18 months for Mr. Klinges) following the effective time, participation in the life or other similar insurance or death benefit plan for which key executives are eligible (at the Company’s expense).

For purposes of the Retention Agreements:
•
a “qualifying termination” means a termination of employment by the Company without “cause” (excluding a termination due to the executive’s death or disability) or by the executive officer with “good reason”;

•
“Cause” generally means the Company’s termination of the executive’s employment on the basis of criminal or civil fraud on the part of the executive involving a material amount of funds of the Company or participation by the executive in any act of moral turpitude (following a determination by the Board in accordance with procedures described in the Retention Agreements); and

•
“Good reason” is defined in greater detail in the Retention Agreements, but following the merger, it would generally include (among other things) the following actions by the Company without the executive’s express written consent: certain changes in the executive’s duties, powers, functions, titles, officers, or positions; reduction of the executive’s base salary; failure to continue (or adverse impact on the executive’s participation in) benefit or incentive plans or arrangements in which the executive is participating as of immediately prior to the merger (including plans providing for bonuses and stock-based compensation) without providing a substitute arrangement; requiring the executive to relocate, or changing the executive’s pre-merger work or travel schedules; failing to provide accrued paid time off; and requesting that the executive enters into certain non-competition agreements (other than those contained in the Retention Agreement itself).

The Retention Agreements restrict the executive officers from soliciting personnel and other parties and, for two years following a termination of employment in the case of Messrs. Dow and Harrison, and for one and one-half years following a termination of employment in the case of Mr. Klinges, from competing with or soliciting customers from the Company.
For estimates of the amounts that would be payable to the Company’s NEOs pursuant to their Retention Agreements upon a qualifying termination of employment that occurs in connection with the merger, see the section entitled “—Quantification of Payments and Benefits to the Company’s NEOs” below.
Retention Bonus Agreements for Certain Non-NEO Executive Officers
Certain of our non-NEO executive officers (namely, Mark Grant and Kevin McInturff) entered into retention bonus agreements with the Company in January 2025 (each, a “Retention Bonus Agreement”). Contingent on the consummation of the merger and the execution of a general release of claims, and subject to applicable tax withholding, these Retention Bonus Agreements generally provide for cash bonus payments as follows:
•
the first installment (50% of the bonus opportunity) is payable if the executive officer remains continuously employed by the Company (or its affiliate) through the effective time, and the effective time occurs prior to or on November 13, 2025; and

•
the second installment (the remaining 50% of the bonus opportunity) is payable if the executive officer remains continuously employed by the Company (or its affiliate) through the six-month anniversary of the effective time (if the effective time occurred prior to or on November 13, 2025).

The Retention Bonus Agreements provide for earlier payment upon the executive’s death, disability, termination without “cause” by the Company, or termination with “good reason” by the executive. For purposes of the Retention Bonus Agreements (and if not otherwise defined in the executive’s employment or similar agreement, if applicable):
•
“Cause” generally means the Company’s termination of the executive for (i) failure to substantially perform his or her duties, (ii) willful misconduct or gross negligence, (iii) a material breach of the executive’s fiduciary duty or duty of loyalty to the Company, (iv) a plea of guilty or no contest to, or conviction of, a felony or serious crime involving moral turpitude, (v) a material breach of the executive’s obligations under any agreement with the Company or its affiliates, (vii) a material breach of written Company policies or procedures, and (viii) unauthorized acts that result in the executive’s personal enrichment at the Company’s expense.

•
“Good reason” generally includes the following events following the effective time and the six-month anniversary thereof: (i) a material diminution in authority, duties, or responsibilities; (ii) a material diminution of base compensation as in effect on the date the effective time occurs; and (iii) requiring the executive to relocate; provided that, in each case, the executive provides proper notice within 90 days of its initial existence, the Company fails to cure within a 30-day cure period following such proper notice, and the executive’s termination of employment occurs within 180 days of the initial occurrence of the “good reason” event.
Other Severance Agreements and Arrangements for Non-NEO Executive Officers
Certain of our executive officers (namely, Messrs. Grant and McInturff) are also parties to agreements with the Company that provide for severance compensation (each, a “Severance Agreement”). The Severance Agreements are not specific to a change in control, and severance payments would only be triggered in the event such officer experiences a termination of employment by the Company without cause.
Mr. Grant’s Severance Agreement provides for cash severance equal to 12 months’ base salary in the event he is terminated without cause within the first five years of his employment with the Company. Mr. McInturff’s Severance Agreement provides for cash severance equal to six months’ base salary, and COBRA premiums for the period commencing on the date of his termination through the earlier of (a) six months or (b) the date he commences coverage with a different employer, in the event he experiences a termination by the Company without cause.
Any executive officer who is not a party to a Retention Agreement or a Severance Agreement would only receive severance payments in accordance with the Company’s severance guidelines applicable to other employees in the context of a termination without cause or a reduction in force.
Director and Officer Indemnification and Insurance
Pursuant to the terms of the merger agreement, the directors and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies for a period of six years following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 66.
Quantification of Payments and Benefits to the Company’s NEOs
The table below entitled “Golden Parachute Compensation,” along with its footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the consummation of the merger to the Company’s NEOs identified in the Company’s most recent proxy statement, filed in connection with the Company’s 2024 annual meeting of Company shareholders (i.e., the Company’s current principal executive officer and principal financial officer, and the Company’s former principal executive officer), as required by Item 402(t) of Regulation S-K, which compensation is subject to an advisory vote of the Company’s shareholders, as described below.
Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger and, as a result, the actual amounts, if any, to be received by a NEO may differ in material respects from the amounts set forth below.
In addition, the table below does not include amounts that the Company’s NEOs were already entitled to receive or vested in as of the date hereof.
Assumptions
For purposes of calculating the amounts indicated in the table below, unless otherwise noted, we have assumed:
•	the effective time is February 14, 2025, which is the assumed date of the closing of the merger solely for purposes of this transaction-related compensation disclosure;
•	the relevant price per share of Company common stock is equal to the merger consideration;

•
each NEO’s employment is terminated by the Company or its successor without “cause” or resigns for “good reason” (as such terms are defined in the relevant Retention Agreement), in each case, immediately following the effective time (each, referred to as a “qualifying termination”);

•
quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each NEO as of February 14, 2025, the latest practicable date before the filing of this proxy statement; and

•
for purposes of the agreements and plans described below, the consummation of the merger as contemplated by the merger agreement constitutes a “change in control” or “change of control” (as defined under the Company’s applicable compensation plans) at the effective time.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections entitled “—Treatment of Equity Awards” and “—Retention Agreements for Certain Executive Officers” above.
Golden Parachute Compensation

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)	Total ($)
James C. Edenfield(1)	$—	$—	$—	$—	$—
H. Allan Dow	$1,482,000	$1,764,000	$60,000	$—	$3,306,000
Vincent C. Klinges	$631,500	$882,000	$45,000	$—	$1,558,500

(1)
Mr. Edenfield retired from the Company effective February 21, 2024. Mr. Edenfield would receive accelerated vesting of his equity awards upon the consummation of the merger (to the extent such awards remain outstanding and unvested at such time), but he would not receive any cash severance in connection with the merger.

(2)
Cash. The estimated amounts listed in this column include the aggregate value of cash severance each NEO would be entitled to receive under his Retention Agreement in connection with a qualifying termination within three years after the effective time, including a lump sum cash severance payment based on a multiple of the NEO’s base salary and annual bonus paid for the last completed fiscal year. The annual bonus payout for the last completed fiscal year was $0 for each of the severance-eligible NEOs. Severance payments under each NEO’s Retention Agreement are “double-trigger” in that they would be paid to the NEO only if such NEO experiences a qualifying termination within the time period specified above. The estimated amounts shown in this column are based on the compensation levels in effect on February 14, 2025, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to a NEO may be different than those listed in this column. For additional information see “—Retention Agreements for Certain Executive Officers” and “—Treatment of Annual Cash Incentive Awards under the Merger Agreement” above. The table below provides further information regarding the amounts included in this column for each NEO:

Named Executive Officer	Multiple of Base Salary ($)	Multiple of Prior Year’s Bonus ($)	Total Cash Severance ($)
James C. Edenfield	$—	$—	$—
H. Allan Dow	$1,482,000	$—	$1,482,000
Vincent C. Klinges	$631,500	$—	$631,500

(3)
Equity. The estimated amounts listed in this column represent the aggregate value in respect of NEO’s outstanding Company stock options (to the extent such stock options would be “in-the-money,” or, in other words, not underwater) as of February 14, 2025, the latest practicable date before the filing of this proxy statement, based on the merger consideration (of $14.30 per share), as set forth in more detail in the table below. None of Mr. Edenfield’s outstanding stock options are in-the-money based on the merger consideration. The vesting and cash-out of in-the-money stock options are “single-trigger” benefits in that, pursuant to the terms of the merger agreement, they would occur immediately upon the effective time, whether or not employment is terminated. For additional information, please see the section entitled “—Treatment of Equity Awards.”

Named Executive Officer	Aggregate Value of In-the-Money Option Awards ($)	Total ($)
James C. Edenfield	$—	$—
H. Allan Dow	$1,764,000	$1,764,000
Vincent C. Klinges	$882,000	$882,000

(4)
Perquisites/Benefits. The estimated amounts listed in this column represent the cost to the Company of continued health and welfare benefits that would be provided following the termination. Such payments are “double-trigger” in that they would be provided to a NEO only if such NEO experiences a qualifying termination within the three-year period specified above. The estimated amounts shown in this column are reasonable estimates based on historical premium rates.

The Board unanimously recommends a vote “FOR” the approval of the nonbinding compensation proposal.
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide shareholders with the opportunity to vote, on a nonbinding, advisory basis, on the compensation that will or may become payable by the Company to our NEOs in connection with the merger, as disclosed above in the table above captioned “Golden Parachute Compensation.”
The vote on the nonbinding compensation proposal is a vote separate and apart from the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the nonbinding compensation proposal and vice versa. This nonbinding compensation proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s NEOs in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s NEOs and Aptean or, following the merger, the surviving corporation and its subsidiaries. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The approval of the nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.
This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who exercise appraisal rights, and holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any consequences or requirements of or relating to the Foreign Account Tax Compliance Act, or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.
We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service, which we refer to as the “IRS,” may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor.
All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws and the application of any U.S. federal tax rules not addressed in this discussion) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” is a beneficial owner (other than a partnership) of Company common stock that is not a U.S. holder.
U.S. Holders
The conversion of shares of Company common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses (including for individual U.S. holders) is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.
Non-U.S. Holders
Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

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the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in Company common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the applicable period. Although there can be no assurances in this regard, the Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.
Dividends
The Company pays quarterly cash dividends on shares of Company common stock. On November 20, 2024, the Company declared a dividend of $0.11 per share, which was paid on February 21, 2025 to shareholders of record as of the close of business on February 7, 2025.
Pursuant to the merger agreement, the Company may not, without the prior written consent of Aptean, pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of capital stock or other equity interests, except for dividends declared prior to the date of the merger agreement or paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company.
Regulatory Waiting Periods and Approvals Required for the Merger
The merger is subject to the requirements of the HSR Act, which prevents the Company and Aptean from completing the merger until required information and materials are furnished to the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), and the HSR Act waiting period is terminated or expires. On February 7, 2025, the Company and Aptean filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period under the HSR Act expires at 11:59 p.m. Eastern time on March 10, 2025, unless the waiting period is terminated prior to that date or extended in connection with a request for additional information.
The merger is further subject to the requirements of the NSIA, which prevents the Company and Aptean from completing the merger until a mandatory filing is made with and approval is obtained from the Investment Security Unit. On February 7, 2025, Aptean filed the requisite notification with the Investment Security Unit pursuant to the NSIA filing. The NSIA filing was accepted by the Investment Security Unit on February 13, 2025, and Aptean expects to receive approval by March 27, 2025, unless the merger is called in for a detailed national security review.
The merger agreement generally requires each party to use reasonable best efforts to resolve any impediments under the HSR Act and other applicable antitrust laws so as to enable the closing to occur as promptly as practicable; provided, however, that under no circumstance will Aptean, Merger Sub or any of their respective affiliates be required to divest or hold separate their businesses or assets, terminate or modify their existing contractual relationships or agree to seek regulatory approval for any future transaction. For a more detailed description of Aptean’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts; Regulatory Approvals” beginning on page 64.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement.
We encourage you to read the merger agreement carefully and in its entirety because it is the primary contractual document that governs the merger. The rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary of the merger agreement or any other information contained in this proxy statement. Additional information about the Company may be found elsewhere in this proxy statement and in other public reports and documents filed by the Company with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information,” beginning on page 79.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included in this proxy statement to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the public filings the Company makes with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Aptean and Merger Sub were qualified and subject to important limitations agreed to by the Company, Aptean and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this proxy statement or the Company’s public disclosures. Accordingly, the representations, warranties and covenants contained in the merger agreement and descriptions thereof should not be relied upon as being accurate or complete or characterizations of the actual state of facts as of any specified date and should be read only in conjunction with the other information provided elsewhere in this proxy statement, as well as the information incorporated by reference into this proxy statement. Please see the section of this proxy statement entitled “Where You Can Find Additional Information,” beginning on page 79.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will survive the merger as a wholly owned subsidiary of Aptean.
From and after the effective time of the merger, the board of directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. From and after the effective time of the merger, subject to any resignations requested by Aptean prior to the closing, the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
At the effective time of the merger, (i) the articles of incorporation of the surviving corporation will, by virtue of the merger, be amended and restated in its entirety to be in a form mutually agreed to by the Company and Aptean and (ii) the bylaws of Merger Sub will, by virtue of the merger, become the bylaws of the surviving corporation, in each case until amended as provided therein and in accordance with the GBCC, except that references to the name of Merger Sub will be replaced by references to the name of the surviving corporation.

Closing and Effective Time of the Merger
The closing of the merger, which we refer to as the “closing,” will take place as soon as practicable, but in no event later than 10:00 a.m. Eastern time on the second business day following the date on which the conditions to closing (described in the section below entitled “—Conditions to the Merger”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions or at such other date and time as the Company and Aptean may agree in writing).
The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Georgia, or, to the extent permitted by applicable law, at such other time as agreed to by the Company, Aptean and Merger Sub prior to the filing of the certificate of merger.
Merger Consideration and Conversion of Company Common Stock
At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares of Company common stock (i) held by the Company as a treasury share or by a subsidiary of the Company immediately prior to the effective time, (ii) held by Aptean or Merger Sub or any of their wholly owned subsidiaries immediately prior to the effective time or (iii) held by holders who are entitled to exercise, and properly exercise, dissenters’ rights with respect to their shares of Company common stock under the GBCC), will be automatically converted into the right to receive the merger consideration. If between the date of the merger agreement and the effective time, the outstanding shares of Company common stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the merger consideration will be equitably adjusted as necessary to reflect, without duplication, any such change, and to provide to the Company’s shareholders the same economic effect as contemplated by the merger agreement prior to such change.
At the effective time, each share of Company common stock that is owned by the Company as a treasury share, by any subsidiary of the Company, or by Aptean, Merger Sub or any of their wholly owned subsidiaries will be canceled without payment of consideration.
Shares of Company common stock that are issued and outstanding immediately prior to the effective time and are held by a shareholder who is entitled to exercise, and properly exercises, dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 14-2-1301 et. seq. of the GBCC, will not be converted into the right to receive the merger consideration. At the effective time, such dissenting shareholders will cease to have any rights to such shares of Company common stock except for the right to receive payment of the fair value of such shares of Company common stock as may be determined to be due to holders of such shares of Company common stock in accordance with the GBCC, unless and until such dissenting shareholders effectively waive, fail to perfect or are otherwise no longer entitled to payment for such shares of Company common stock in accordance with the GBCC, as described in the section of this proxy statement entitled “Dissenters’ Rights of Shareholders.” If any such dissenting shareholders effectively waive, fail to perfect or are otherwise no longer entitled to payment for the shares of Company common stock held by such dissenting shareholders in accordance with the GBCC, then, as of the effective time or the occurrence of such event, such shares of Company common stock held by such dissenting shareholders will be converted solely into the right to receive, without any interest thereon, the merger consideration pursuant to the merger agreement.
Exchange and Payment Procedures
Prior to the effective time, Aptean will deposit or cause to be deposited with a reputable U.S. bank or trust company reasonably acceptable to the Company that will act as the paying agent (the “paying agent”) an amount in cash sufficient to pay the aggregate merger consideration payable to holders of Company common stock in accordance with the merger agreement. Promptly following the effective time and in any event within three business days after the effective time (other than shares owned by the Company as a treasury stock, shares owned by any subsidiary of the Company, shares held by Aptean or Merger Sub or any of their wholly owned subsidiaries and shares owned by shareholders who are entitled to exercise, and have properly exercised dissenters’ rights):
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other than for shares held, directly or indirectly, through the Depository Trust Company (the “DTC”), the paying agent will mail to each holder of record of a certificate or book-entry share whose shares of Company common stock were converted into the right to receive the merger consideration (i) a letter of transmittal in a form mutually agreed upon by Aptean and the paying agent and (ii) instructions for use in effecting the surrender of such holder’s certificates (or affidavits of loss in lieu of such certificates) or book-entry shares, as applicable, in exchange for payment of merger consideration; and
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for book-entry shares held, directly or indirectly, through the DTC, Aptean and the Company will cooperate to establish procedures with the paying agent, DTC, DTC nominees and such other necessary third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees, as promptly as practicable after the effective time, upon surrender of the book-entry shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Aptean, the Company, the paying agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the merger consideration which the beneficial owners thereof are entitled to receive.

You will not be entitled to receive the merger consideration until, in the case of certificates, you surrender your certificates (or an affidavit of loss in lieu of certificates) and deliver a duly executed letter of transmittal to the paying agent and, in the case of book-entry shares, surrender your shares by proper delivery of an “agent’s message” or as otherwise required by the letter of transmittal.
You should not return your certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
At the effective time of the merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers thereafter on the records of the Company. From and after the effective time, the Company’s shareholders outstanding immediately prior to the effective time will cease to have any rights with respect to their shares of Company common stock, except as otherwise expressly provided for in the merger agreement or by applicable law.
Each of Aptean, the Company (or any of its subsidiaries), the surviving corporation (or any of its subsidiaries) and the paying agent will be entitled to deduct and withhold any applicable required taxes from the merger consideration. In the event any amount is withheld from the merger consideration and remitted to the applicable taxing authorities that would have otherwise been payable to any person, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to that person in respect of which such deduction and withholding was made.
Pending disbursement of the merger consideration, the paying agent will invest the aggregate merger consideration deposited with it as directed by Aptean. Any interest and other income resulting from any such investments will be paid to Aptean or its designated affiliate. In the event that the payment fund diminishes to a level insufficient for making the payments of merger consideration, Aptean will, or will cause the surviving corporation to, promptly deposit additional funds with the paying agent in an amount required to make such payments of the merger consideration.
Any portion of the aggregate merger consideration deposited with the paying agent, plus any interest received with respect to such amount, that remains undistributed to holders of shares of Company common stock on the date that is one year after the closing date will be delivered to Aptean or a designated affiliate of Aptean, upon demand. Holders of shares of Company common stock who have not complied with the exchange and payment procedures described above will thereafter be entitled to look to only to Aptean or the surviving corporation, as applicable, for payment of such holders’ claims for the merger consideration, subject to any applicable abandoned property, escheat or similar laws. None of Aptean, the surviving corporation, the paying agent or any other party will be liable to any holder of shares of Company common stock for any merger consideration that has been delivered to or would otherwise escheat to or become the property of a governmental entity pursuant to any applicable abandoned property, escheat or similar laws.
Lost Certificates
If any certificate has been lost, stolen or destroyed, then the person claiming the certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration with respect to the number of shares of Company common stock formerly represented by such certificate and, if required by Aptean or the surviving corporation, such person must deliver a bond in such amount as Aptean may determine is reasonably necessary as indemnity against any claim that may be made against Aptean with respect to such certificate. These procedures and any others required by the paying agent will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Representations and Warranties
The merger agreement contains representations and warranties made by the Company, on the one hand, and Aptean and Merger Sub, on the other hand, to the other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure letter delivered by the Company to Aptean in connection therewith).
The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) to Aptean and Merger Sub relate to, among other things, the following:
•	due organization, valid existence, good standing of the Company and each of its subsidiaries and corporate authority to carry on the business of the Company and each of its subsidiaries;
•	capitalization and the absence of preemptive or antidilutive rights;
•	ownership of the equity interests of subsidiaries;
•	the absence of outstanding obligations to repurchase, redeem or otherwise acquire equity interests of the Company or its subsidiaries;
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corporate authority to execute and deliver, to perform the Company’s obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the Company;

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the adoption and declaration of advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Board, and the resolution by the Board, subject to the provisions of the merger agreement described below under “—Changes in the Board’s Recommendation,” to recommend that the Company’s shareholders approve the merger agreement;

•	receipt of a fairness opinion from Lazard;
•	governmental consents, approvals, authorizations required in connection with the execution, delivery and performance of the agreement and the completion of the merger;
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the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the Company’s SEC filings since January 1, 2022 and the financial statements included therein;
•	implementation and maintenance of internal controls over financial reporting and disclosure controls and procedures;
•	the absence of certain undisclosed liabilities and certain “off-balance sheet arrangements”;
•	the absence of certain enumerated events and of a Company material adverse effect (as defined below) since October 31, 2024;
•	compliance with applicable laws, governmental orders and permits;
•	the absence of legal proceedings and governmental orders;
•	employee benefits and labor matters;
•	environmental matters and compliance with environmental laws;
•	the payment of taxes, the filing of tax returns and other tax matters;
•	intellectual property matters;
•	artificial intelligence matters;
•	maintenance of insurance policies;

•	real property owned or leased by the Company or its subsidiaries and title to such real property;
•	material contracts and the absence of any default under, or termination or cancellation of, any material contract;
•	the absence of broker’s or finder’s fees except with respect to Lazard;
•	the absence of a poison pill and the inapplicability of state anti-takeover laws to the merger;
•	data privacy and security matters;
•	the absence of affiliate transactions; and
•	compliance with Nasdaq listing rules and regulations.
Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any development, fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate, (x) has had or would reasonably be expected to have a materially adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated by the merger agreement or performance by the Company or any of its subsidiaries of any of their respective obligations under the merger agreement. Developments, facts, changes, events, effects, occurrences or circumstances arising out of the following matters, alone or in combination, are excluded in determining whether a Company material adverse effect has occurred:
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the negotiation, execution or delivery of the merger agreement or the announcement of the merger agreement or the consummation of the transactions contemplated by the merger agreement or the Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with its employees, suppliers, lessors, partners, vendors, customers, regulators, governmental entities or any other third party;

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any action taken or refrained from being taken by the Company or any of its subsidiaries at the express written request of Aptean or which Aptean has expressly approved or consented to in writing following the date of the merger agreement or which the Company or such subsidiary of the Company did not take on account of withheld consent from Aptean;

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any failure by the Company or any of its subsidiaries to meet (A) any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in the foregoing subclause (A) or (B) may be taken into account in determining whether there has been a Company material adverse effect to the extent not otherwise expressly excluded pursuant to a different subsection of this definition);

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any decline in the market price of the shares of Company common stock (it being understood that the facts or occurrences giving rise to or contributing to a decline in the market price of Company common stock may be deemed to constitute, or be taken into account in determining whether there has been, a Company material adverse effect to the extent not otherwise expressly excluded pursuant to a different subsection of the definition of “Company Material Adverse Effect” in the merger agreement);

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the identity of, or any facts or circumstances relating to, Aptean or its affiliates, debt financing sources or investors, or the respective plan or intentions of any of the foregoing, with respect to the Company, its subsidiaries or their business;

•	any breach by Aptean or Merger Sub of the merger agreement; or
•	any litigation arising from allegations of any breach of fiduciary duty or violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement.

The following matters are also excluded in determining whether a Company material adverse effect has occurred, but will be so considered to the extent that such development, fact, change, event, effect, occurrence or circumstance has had a disproportionately adverse effect on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its subsidiaries conduct business:
•	changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;
•	changes or proposed changes in law or GAAP or other accounting methods;
•	changes in conditions in financial markets, credit markets or capital markets generally;
•	changes in general conditions in the industries in which the Company and its subsidiaries conduct business, including changes in labor markets for employees;
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any geopolitical conditions, the outbreak of hostilities, any acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a governmental entity or otherwise), terrorism or military actions (including any continuation, escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); or

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earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions, and other force majeure events.

The customary representations and warranties made by Aptean and Merger Sub to the Company are more limited and relate to, among other things, the following:
•	due organization, valid existence, good standing and corporate authority to carry on its business;
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corporate authority to execute and deliver, to perform Aptean’s and Merger Sub’s obligations under, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against Aptean and Merger Sub;

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the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of Aptean and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the absence of any beneficial ownership by Aptean, Merger Sub or any of their subsidiaries of shares of Company common stock or rights to acquire shares of Company common stock;
•	the absence of legal proceedings and governmental orders;
•	debt financing matters;
•	availability of funds to pay the aggregate merger consideration and all other required cash amounts in connection with the merger;
•	the accuracy of the information to be supplied for inclusion in this proxy statement; and
•	the absence of broker’s or finder’s fees.
Certain of the representations and warranties of Aptean and Merger Sub are qualified as to, among other things, “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any development, fact, change, event, effect, occurrence or circumstance that would, individually or when considered together with all other facts, circumstances or changes, reasonably be expected to materially prevent or materially delay or materially impede the ability of either Aptean or Merger Sub to consummate the transactions contemplated by the merger agreement, subject to certain exclusions.
The representations and warranties contained in the merger agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business
The Company has agreed to covenants in the merger agreement that affect the conduct of its business and that of its subsidiaries between the date of the merger agreement and the effective time (the “Pre-Closing Period”).
During the Pre-Closing Period, except as required, expressly permitted or otherwise expressly contemplated by the merger agreement or the other transaction documents, as required by applicable law, as specified in the disclosure letter delivered by the Company in connection with the merger agreement, or as Aptean may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company is required to, and will cause each of its subsidiaries to, use commercially reasonable efforts to (a) conduct its business in the ordinary course and consistent with past practice, (b) keep available the services of the current directors, officers, employees, key service providers and consultants of the Company and each of its subsidiaries and (c) preserve the goodwill and current relationships of the Company and each of its subsidiaries with material customers, suppliers and other persons with which the Company or any of its subsidiaries has business relations.
In addition, during the Pre-Closing Period, except as required, expressly permitted or otherwise expressly contemplated by the merger agreement or the other transaction documents, as required by applicable law or as specified in the disclosure letter delivered by the Company in connection with the merger agreement, unless Aptean gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries are restricted from (subject, in many cases, to ordinary course of business or other exceptions), among other things:
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establishing a record date for, declaring, accruing, setting aside or paying any dividends or making any other distributions with respect to any shares of capital stock or other equity interests, except for dividends declared prior to the date of the merger agreement or paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

•	repurchasing, redeeming, or otherwise reacquiring, directly or indirectly, any shares of capital stock or other equity or voting interests or any rights;
•	adjusting, splitting, combining, subdividing, recapitalizing, reclassifying or otherwise amending the terms of any shares of Company common stock or other equity or voting interests;
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issuing, selling, granting, delivering, transferring, pledging, encumbering, or authorizing the issuance, sale, delivery, pledge, transfer, encumbrance or grant of, any additional shares of capital stock or other rights of the Company or any of its subsidiaries;

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increasing the compensation or benefits payable or that could become payable by the Company or any of its subsidiaries to the Company’s directors, officers or employees, entering into any change of control, severance, or retention agreement with a Company employee (except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment), or establishing, adopting, entering into, amending or accelerating any Company benefit plan;

•	amending its articles of incorporation or bylaws or the comparable organizational documents of the Company or any of its subsidiaries;
•	making any capital expenditures or incurring any obligations or liabilities in respect thereof that exceed the amount of capital expenditures contemplated by the Company’s existing capital budget;
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repurchasing, prepaying, creating or incurring any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) the obligations any person for borrowed money, except in the ordinary course of business consistent with past practice;

•	entering into, modifying, amending, extending or voluntarily terminating any Company material contract, or waive, release or assign any rights or claims under any Company material contract;
•	entering into any new line of business or discontinuing or changing any existing line of business;

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compromising, waiving, discharging, settling, or satisfying any actions, claims, litigation, or suits of any amount exceeding $100,000 individually or $500,000 in the aggregate, subject to certain exceptions;

•	changing accounting methods, principles or practices used, unless required by a change in GAAP or applicable law;
•	entering into or adopting plans for any acquisitions or dispositions of material assets or businesses, liquidation, or dissolution;
•	adopting a shareholder rights plan;
•	selling, disposing of, transferring, encumbering, pledging, abandoning, dedicating to the public, failing to maintain, or allowing to lapse, in whole or in part, any Company intellectual property;
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making, rescinding or changing any material tax election, settling or compromising any material tax liability or action changing the Company’s taxable year, changing the material method of accounting for tax purposes, amending any material tax return, or entering into any closing agreement or other agreement with any tax authority, except in each case, as required by applicable law;

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entering into any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or employee association, or recognizing or certifying any labor union or other employee association as the bargaining representative for the employees of the Company or any of its subsidiaries, in all cases, except as required by applicable law;

•	terminate, amend or modify in any material respect, or fail to exercise renewal rights, with respect to any insurance arrangement;
•	enter into an agreement with an individual sanctioned by the Office of Foreign Assets Control;
•	entering into a transaction with an affiliate, or any contract contemplating or relating to an affiliate transaction;
•	making any loans, advances, capital contributions, or investments to any other person, subject to certain exceptions;
•	adversely amending, modifying, or failing to renew or otherwise maintain any Company permits;
•	commencing or terminating the employment of any employee of the Company or any of its subsidiaries who earns more than $200,000 in annual base salary; or
•	authorizing, agreeing or committing to do any of the foregoing.
No Solicitation by the Company
The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Company and its subsidiaries and representatives will:
•
immediately cease any solicitation, knowing encouragement, discussions or negotiations with any third party with respect to any bona fide written offer or proposal from a third party relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the fair value of the consolidated assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets of the Company and its subsidiaries, taken as a whole, (ii) any tender offer (including a self-tender offer) or exchange offer that would result in such third party or “group” (as defined in the Exchange Act and rules promulgated thereunder) beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets of the Company and its subsidiaries, or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries pursuant to which such third party or “group” (as defined in the Exchange Act and rules promulgated thereunder) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company after giving effect to the consummation of such transaction (collectively, (i) – (iii), a “Company Takeover Proposal”);

•	disregard all requests made by or on behalf of any third party for non-public information in connection with a Company Takeover Proposal;
•	not directly or indirectly:
○
solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal;

○
knowingly facilitate any Company Takeover Proposal or engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, a Company Takeover Proposal, except to notify such third party of the existence of the no shop restrictions on the Company;

○
approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, agreement or agreement in principle, merger agreement or other similar contract with respect to a Company Takeover Proposal;

○	grant any waiver, amendment, termination or release under any standstill or confidentiality agreement, subject to certain exceptions as described in the paragraph immediately below; or
○	furnish or otherwise provide access to any non-public information regarding the Company or any of its subsidiaries to any third party in connection with or in response to a Company Takeover Proposal.
The merger agreement also requires the Company to request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries furnished to any third party with respect to a transaction similar to the merger, and to terminate all access granted to any such third party to any data room with respect to a transaction similar to the merger. The Company may only waive any standstill applicable to a third party to the extent that the Board has determined, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law.
Notwithstanding the restrictions described above, in response to a written Company Takeover Proposal that did not result from any breach of the restrictions described above or otherwise set forth in the merger agreement and that was made prior to the approval of the merger agreement by the Company’s shareholders, the Company may (i) furnish, following execution of a confidentiality agreement with such third party and its representatives, information (including non-public information) with respect to the Company and its subsidiaries to such third party who has made a Company Takeover Proposal and (ii) engage in or otherwise participate in discussions or negotiations with the third party making such Company Takeover Proposal, only if, prior to such furnishing of information or engagement in discussion:
•
the Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a superior proposal; and

•
the Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

The Company is required to promptly notify Aptean, and in any event within 36 hours of becoming aware of, any request, proposal or offer received with respect to, or reasonably expected to lead to, any Company Takeover Proposal. Such notice must include the identity of the third party making the Company Takeover Proposal and include the material terms of the Company Takeover Proposal. In the event that any third party modifies its Company Takeover Proposal in any material respect, the Company is required to notify Parent within 36 hours of such material modification ( and the material terms thereof) The Company is also required to provide Aptean 36 hours’ prior written notice of any Board meeting at which the Board is expected to consider any Company Takeover Proposal or request for non-public information in connection with a Company Takeover Proposal.

Changes in the Board’s Recommendation
The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Board will not (i) fail to include the Board’s recommendation that the Company’s shareholders vote to approve the merger agreement (such recommendation, the “Board recommendation”) in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold or withdraw or modify, the Board recommendation in a manner adverse to Aptean, (iii) take, or agree to take, any action by board resolution or make any recommendation or public statement in connection with a Company Takeover Proposal, including any tender offer or exchange offer, other than a recommendation against such offer or a customary “stop, look and listen” communication, (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Company’s shareholders a Company Takeover Proposal, or (v) propose, resolve or agree to take any such action set forth in any of the foregoing clauses of this section (any such action, a “change of recommendation”).
Further, the Company has agreed under the merger agreement, subject to certain exceptions described below, that the Board will not enter into, authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or other similar contract with respect to any Company Takeover Proposal (a “Company Acquisition Agreement”).
Notwithstanding the general restrictions described above, at any time prior to the adoption of the merger agreement by the Company’s shareholders, the Board may make a change of recommendation and/or terminate the merger agreement and enter into a Company Acquisition Agreement under two circumstances:
•
the Company has received after the date of the merger agreement a Company Takeover Proposal that did not result from a breach of the merger agreement and such Company Takeover Proposal has not been withdrawn, and the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (i) failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law and (ii) such Company Takeover Proposal constitutes a superior proposal; and

•
in response to an “intervening event,” which is a material positive effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that was not known to the Board (or, if known, the consequences of which were not reasonably foreseeable to the Board as of the date of the merger agreement); except that in no event will the following constitute or be taken into account in determining whether an intervening event has occurred: (i) any Company Takeover Proposal, (ii) the announcement (whether or not authorized by the Company, Aptean, or Merger Sub), including any pre-signing reports in the press or otherwise, reporting on a potential transaction between the Company and Aptean or otherwise relating to the acquisition of the Company, (iii) the pendency of the merger agreement or the transactions contemplated by the merger agreement or (iv) any change in the trading price or trading volume of shares of Company common stock or any change in the Company’s credit rating.

To make a change of recommendation, the Board or any duly constituted and authorized committee thereof must determine in good faith, after consultation with its financial advisor and outside legal counsel, that failure to make a change of recommendation would be inconsistent with the Board’s fiduciary duties under applicable law.
In addition, to make a change of recommendation:
•
with respect to a superior proposal being made, the Board must give Aptean at least three business days’ prior written notice of the Board’s intention to make a change of recommendation and provide Aptean with the identity of the third party involved and the material terms of any such superior proposal, including the most current version of any written offer or proposed contract relating thereto and, if available, a copy of the proposed Company Acquisition Agreement, and, if Aptean wishes to negotiate, during such notice period, the Company will negotiate, and cause its financial and legal advisors to negotiate, in good faith with Aptean to enable Aptean to propose an offer intended to cause such Company Takeover Proposal to no longer constitute a superior proposal; provided that in the event of any material change to the material terms of such Company Takeover Proposal, the Company must deliver to Aptean in each instance an additional written notice consistent with requirements outlined above and such notice period will recommence, except it will be at least two business days (rather than three business days, as in the case of the first notice); or
•
with respect to an intervening event occurring, the Board must give Aptean at least five business days’ prior written notice of the Board’s intention to make a change of recommendation and describe the intervening event and the basis for such intended change of recommendation in reasonable detail, and, if Aptean wishes to negotiate, during such notice period, the Company will negotiate, and cause its financial and legal advisors to negotiate, in good faith with Aptean to enable Aptean to propose in writing an offer binding on Aptean to effect amendments to the terms of the merger agreement that it would obviate the need for making such change of recommendation in accordance with the Board’s fiduciary duties under applicable law.

Nothing contained in the merger agreement’s no solicitation provisions prohibits the Company or the Board from (i) taking and disclosing to the Company shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any other disclosure to the Company shareholders if, in the Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable Law, (iii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (iv) electing to take no position with respect to a Company Takeover Proposal until the close of business as of the tenth business day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act so long as such Company Takeover Proposal remains under the Board’s good faith consideration or (v) disclosing to the Company shareholders that the Board or a duly authorized committee thereof has determined that a Company Takeover Proposal constitutes a superior proposal.
Shareholders’ Meeting
The Company has agreed under the merger agreement to call a special meeting of its shareholders to be held as promptly as reasonably practicable after this proxy statement is cleared by the SEC staff for mailing to consider and vote on approval of the merger agreement and any other matters required to be voted on by the Company’s shareholders in connection with the merger. The Company may, with the prior written consent of Aptean, adjourn or postpone the special meeting (i) to the extent required by applicable law (as determined in good faith by the Board, after consultation with its outside legal counsel) or if, after consultation with Aptean, the Company determines such adjournment or postponement necessary to ensure that any required supplement or amendment to the proxy statement is provided to the Company shareholders within a reasonable amount of time in advance of the special meeting if such disclosure is determined by the Company in good faith after consultation with outside counsel to be required to be provided to the Company shareholders, (ii) if, as of the time for which the meeting is scheduled, there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting or (iii) to solicit additional proxies if necessary to obtain the requisite approval of the Company’s shareholders, but, unless otherwise agreed to by each of the Company and Aptean, the meeting will not be adjourned or postponed, for purposes of clause (ii) and (iii) above, to a date that is more than 15 business days after the date for which the meeting was previously scheduled or more than 45 days, in the aggregate, after the original meeting date and in no event may any adjournment or postponement be to a date that is fewer than five business days prior to the outside date.
Reasonable Best Efforts; Regulatory Approvals
Aptean, Merger Sub and the Company agree to use their respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity and (ii) the defending of any actions challenging the merger agreement or the merger. On February 7, 2025, the Company and Aptean each filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period under the HSR Act expires at 11:59 p.m. Eastern time on March 10, 2025, unless the waiting period is terminated prior to that date or extended in connection with a request for additional information. Further, on February 7, 2025, Aptean filed the requisite notification with the Investment Security Unit pursuant to the NSIA. The NSIA filing was accepted by the Investment Security Unit on February 13, 2025, and Aptean expects to receive approval by March 27, 2025, unless the merger is called in for a detailed national security review.
If any action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the merger as violative of any antitrust law, each of the Company and Aptean will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action and to have vacated, lifted, reversed or overturned any order that is in effect and that prohibits, prevents or restricts consummation of the merger; provided, that Aptean is not obligated to (i) agree to divest or otherwise hold separate or take, or not to take, any other action (or otherwise agree to do any of the foregoing) with respect to the businesses or assets of Aptean or its affiliates or, if after the closing, the surviving corporation, (ii) agree to terminate, modify or extend any existing relationships or contractual rights or obligations of Aptean or its affiliates or, after the closing, the surviving corporation, or (iii) agree to any obligation to provide any prior notice to or seek prior approval from any governmental entity for a future transaction.
Aptean and the Company have agreed to (i) use reasonable best efforts to cooperate with each other in determining whether any filings are required and timely making all such filings, (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the merger, (iii) promptly inform outside counsel for the other party upon receipt of any material communication from any governmental entity regarding the merger, and (iv) subject to applicable legal limitations and the instructions of any governmental entity, keep outside counsel for each other apprised of the status of matters relating to the completion of the merger, including promptly furnishing the outside counsel for the other party with copies of notices or other communications received by the Company or Aptean, as the case may be, or any of their respective subsidiaries, from any governmental entity with respect to the merger.
Aptean and the Company further agreed not to (i) participate in any substantive meeting or discussion, either in person or by telephone, with any governmental entity in connection with the merger unless it consults with outside counsel for the other party in advance and gives outside counsel for the other party the opportunity to attend and participate, (ii) extend any waiting period under the HSR Act without the prior written consent of the other party or (iii) enter into any agreement with any governmental entity not to consummate the merger without the prior written consent of the other party.
Access to Information
The Company has agreed to provide, and cause its subsidiaries to provide, Aptean with reasonable access during normal business hours to (i) the Company’s and its subsidiaries’ respective properties (but excluding for purposes of any invasive, soil sample or below ground testing or leased third party public cloud infrastructure data centers), books, contracts, commitments, personnel and records and (ii) such other information as Aptean reasonably requests with respect to the Company and its subsidiaries and their respective businesses, financial condition, and operations. Aptean agreed to use its reasonable best efforts to minimize any disruption to the businesses of the Company and its subsidiaries that may result from its requests for access, data and information. In addition, the Company and its subsidiaries will not be required to provide any access or disclose any information if such access or disclosure would (i) violate any of the Company’s or its subsidiaries’ obligations with respect to confidentiality, (ii) violate any law, (iii) cause a risk of a loss of privilege, (iv) disclose competitively sensitive information, or (v) to the extent it relates to the negotiation of the merger agreement, certain other aspects of the Company’s strategic review process or a Company Takeover Proposal (unless required under the “no solicitation” provisions of the merger agreement).
Financing
Aptean has agreed under the merger agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the A&R Commitment Letter. The Financing will consist of a senior secured specified delayed draw term loan facility under its existing credit facility in an aggregate principal amount of $450,000,000. However, neither the Financing nor the availability of any funds or other financing to Aptean or any of its affiliates is a condition to the merger.

The Company has agreed under the merger agreement, subject to certain exceptions, that it and its subsidiaries will use their reasonable best efforts to provide, and will direct its and their respective representatives to use their reasonable best efforts to provide, all cooperation that is reasonably requested by Aptean to assist Aptean in connection with the Financing. However, such agreement will not require the Company or any of its subsidiaries to (i) pledge any assets as collateral that is not contingent upon the consummation of the merger or that would be effective prior to the effective time of the merger, (ii) agree to pay any commitment fee or other fee, reimburse any expenses, incur any liability, or give any indemnity in connection with the Financing prior to the consummation of the merger, (iii) take any actions that would unreasonably interfere with the ongoing business or operations of the Company or any of its subsidiaries, could subject any director, manager, officer or employee of the Company, any of its subsidiaries, or any of its and their respective representatives to any personal liability, would conflict with, or result in any material violation, breach, or default of the organizational documents of the Company or any of its subsidiaries, any material contract of the Company or any of its subsidiaries, or would conflict with or result in any violation or breach of any applicable law or order, (iv) waive or amend any terms of the merger agreement, (v) commit to take any action under any document or enter into any definitive agreement that is not contingent upon the consummation of the merger, (vi) provide access to or disclose information that violates applicable law or that the Company determines would jeopardize attorney-client privilege or conflict with any confidentiality requirements owing to a third party, (vii) cause any director, manager or equivalent, or any officer or employee of the Company or any its subsidiaries (other than any of the foregoing who will continue in such a position following the consummation of the merger) to pass resolutions to approve the Financing or authorize any agreements, documents, or any actions in connection therewith, or to execute or deliver any certificate in connection with the Financing, in each case, that are not contingent on the consummation of the merger or would be effective prior to the consummation of the merger, (viii) deliver financial statements in a form or subject to a different standard than those provided to Aptean by the Company or its subsidiaries prior to the date of the merger agreement, (ix) deliver any legal opinion, other opinion of counsel, accountants’ comfort letters, or any reliance letter, (x) make any representation as to the solvency of the Company or any of its subsidiaries or deliver any solvency or similar certificate, (xi) make any representation, warranty, or certification that, in the good faith determination of the Company, is not true, (xii) take any action that could reasonably be expected to cause any representation or warranty made by the Company or covenant applicable to the Company contained in the merger agreement to be breached, to cause any condition to the consummation of the merger applicable to the Company to fail to be satisfied, or otherwise cause any breach by the Company of the merger agreement, or (xiii) provide or prepare any projections or pro forma financial information or any other financial or other information that is not reasonably available to the Company under its current reporting systems.
Director and Officer Indemnification and Insurance
Under the merger agreement, to the fullest extent required or permitted by applicable law, for six years from and after the effective time, Aptean has agreed to, and will cause the surviving corporation to, indemnify and hold harmless and advance expenses, in each case solely to the fullest extent required or permitted under the Company’s organizational documents (or comparable organizational documents of any subsidiary of the Company) as in effect on the date of the merger agreement and as of the effective time, as incurred to each present and former director or officer of the Company or any of its subsidiaries for any losses incurred in connection with a legal action arising out of or related solely to such person’s service as a director, officer or representative of the Company or any of its subsidiaries or services performed by such person at the request of, and for the benefit of, the Company or any of its subsidiaries at or prior to the effective time within such person’s scope of day-to-day duties. Further, Aptean agreed to, and will cause the surviving corporation and its subsidiaries to, use commercially reasonable efforts to cooperate with such indemnified person in the defense of any such action.
For a period of six years after the effective time, Aptean has agreed to, and will cause the surviving corporation and its subsidiaries to, maintain in effect and not amend the provisions in the articles of incorporation, bylaws and any other organizational documents of the surviving corporation and its subsidiaries providing for indemnification, advancement and reimbursement of expenses and exculpation of its former directors and officers, as applicable, with respect to facts or circumstances occurring at or prior to the effective time of the merger, that are at least as favorable in the aggregate to such persons as the indemnification, advancement and reimbursement of expenses provisions set forth in the applicable articles of incorporation, bylaws or other organizational documents of the Company and its subsidiaries, which provisions will not be amended except as required by applicable law.

For a period of six years from and after the effective time, Aptean or the surviving corporation will continue to maintain in effect directors’ and officers’ liability insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable in the aggregate to indemnified parties as provided in the Company’s existing policies as of immediately prior to the effective time with respect to any matters that existed or occurred at or prior to the effective time (including in connection with the merger agreement or the transactions contemplated by the merger agreement), subject to certain limitations on the maximum amount of any premium.
The individuals who are former directors or officers of the Company or a subsidiary of the Company at or prior to the effective time are express third-party beneficiaries of the provisions described above, and such individuals will have the right to enforce these provisions of the merger agreement. If the surviving corporation merges, consolidates or transfers all of its assets or properties to another person after the effective time, proper provisions will be made so that the successors and assigns of the surviving corporation will assume all applicable and outstanding obligations related to director and officer indemnification and insurance.
Employee Benefit Matters
From the effective time through and including December 31, 2025 (the “Continuation Period”), Aptean has agreed to provide, or cause to be provided, to each employee of the Company and its subsidiaries employed as of immediately prior to the effective time and who continues to be employed by the surviving corporation (or any affiliate thereof) (each, a “Continuing Employee”) during the Continuation Period with:
•
base salary or wage rate (as applicable) and annual cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such employee by the Company or any subsidiary thereof immediately prior to the effective time (or, with respect to the annual cash incentive compensation, as in effect for the last calendar year immediately prior to the effective time);

•	severance benefits for terminations of employment in accordance with the Retention Agreements and certain other severance plans and arrangements, as applicable; and
•	other compensation and employee benefits (including welfare and retirement benefits) that are substantially similar in the aggregate to that provided to similarly situated employees of Aptean.
In addition, for the period of at least four months following the effective date, the Continuing Employees will continue to participate in the Company’s vacation/paid time off policy in which they participated as of immediately prior to the effective time, pursuant to which, among other things, the Company will pay out any accrued but unused vacation time upon qualifying terminations of employment (up to two weeks of pay, unless otherwise required by applicable law).
As of the effective time, Aptean generally has also agreed to ensure that such employees will receive credit for service accrued prior to the effective time for purposes of vesting and eligibility under any benefit plan, and for purposes of benefit accruals under any vacation or severance plan of Aptean, except with respect to defined benefit plans and except where doing so would result in a duplication of benefits. Aptean has also generally agreed to, or cause its affiliate to, use commercially reasonable efforts to: (i) waive any pre-existing condition limitations or exclusions under its health plans, (ii) honor eligible expenses incurred by employees under the Company’s health plans for purposes of satisfying any deductible, coinsurance and maximum out-of-pocket requirements under Aptean’s or its affiliate’s plans for the applicable plan year, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable, in each case to the extent the employee (or their dependents) had satisfied any similar limitation or requirement under an analogous Company plan prior to the effective time.
Other Covenants and Agreements
The merger agreement contains additional agreements between the Company and Aptean relating to, among other things, the following:
•	the preparation and filing of this proxy statement;
•	cooperation with respect to public statements;
•	confidentiality of information shared;

•	delisting of the Company and shares of Company common stock from Nasdaq and deregistering shares of Company common stock under the Exchange Act promptly after such delisting;
•	efforts to minimize effects of state takeover statutes;
•	transaction litigation; and
•	delivery of Lazard’s fairness opinion.
Conditions to the Merger
Each party’s obligation to effect the transactions contemplated by the merger agreement is subject to the satisfaction (or waiver, if permissible) at or prior to the effective time of each of the following conditions:
•	the approval of the merger agreement by the affirmative vote of the holders of a majority the outstanding shares of Company common stock entitled to vote thereon;
•
(i) the waiting period (including any extension thereof) required under the HSR Act will have expired or been terminated and (ii) the merger will have been approved by the Investment Security Unit pursuant to the NSIA; and

•
(i) the absence of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any governmental entity preventing consummation of the merger and (ii) the absence of any law enacted or promulgated by any governmental entity of a competent jurisdiction which prohibits or makes illegal the consummation of the merger, in each case other than restraints or laws in jurisdictions that are immaterial to the business and operations of Aptean and the Company or that would have an immaterial effect on Aptean and the Company.

The obligations of Aptean and Merger Sub to effect the transactions contemplated by the merger agreement are further subject to the satisfaction (or waiver, if permissible) at or prior to the effective time of each of the following additional conditions:
•
certain “fundamental” representations and warranties of the Company (including those pertaining to organization, good standing, qualification, capital structure, corporate authority, approvals, fairness opinion, brokers and finders, rights agreements, anti-takeover provisions and affiliate transactions) will be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time);

•
all other representations and warranties of the Company set forth in the merger agreement will be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date of the merger agreement and as of the closing date, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Company material adverse effect;

•	the Company will have performed or complied in all material respects with the covenants contained in the merger agreement to be performed or complied with by it prior to or on the closing date;
•	since the date of the merger agreement, a Company material adverse effect will not have occurred and be continuing; and
•
the Company will have furnished Aptean with a certificate, dated as of the closing date and signed on its behalf by a duly authorized officer of the Company, to the effect that the conditions described above have been satisfied.

The obligation of the Company to effect the merger is further subject to the satisfaction (or waiver, if permissible) at or prior to the effective time of each of the following additional conditions:
•
certain “fundamental” representations and warranties of Aptean and Merger Sub (including those pertaining to organization, corporate authority, approvals, ownership of equity of the Company and brokers and finders) will be true and correct in all material respects as of the date of the merger agreement and as of the closing date, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time);

•
all other representations and warranties of Aptean and Merger Sub set forth in the merger agreement will be true and correct in all respects (without giving effect to any materiality or Parent material adverse effect qualifications contained therein) as of the date of the merger agreement and as of the closing date, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Parent material adverse effect;

•
each of Aptean and Merger Sub will have performed or complied in all material respects with the covenants contained in the merger agreement to be performed or complied with by it prior to or on the closing date; and

•
each of Aptean and Merger Sub will have furnished the Company with a certificate, dated as of the closing date and signed on each of their behalf by a duly authorized officer of Aptean or Merger Sub, as applicable, to the effect that the conditions described above have been satisfied.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.
None of Aptean, Merger Sub or the Company may rely on the failure of any closing condition to be satisfied if such failure was caused by such party’s breach of its obligations under the merger agreement or, in the case of Aptean, the debt financing documents.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger by either the Company or Aptean if any of the following events occur:
•
if the closing has not occurred by the outside date (subject to Aptean’s right to extend the outside date upon written notice to the Company at least three days prior to the outside date until October 24, 2025 if, as of the outside date, all conditions have been satisfied other than the attainment of the regulatory approvals or if any laws are enacted, enforced or adopted or final governmental order is issued enjoining or otherwise prohibiting the consummation of the transactions (to the extent such restraint arises under any antitrust law)), provided that such termination right will not be available to any party whose breach of the merger agreement (or, in the case of Aptean, the debt financing documents) has been a primary cause of the failure of the closing to occur on or before the outside date;

•
if any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any governmental entity preventing consummation of the merger has become final and non-appealable, except that such termination right will not be available to any party whose breach of any obligation under the merger agreement has been the primary cause of the issuance of such governmental order;

•	the Company shareholder approval is not obtained at a duly held shareholders meeting (including any adjournments or postponements thereof); or
•
for any breach of any covenant, representations or warranties on the part of the other party, which breach (i) would result in a failure of a condition to the obligation of the terminating party to consummate the merger and (ii) is not cured within the earlier of the outside date and 45 days following written notice thereof to the other party, except that such termination right will not be available to any party who is then in material breach of its representations and warranties or covenants contained in the merger agreement.

The merger agreement may be terminated by the Company at any time prior to the effective time of the merger and prior to the receipt of the Company shareholder approval, in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the “no solicitation” provisions of the merger agreement, subject to the payment by the Company to Aptean of the termination fee.
Aptean may also terminate the merger agreement if, prior to the receipt of the Company shareholder approval, the Board has made a change of recommendation (including, without limitation, with respect to an intervening event) or the Company has willfully and materially breached its obligations under the “no solicitation” provisions of the merger agreement.
The merger agreement may also be terminated by mutual written agreement of Aptean and the Company prior to the effective time.
Termination Fee
The Company will be required to pay to Aptean a termination fee in cash equal to $24,500,000 if:
•	Aptean terminates the merger agreement in response to the Board making a change of recommendation;
•	Aptean terminates the merger agreement because the Company has willfully and materially breached its obligations under the “no solicitation” provisions of the merger agreement;
•	the Company terminates the merger agreement prior to receipt of shareholder approval of the merger agreement in order to enter into a definitive agreement with respect to a superior proposal;
•
Aptean or the Company terminate the merger agreement due to the failure of the closing of the merger to occur by the outside date or the approval of the merger agreement by the Company’s shareholders is not obtained at the special meeting, and both of the following circumstances occur:

○	prior to such termination, a third party makes, proposes or communicates a Company Takeover Proposal which has not been withdrawn as of such termination, and
○
within 15 months of such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal (except that, for purposes of determining whether the termination fee is due in such circumstances, references in the definition of a Company Takeover Proposal to 20% will be replaced by 50%).

Remedies; Specific Enforcement
The parties to the merger agreement have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties have agreed that the parties will be entitled at law or in equity, to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, without proof of damages, prior to the valid termination of the merger agreement, in addition to any other remedy to which they are entitled under the merger agreement.
In the event the termination fee is payable by the Company to Aptean under the circumstances described above under “—Termination Fee,” payment of the termination fee will be the sole and exclusive monetary damages remedy of Aptean and Merger Sub against the Company and its subsidiaries for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount neither the Company nor any of its subsidiaries will have any further liability or obligation relating to or arising out of the merger agreement or the merger. While Aptean may pursue both a grant of specific performance and the payment of the termination fee, under no circumstances will Aptean be permitted or entitled to receive both a grant of specific performance that results in the closing and all or any portion of the termination fee.
Amendment of the Merger Agreement
Subject to compliance with applicable law, and except as otherwise provided in the merger agreement, at any time prior to the effective time, the merger agreement may be amended or modified, whether before or after receipt of the Company’s shareholder approval, in any and all respects by written agreement of Aptean and the

Company. Following receipt of the Company shareholder approval, there will be no amendment or modification to the merger agreement, which by law would require further approval by the Company’s shareholders. Certain provisions of the merger agreement may not be amended, modified, waived or terminated in a manner that is materially adverse to Aptean’s debt financing sources without the prior written consent of the lead arranger for such debt financing sources.
Governing Law
The merger agreement, and all disputes, claims or causes of action based on, arising out of, or related to the merger agreement, the negotiation of the merger agreement, the performance of the merger agreement or the merger, will be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of February 20, 2025, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of outstanding Company common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of Company common stock, (ii) each of the Company’s directors, (iii) each of the Company’s NEOs for the fiscal year ended April 30, 2024, and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated, all shares of Company common stock shown in the table below are held with sole voting and investment power. The Company’s NEOs for fiscal 2024 are James C. Edenfield, H. Allan Dow and Vincent C. Klinges. Unless otherwise stated, the address for each beneficial owner is c/o Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

Name	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned(1)
Beneficial owners of more than 5%:
BlackRock, Inc.	2,311,637(2)	6.9%
The Vanguard Group	2,375,735(3)	7.1%
Glazer Capital, LLC	1,723,541(4)	5.1%
Directors and Named Executive Officers:
James C. Edenfield	2,430,157(5)	7.2%
W. Dennis Hogue	113,756(6)	*
Celena Matlock	14,092(7)	*
Matthew G. McKenna	106,350(8)	*
James B. Miller, Jr.	485,351(9)	1.4%
Thomas L. Newberry, V	57,740(10)	*
Lizanne Thomas	77,228(11)	*
Nicole Wu	11,769(12)	*
H. Allan Dow	1,030,368(13)	3.0%
Vincent C. Klinges	445,838(14)	1.3%
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (A TOTAL OF 13 PERSONS)	3,036,797(15)	8.4%

*	Less than 1%
(1)	Share percentages are based on 33,689,059 shares of Company common stock outstanding as of February 20, 2025, plus options exercisable within 60 days of February 20, 2025.
(2)
Based on Schedule 13G/A dated November 8, 2024. Of this amount, the reporting person has sole voting power as to 2,274,251 shares and sole dispositive power as to 2,311,637 shares. BlackRock’s reported address is 50 Hudson Yards, New York, NY 10001.

(3)
Based on Schedule 13G/A dated February 13, 2024. Of this amount, the reporting person has shared voting power as to 49,049 shares, sole dispositive power as to 2,297,148 shares and shared dispositive power as to 78,587 shares. The Vanguard Group’s reported address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on Schedule 13G dated February 20, 2025. Of this amount, this reporting person has shared voting power and shared dispositive power as to 1,723,541 shares. Glazer Capital, LLC's reported address is 250 West 55th Street, Suite 30A, New York, NY 10019.

(5)
Includes 163,200 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power.

(6)	Includes 66,000 shares subject to options exercisable within 60 days.
(7)	Includes no shares subject to options exercisable within 60 days.
(8)	Includes 66,000 shares subject to options exercisable within 60 days.
(9)	Includes 66,000 shares subject to options exercisable within 60 days.
(10)	Includes 48,000 shares subject to options exercisable within 60 days.
(11)	Includes 66,000 shares subject to options exercisable within 60 days.
(12)	Includes no shares subject to options exercisable within 60 days.
(13)	Includes 900,000 shares subject to options exercisable within 60 days.
(14)	Includes 345,000 shares subject to options exercisable within 60 days.
(15)	Includes 2,251,305 shares subject to options exercisable within 60 days.

PROPOSAL 1: PROPOSAL TO APPROVE THE MERGER AGREEMENT
We are asking you to approve a proposal to approve the merger agreement. The transactions contemplated by the merger agreement cannot be completed without the approval of the merger agreement by the requisite vote of Company shareholders. For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the transactions contemplated by the merger agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.
The approval and adoption of the merger agreement requires the affirmative vote of the Company’s shareholders holding a majority of the outstanding shares of Company common stock as of the record date. Accordingly, assuming a quorum is present, the failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.
The Board unanimously recommends a vote “FOR” the proposal to approve the merger agreement.

PROPOSAL 2: NONBINDING COMPENSATION PROPOSAL
We are asking you to approve a proposal to approve the nonbinding compensation proposal. Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide shareholders with the opportunity to vote, on a nonbinding, advisory basis, on the compensation that will or may become payable to our NEOs in connection with the merger. For a summary of and detailed information regarding this proposal, see the information set forth in the sections of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
The nonbinding compensation proposal requires that the number of votes cast in favor of the proposal exceeds the votes cast against the proposal. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. Our shareholders should note that this proposal is not a condition to completion of the merger, and as a nonbinding, advisory vote, the result will not be binding on the Company or the Board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our NEOs will be eligible to receive the compensation that is based on or that otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.
The Board unanimously recommends a vote “FOR” the nonbinding compensation proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including solicitation of proxies from shareholders that have previously returned properly executed proxies voting against approval of the merger agreement.
The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present (either in person or represented by valid proxy) and entitled to vote at the special meeting. Assuming a quorum is present at the special meeting, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, and failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.
The Board unanimously recommends a vote “FOR” the adjournment proposal.

DISSENTERS’ RIGHTS OF SHAREHOLDERS
Under the GBCC, holders of record of Company common stock will be entitled to dissent from the merger and obtain payment in cash equal to the fair value of their shares of Company common stock. Set forth below is a summary of the procedures that must be followed by the holders of Company common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of Article 13 of the GBCC, a copy of which is attached to this proxy statement as Annex C. Shareholders who desire to exercise dissenters’ rights should review carefully Article 13 of the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Any holder of record of Company common stock who objects to the merger, and who is entitled to exercise and properly exercises their dissenters’ rights and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value,” as may be determined to be due to such holder in accordance with the GBCC, for all (but not less than all) of their shares of Company common stock if the merger is consummated, unless and until such holder effectively waives, fails to perfect or is otherwise no longer entitled to payment for such shares of Company common stock in accordance with the GBCC.
A shareholder of the Company who objects to the merger and desires to receive payment of the “fair value” of their Company common stock, as determined to be due to such shareholder in accordance with the GBCC: (i) must deliver to the Company, prior to the time the shareholder vote on the merger is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote their shares in favor of the approval of the merger agreement.
A failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.
Any notice required to be given to the Company must be sent to the Company’s headquarters at Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia, 30305, Attention: Secretary.
If the merger agreement is approved, the Company will mail, no later than ten days after the effective time, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished the Company in writing or, if none, at the shareholder’s address as it appears on the records of the Company. The dissenters’ notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which the Company must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC. Within ten days after the later of the effective time, or the date on which the Company receives a payment demand, the Company will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that the Company estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (a) the Company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (b) a statement of the Company’s estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (e) a copy of Article 13 of the GBCC.
A dissenting shareholder choosing to accept the Company’s offer of payment must do so by written notice to the Company within 30 days after receipt of the Company’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. The Company must make payment to each shareholder who accepts the offer of payment within 60 days after the making of the offer of payment, or the effective date, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in their shares of Company common stock.
If a dissenting shareholder does not accept, within 30 days after the Company’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the Company shares and interest due thereon, then the Company, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of their shares of Company common stock. If the Company does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.
In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties.
The court will assess these costs against the Company, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against the Company and in favor of any or all dissenters if the court finds the Company did not substantially comply with the dissenters’ provisions; or (ii) against the Company or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the Company, the court may award these attorneys reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
Shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Company common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
Failure by a holder of record of Company common stock to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Company common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION
The Company common stock trades on Nasdaq under the symbol “LGTY.” As of the close of business on the record date, there were 33,689,059 shares of Company common stock outstanding and entitled to vote, held by 359 shareholders of record.
The Company pays quarterly cash dividends on shares of Company common stock. On November 20, 2024, the Company declared a dividend of $0.11 per share, which was paid on February 21, 2025 to shareholders of record as of the close of business on February 7, 2025. Pursuant to the merger agreement, the Company may not, without the prior written consent of Aptean, pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of capital stock or other equity interests, except for dividends declared prior to the date of the merger agreement or paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company.
On March 3, 2025, the latest practicable date prior to the filing of this proxy statement, the closing price of Company common stock on Nasdaq was $14.15 per share. You are encouraged to obtain current market quotations for Company common stock.
If the merger is completed, the shares of Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded. In addition, dividends will no longer be declared or paid with respect to shares of Company common stock.
HOUSEHOLDING
As permitted under the Exchange Act, only one copy of this proxy statement is being delivered to shareholders that reside at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed by phone at (404) 261-4381 or by mail to the Secretary, Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia, 30305; alternatively, you may contact the Company’s proxy solicitor, Innisfree. Shareholders residing at the same address and currently receiving multiple copies of this proxy statement may contact us at the address above to request that only a single copy of a proxy statement be mailed in the future.
SHAREHOLDER PROPOSALS
Shareholder Proposals for 2025 Annual Meeting of Shareholders
If the merger is completed, we will no longer have public shareholders and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholders’ meetings. We intend to hold the 2025 Annual Meeting of Shareholders only if the merger is not completed, or if we are required to do so by our bylaws or applicable law.
Proposals of shareholders intended to be presented at the 2025 Annual Meeting must be forwarded in writing and received at the principal executive offices of the Company no later than March 10, 2025, directed to the attention of the Secretary, to be considered for inclusion in the Company’s Proxy Statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.
Any shareholder proposals (including recommendations of nominees for election to the Board) intended to be presented at the Company’s 2025 Annual Meeting of shareholders, other than a shareholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, must comply in all respects with our bylaws and must be received in writing at our principal executive offices no later than 5:00 p.m., Eastern time, on May 22, 2025.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 21, 2025.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at www.sec.gov.
The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at logility.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement and is not incorporated by reference. Copies of any of these documents may be obtained free of charge by contacting Logility Supply Chain Solutions, Inc., Secretary, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference.
Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed with the SEC on July 1, 2024;
•
our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2024, October 31, 2024, and January 31, 2025, filed with the SEC on August 30, 2024, December 6, 2024, and February 28, 2025, respectively;

•
the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 8, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended April 30, 2024; and

•	our Current Reports on Form 8-K filed with the SEC on August 23, 2024, October 1, 2024, January 27, 2025, and January 28, 2025.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

among

APTEAN, INC.,

UPDATE MERGER SUB, INC.

and

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.

dated

January 24, 2025

(continued)
A-i

(continued)
A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated January 24, 2025, among Aptean, Inc., a Delaware corporation (“Parent”), Update Merger Sub, Inc., a Georgia corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Logility Supply Chain Solutions, Inc., a Georgia corporation (the “Company” and, together with Parent and Merger Sub, each, a “Party” and, collectively, the “Parties”). Capitalized terms used in this Agreement and not defined where first used have the respective meanings given to them in Annex A.
RECITALS
A. The Parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and pursuant to the Merger each share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3), will be converted into the right to receive the Merger Consideration;
B. The board of directors of the Company (the “Company Board”) has unanimously adopted resolutions, prior to the execution of this Agreement, (i) approving (A) this Agreement and the transactions contemplated hereby, including the Merger (such transactions, collectively, the “Transactions”), on the terms and subject to the conditions set forth in this Agreement and (B) the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions, (ii) determining that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company Shareholders, (iii) on the terms and subject to the conditions set forth in this Agreement, resolving to recommend that the Company Shareholders adopt and approve this Agreement in accordance with the GBCC (this clause (iii), the “Company Board Recommendation”), and (iv) directing that this Agreement be submitted to the Company Shareholders for their adoption and approval, which resolutions have not been rescinded, modified or withdrawn in any way;
C. The board of directors of Parent (the “Parent Board”) has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Parent and its shareholders;
D. The board of directors of Merger Sub (the “Merger Sub Board”) has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub and Parent (as the sole shareholder of Merger Sub), and (iii) resolved to recommend that Parent (as the sole shareholder of Merger Sub) adopt this Agreement in accordance with the GBCC;
E. Parent, in its capacity as the sole shareholder of Merger Sub, will adopt this Agreement and the consummation by Merger Sub of the Transactions in accordance with the GBCC by written consent immediately following the execution of this Agreement; and
F. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered the Debt Commitment Letter.
NOW, THEREFORE, each of the Parties agrees as follows:
I. THE MERGER
1.1 The Merger.
(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the GBCC, at the Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”).
(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease and the Surviving Corporation will survive as a wholly owned Subsidiary of Parent.
1.2 Closing. The closing of the Merger (the “Closing”) will take place either (as mutually agreed by the Parties) at the offices of Jones Day, 1221 Peachtree Street, Atlanta, Georgia 30361 or remotely by electronic exchange of documents and signature pages thereto, in either such case, as soon as practicable, but in no event later than 10:00 a.m. (Eastern time) on the second Business Day, following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3 Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the GBCC (the “Certificate of Merger”). The Merger will become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Georgia or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such Certificate of Merger (the time at which the Merger becomes effective is referred to as the “Effective Time”).
1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
1.5 Articles of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, (a) the articles of incorporation of the Surviving Corporation will be amended and restated to be in a form mutually agreed by the Parties and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, in each case, until thereafter amended as provided therein and in accordance with the GBCC, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation.
1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and, subject to the Resignations to be delivered under Section 5.19, the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s articles of incorporation and bylaws and the GBCC.
II. EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT MATTERS; TREATMENT OF COMPANY EQUITY AWARDS
2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties, the Company Shareholders or the holders of any shares of capital stock of Merger Sub:
(a) Company Common Stock.
(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (x) shares of Company Common Stock to be cancelled and retired in accordance with Section 2.1(a)(ii) and (y) Dissenting Shares, which will be treated in accordance with Section 2.3) will be converted automatically into, and will thereafter represent only the right to receive, an amount in cash equal to $14.30, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist, and each holder of (A) a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) or (B) an uncertificated share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(ii) Each share of Company Common Stock that is owned by the Company as a treasury share or that is owned by a Subsidiary of the Company immediately prior to the Effective Time will be canceled and will cease to exist and no consideration will be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub or any of their wholly owned Subsidiaries will be canceled and will cease to exist and no consideration will be delivered in exchange therefor.

(b) Merger Sub Common Stock. Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares will constitute the only issued and outstanding shares of the Surviving Corporation.
2.2 Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II will be equitably adjusted as necessary to reflect, without duplication, any such change and to provide to the Company Shareholders the same economic effect as contemplated by this Agreement prior to such change; provided, that nothing in this Section 2.2 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.
2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder of Company Common Stock who is entitled to exercise, and who properly exercises, dissenters’ rights with respect to such shares of Company Common Stock (each, a “Dissenting Shareholder”) pursuant to, and who complies in all respects with, the provisions of Section 14-2-1301 et seq. of the GBCC (such shares, “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration at the Effective Time as described in Section 2.1. At the Effective Time, any Dissenting Shareholder will cease to have any rights to such Dissenting Shares except for the right to receive payment of the fair value of such Dissenting Shares as may be determined to be due to the holder(s) of such Dissenting Shares in accordance with the GBCC, unless and until such Dissenting Shareholder effectively waives, fails to perfect or is otherwise no longer entitled to payment for such Dissenting Shares in accordance with the GBCC. If any such Dissenting Shareholder effectively waives, fails to perfect or is otherwise no longer entitled to payment for the Dissenting Shares held by such Dissenting Shareholder in accordance with the GBCC, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder will be converted solely into the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.4. The Company will give Parent prompt notice of any written demands for appraisal of shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Article 13 of the GBCC.
2.4 Payment Matters.
(a) Prior to the Effective Time, Parent will enter into an agreement, in form and substance reasonably acceptable to the Company, with a reputable U.S. bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II. Prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration to which the Company Shareholders will be entitled at the Effective Time pursuant to this Agreement (such cash, and any additional cash deposited pursuant to Section 2.4(b), being hereinafter referred to as the “Payment Fund”).
(b) Pending its disbursement in accordance with this Section 2.4, Parent will direct the Paying Agent to invest the cash in the Payment Fund as directed by Parent. Earnings from such investments shall be the sole and exclusive property of Parent or its designated Affiliate, and no part of such earnings shall accrue to the benefit of the Company Shareholders. No such investment or loss thereon will affect the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. In the event that the Payment Fund is insufficient to make the payments contemplated by this Agreement, Parent will, or will cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Payment Fund will not be used for any purpose not expressly provided for in this Agreement.
(c) Promptly after the Effective Time, and in any event within three Business Days after the Effective Time, Parent will direct the Paying Agent to send to each Person who was, immediately prior to the Effective Time, a holder of a Certificate or Book-Entry Share not held, directly or indirectly, through the

Depository Trust Company (“DTC”) (other than (x) shares of Company Common Stock to be canceled in accordance with Section 2.1(a)(ii) and (y) Dissenting Shares, which will be treated in accordance with Section 2.3), (i) a letter of transmittal in a form mutually agreed upon by Parent and the Paying Agent (the “Letter of Transmittal”) which will specify that delivery will be effected, and risk of loss and title to such Certificates or such Book-Entry Shares will pass, only upon (A) with respect to shares of Company Common Stock represented by Certificates, delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.4(i) and such other customary documents as may reasonably be required by the Paying Agent) and a validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares to the Paying Agent, as applicable, in each case, in exchange for payment of the Merger Consideration as provided in Section 2.1(a).
(d) Upon delivery of a Letter of Transmittal (duly completed and validly executed in accordance with the instructions thereto) and (i) with respect to shares of Company Common Stock represented by Certificates, surrender to the Paying Agent of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.4(i) and such other customary documents as may reasonably be required by the Paying Agent) or (ii) with respect to Book-Entry Shares not held through DTC, book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and any Certificate or Book-Entry Share so surrendered will be canceled. Subject to Section 2.4(e) and Section 2.4(f), payment of the Merger Consideration with respect to any Certificate or Book-Entry Share shall only be made to the Person in whose name such Certificate or Book-Entry Share is registered. Until surrendered as contemplated by this Section 2.4(d), each Certificate or Book-Entry Share will be deemed at any time from and after Effective Time to represent only the right to receive the Merger Consideration as contemplated by Section 2.1(a)(i).
(e) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3) held, directly or indirectly, through DTC will not be required to deliver an “agent’s message” to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the Merger Consideration which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.1(a)(i).
(f) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Share, as applicable, is registered, it will be a condition to such payment that (i) as applicable, such Certificate is properly endorsed or otherwise in proper form for transfer or such Book-Entry Share is properly transferred and (ii) the Person requesting such payment will pay to the Paying Agent any transfer, documentary, stamp or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent, the Surviving Corporation and the Paying Agent that such Tax has been paid or is not payable.
(g) No interest will be paid or accrued on any amount payable upon surrender of any Company Common Stock.
(h) The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all ownership rights in such Company Common Stock, and at the Effective Time, the transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the Company Shareholders outstanding immediately prior to the Effective Time shall cease to have any rights with respect to any shares of Company Common Stock, except as otherwise expressly provided for herein or by applicable Law.
(i) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will direct the Paying Agent to pay, in exchange for such affidavit of the lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.
(j) At any time following the first anniversary of the Closing Date, Parent or an Affiliate thereof designated by Parent will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) which has not been disbursed to the Company Shareholders, and, subject to Section 2.4(k), thereafter such Company Shareholders who have not previously complied with this Section 2.4 will be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation will remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
(k) Notwithstanding any provision of this Agreement to the contrary, none of the Parties, the Surviving Corporation or the Paying Agent will be liable to any Person for Merger Consideration delivered to a Governmental Entity pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share will not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
2.5 Treatment of Company Equity Awards.
(a) Each Company Option that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested, to the extent not already vested, and all such Company Options will be exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Company Option that is then outstanding and unexercised will be cancelled and converted into the right to receive, subject to applicable Tax withholding, cash in an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock applicable to such Company Option, which amount will be paid in accordance with Section 2.5(c). As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Company Option that is then outstanding and unexercised and that has a per share of Company Common Stock exercise price that is equal to, or greater than, the Merger Consideration will be cancelled for no consideration.
(b) Immediately prior to, and contingent upon, the Effective Time, each then-outstanding Company RSU will, to the extent unvested, be deemed fully vested. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, each Company RSU will be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration in accordance with Section 2.5(c), subject to applicable Tax withholding.
(c) As soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that occurs at least three Business Days after the Effective Time), the Surviving Corporation will pay the amounts provided for in Section 2.5(a) and Section 2.5(b), net of any applicable Tax withholding under applicable Law in accordance with Section 2.6, to the holders of Company Options and Company RSUs, with such payments to be made, to the extent applicable, through the payroll of the Surviving Corporation or any of its Subsidiaries.

(d) The Company shall take all actions necessary to ensure that (i) the Company Equity Plans are terminated effective as of the Effective Time and (ii) all equity awards granted thereunder are cancelled and that holders of such equity awards will only have the rights under this Section 2.5 with respect to such equity awards as of the Effective Time.
2.6 Withholding. Notwithstanding anything to the contrary herein, each of Parent and the Company (or any of its Subsidiaries), the Surviving Corporation (or any of its Subsidiaries) and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration, and any other amounts payable pursuant to this Agreement, such amounts as are required to be deducted and withheld under the Internal Revenue Code of 1986 (the “Code”), or under any provision of state, local or non-U.S. Law; provided, however, that if Parent, the Company (or any of its Subsidiaries) or the Surviving Corporation (or any of its Subsidiaries) becomes aware of a withholding obligation with respect to payment of the Merger Consideration (other than any such withholding obligation as it relates to (i) compensatory amounts, (ii) a payee or beneficial owner’s failure to timely provide a correct taxpayer identification number or a valid IRS Form W-9 or applicable IRS Form W-8, or (iii) the Company’s failure to provide a certificate under Section 5.18), then, as soon as reasonably practicable after becoming aware of such withholding obligation, such Person will make reasonable efforts to notify Parent, the Company and/or Surviving Corporation, as applicable, of such withholding obligation and the reason for it and reasonably cooperate with any attempts to mitigate or eliminate such withholding. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) the Recent Company SEC Documents (as defined below) made available at least one Business Day prior to the date of this Agreement (excluding any disclosures set forth in any such Recent Company SEC Document under the headings “Safe Harbor Statement,” “Risk Factors,” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures or similar sections and any disclosures therein that are predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein) (it being agreed that this clause (a) will not be applicable to Section 3.1, 3.2, 3.3, 3.4 or 3.19) or (b) subject to the terms of Section 8.12(c), the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
3.1 Organization, Good Standing and Qualification. The Company and each of its Subsidiaries (a) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, (c) is in good standing in the jurisdiction of its organization, and (d) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except, in the case of the foregoing clause (d), where the failure of the Company or a Subsidiary of the Company to be so qualified, be in good standing as a foreign corporation or have such authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Articles of Incorporation and the Bylaws as most recently filed with the Recent Company SEC Documents are true, correct and complete copies of such documents as in effect as of the date of this Agreement, and the Company is not in violation of any of the provisions of the Articles of Incorporation or the Bylaws. The Company has made available to Parent true, correct and complete copies of the organizational documents of each Subsidiary of the Company, and no Subsidiary of the Company is in violation of any of the provisions of its organizational documents.
3.2 Capital Structure; Subsidiaries.
(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which, as of the close of business on January 23, 2025 (the “Measurement Time”), 33,680,059 shares were issued and outstanding. As of the Measurement Time, 5,534,953 shares of Company Common Stock are held by the Company as treasury shares.

(b) As of the Measurement Time: (i) 6,896,200 shares of Company Common Stock are subject to Company Options granted and outstanding under the Company Equity Plans; and (ii) 83,587 shares of Company Common Stock are subject to Company RSUs subject solely to time-based vesting that are granted and outstanding under the Company Equity Plans. Other than as set forth in this Section 3.2(b), as of the Measurement Time, there are no issued, reserved for issuance, outstanding or authorized equity-based awards with respect to the Company.
(c) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are issued free and clear of any Liens. Except as set forth in this Section 3.2, and except for the Company Equity Awards outstanding (and shares issuable upon the exercise or settlement thereof), there are no: (i) as of the Measurement Time, outstanding shares of capital stock of, or other equity interest in, the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) obligating the Company or any of its Subsidiaries to issue any shares of capital stock, equity interest, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock, equity interests or other securities of the Company or any of its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations issued by the Company or any of its Subsidiaries that are or may become convertible into or exchangeable for any shares of the capital stock or equity interests of the Company or any of its Subsidiaries; (iv) shareholder rights plans, Contracts, or other arrangements or understandings of any character under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock, equity interests or any other securities; or (v) voting trusts, voting agreements, shareholder agreements, proxies or other Contracts, arrangements or understandings of any character to which the Company or any of its Subsidiaries is a party, or, to the Knowledge of the Company, to which any other Person is a party, with respect to the voting of the capital stock or any other equity interest of the Company or any of its Subsidiaries or restricting any Person from selling, pledging or otherwise disposing of any capital stock.
(d) (i) None of the outstanding shares of capital stock or other equity interests of the Company or any Subsidiary thereof are entitled or subject to, or were issued in violation of, any preemptive or antidilutive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having a right to vote on any matters on which the Company Shareholders have a right to vote; (iii) there is no Contract to which the Company or any Subsidiary thereof is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise transferring or disposing of (or from granting any option or similar right with respect to), any shares of capital stock or other equity interests of the Company or any Subsidiary thereof; and (iv) neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interests of any nature in, any Person that is not a Subsidiary of the Company listed on Section 3.2(f) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire, or require the registration for sale of, any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries. From the Measurement Time to the execution of this Agreement, the Company has not declared or paid any dividend or distribution in respect of the shares and has not issued, sold, repurchased, redeemed or otherwise acquired any shares, and the Company Board has not authorized any of the foregoing. There are no outstanding Contracts or other arrangements (contingent or otherwise) or understandings of any character of the Company or any of its Subsidiaries to pay any dividend or make any other distribution in respect thereof or to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or otherwise acquire any share of capital stock or other equity interest in any Person.
(e) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are not entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right. The Company or one or more of its direct or indirect wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Liens, and such ownership is duly registered with all applicable Governmental Entities.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, such Subsidiary’s jurisdiction and form of organization, and the issued and outstanding equity interests of such Subsidiary.
3.3 Corporate Authority; Approvals; Fairness Opinion.
(a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions and has taken all corporate action necessary in order to authorize the execution, delivery and performance of its obligations under this Agreement and the consummation of the Transactions, subject to the receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon to adopt this Agreement (the “Company Shareholder Approval”) and the filing of the Certificate of Merger. Other than the Company Shareholder Approval, no other shareholder vote is necessary to authorize this Agreement or the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) At a meeting duly called and held, the Company Board has unanimously, by resolutions duly adopted: (i) approved (A) this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (B) the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions; (ii) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company Shareholders; (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the Company Shareholders adopt and approve this Agreement in accordance with the GBCC; and (iv) directed that this Agreement be submitted to the Company Shareholders for their adoption and approval (which such resolutions have not been rescinded, modified or withdrawn in any way).
(c) The Company Board or a committee thereof has adopted resolutions authorizing the treatment of the Company Options and the Company RSUs in accordance with Section 2.5.
(d) The Company Board has received the opinion of Lazard Frères & Co. LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, and based upon the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the $14.30 per share of Company Common Stock to be paid to the Company Shareholders (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3) pursuant to this Agreement is fair, from a financial point of view, to such Company Shareholders (such opinion, the “Fairness Opinion”).
3.4 Governmental Filings; No Violations.
(a) Without limiting the generality of clause (ii) of Section 3.4(b), except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Antitrust Laws, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Proxy Statement, and any other federal securities Laws, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the Transactions, (iv) the filing with the Secretary of State of the State of Georgia of the Certificate of Merger as required by the GBCC, (v) compliance with the applicable requirements of The Nasdaq Stock Market LLC, including the Nasdaq Global Select Market (“Nasdaq”), and (vi) as set forth on Section 3.4(a)(vi) of the Company Disclosure Letter (the items set forth above in clauses (i) through (vi), the “Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company or its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company, or the consummation of the Transactions.
(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions will not (i) constitute or result in a breach or violation of, or a default under, the Articles of Incorporation or Bylaws or the comparable organizational documents of any Subsidiary of the Company, (ii) constitute or result in a breach or violation of any Law applicable to the Company or any Subsidiary thereof or by which any property or asset of the Company or any Subsidiary thereof is bound or affected (assuming the Required Governmental Approvals are obtained), or (iii) require any consent or approval under or, with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination) or default under, or the acceleration of any obligations under, or give rise to the payment of any fee, penalty or other amount under, or the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, other than, in the case of clause (ii) and (iii), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.5 SEC Filings; Information Supplied.
(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since January 1, 2022 (collectively, such filed or furnished documents, together with any exhibits and schedules thereto and any information incorporated therein and any amendments thereto, the “Recent Company SEC Documents”).
(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any material to, the SEC.
(c) As of their respective effective dates (in the case of the Recent Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or dates on which they were furnished or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Recent Company SEC Documents), the Recent Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, applicable to such Recent Company SEC Documents and the applicable rules and regulations promulgated thereunder, and none of the Recent Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) The Company has established and maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported on a timely basis within the time periods specified in the SEC’s rules and forms and that such information is accumulated and made known to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the Company’s principal executive officer and principal financial officer to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Any material change in internal control over financial reporting required to be disclosed in any Recent Company SEC Documents has been so disclosed.

(e) The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended April 30, 2024, and, except as set forth in Recent Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of April 30, 2024. To the Knowledge of the Company, except as set forth in the Recent Company SEC Documents filed prior to the date of this Agreement, since January 1, 2022, the Company’s independent registered accountant and the audit committee of the Company Board have not identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company, or (iii) any claim or allegation regarding any of the foregoing. The Company has made available to Parent true and complete copies of any such disclosure contemplated by clauses (i) through (iii) of the preceding sentence in this Section 3.5(e) made by management to the Company’s independent auditors or to the audit committee of the Company Board.
(f) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations promulgated by the SEC or Nasdaq with respect to the Recent Company SEC Documents, and neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.5(f), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(g) The Company is in compliance in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the applicable listing and governance rules and regulations of Nasdaq. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Recent Company SEC Documents or the Company, or, to the Knowledge of the Company, other correspondence received by the Company or its attorneys from the SEC. To the Knowledge of the Company, there are no pending (i) formal or informal inquiries or investigations of the Company by the SEC or any internal investigations, pending or threatened, or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.
(h) Since January 1, 2022, (i) neither the Company nor, to the Knowledge of the Company, any of its Representatives has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case which set forth allegations of circumstances that if determined to be true, would be material to the Company and its Subsidiaries, taken as a whole, and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company Board or any committee thereof or the General Counsel or Chief Executive Officer of the Company.
3.6 Financial Statements; Liabilities; Indebtedness.
(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Recent Company SEC Documents (including any related notes and schedules thereto) (i) complied in all material respects with the rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments that are not individually or in the aggregate, material). Such consolidated financial statements (including any related notes and schedules thereto) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.
(b) There are no liabilities (whether or not accrued, absolute, determined, determinable, contingent or otherwise and whether due or to become due) of the Company or any of its Subsidiaries of the type required to be disclosed or reserved against on a consolidated balance sheet (or notes thereto) prepared in accordance with GAAP, other than (i) as specifically disclosed, reflected, adequately reserved against and provided for in the Company’s audited consolidated balance sheet, including the notes thereto, as of October 31, 2024, included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2024 publicly filed with the SEC prior to the date hereof (the “Company Balance Sheet”), (ii) liabilities incurred in the ordinary course of business (including as to amounts) (none of which related to liabilities resulting from breach of Contract, breach of warranty, product liability claim, tort claim, infringement claim, violation of applicable Law or any other Action) since October 31, 2024 (the “Company Balance Sheet Date”) (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, breach of warranty, tort, infringement, misappropriation, violation of Law or any other Action) or arising or incurred in connection with or contemplated by this Agreement, and (iii) liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material.
(c) None of the Company or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).
(d) None of the Company or any of its Subsidiaries has any outstanding indebtedness. Section 3.6(d) of the Company Disclosure Letter contains a true, correct and complete list of all Liens on any material property or material assets (including any equity securities) of the Company or any of its Subsidiaries. No outstanding Lien on any property or asset of the Company or any of its Subsidiaries impairs or impedes the operation of the business of the Company and its Subsidiaries (or the Surviving Corporation and its Subsidiaries), taken as a whole, as currently conducted or presently contemplated to be conducted.
3.7 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) except for events directly giving rise to this Agreement and the Transactions, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) except for entering into any non-exclusive license, non-disclosure, or advertising agreements in the ordinary course of business, neither the Company nor any of its Subsidiaries has sold, transferred, granted or otherwise conveyed to any third party any rights with respect to any Intellectual Property material to the Company or any Subsidiary of the Company.
3.8 Compliance with Law.
(a) The Company and each of its Subsidiaries is, and, except to the extent fully resolved with no pending or ongoing obligations, at all times has been in compliance with Law applicable to the Company or such Subsidiary in all material respects. None of the Company, any of its Subsidiaries or any of their respective properties or assets is, and, since January 1, 2022, none of the Company, any of its Subsidiaries or any of their respective properties or assets has been, subject to any Orders issued. Neither the Company nor any of its Subsidiaries has received any communication from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in material compliance with any Law or Order.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”), and the Company and its Subsidiaries are in compliance with the terms of the Company Permits held by the Company or any of its Subsidiaries, and, except to the extent fully resolved with no pending or ongoing obligations, have not been in material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Company Permit held by the Company or any of its Subsidiaries. Each Company Permit is valid, subsisting and in full force and effect. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any communication from a Governmental Entity of any suspension, cancellation, withdrawal, revocation or modification of any Company Permit or threatening to suspend, cancel, withdraw, revoke or modify any Company Permit. There are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Company Permit.
(c) Within the last five years, none of the Company, any Subsidiary of the Company, or any director or executive officer of any of them, or, to the Knowledge of the Company, any other officer, employee, agent or other Representative of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic Government Official or employee from corporate funds, (iii) violated any provision of any Anti-Bribery Law, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official or government employee, as to (ii), (iii) and (iv), except as would not reasonably be expected to have a Company Material Adverse Effect.
(d) Within the last five years, neither the Company nor any Subsidiary of the Company has been a subject of any proceeding before or made any voluntary disclosure to any Governmental Entity relating to any Anti-Bribery Laws or Trade Laws, nor, to the Knowledge of the Company, has been the subject of any investigation or inquiry regarding compliance with any Anti-Bribery Laws or Trade Laws.
(e) Neither of the Company or any of its respective directors, officers, nor, to the Knowledge of the Company, any Subsidiary of the Company or any of their respective officers, employees, agents, or any other Persons authorized to act, or acting, on behalf of the Company (i) is a Sanctioned Person, (ii) in the last five years, has directly or indirectly engaged in any dealings with or involving any Sanctioned Person or Sanctioned Country except as may have been authorized under the Sanctions, or (iii) in the last five years, has otherwise violated any applicable Trade Laws.
(f) During the last five years, the Company and each Subsidiary of the Company has had in place policies reasonably designed to ensure compliance with applicable Anti-Bribery Laws and Trade Laws.
(g) The Company and its Subsidiaries have maintained during the past five years and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.
3.9 Litigation. As of the date of this Agreement, there are no, and, for the past three years, there have not been any, Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any present or former director, officer or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable or affecting any property or assents of the Company or any of its Subsidiaries, except for those that would not reasonably be expected to (x) have a material adverse impact on the business of the Company and its Subsidiaries, taken as a whole, or (y) prevent, impair or delay the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.
3.10 Employee Benefits.
(a) Section 3.10(a) of the Company Disclosure Letter contains a true, correct and complete list of all Company Benefit Plans.
(b) (i) Each Company Benefit Plan has been established, maintained, funded and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and the trusts maintained thereunder have been determined to be exempt from taxation pursuant to Section 501(a) of the Code; (iii) to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of or adversely affect such exemption; and (iv) there are no pending, or to the Knowledge of the Company, threatened Actions (other than routine claims for benefits) with respect to any Company Benefit Plans.
(c) Except as set forth on Section 3.10(c) of the Company Disclosure Letter, no Company Benefit Plan exists that would result in any material payment to any Company Employee of any money or other property or accelerate or provide any other material rights or benefits to any Company Employee as a result of the consummation of the Transactions (whether alone or in connection with any other event). Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result, individually or in the aggregate, in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), disregarding any amount that is solely an obligation of Parent or one of its Subsidiaries or Affiliates and that is unrelated to any pre-existing obligation of the Company. There is no agreement, plan or other arrangement to which the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of any Taxes incurred under Section 280G or Section 4999 of the Code.
(d) Neither the Company nor any of its Subsidiaries currently has an obligation to contribute to a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), or a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code).
(e) No Company Benefit Plan provides medical or welfare benefits (whether or not insured) with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(f) The Company has made available to Parent or its counsel accurate and complete copies of the Company Equity Plans and the forms of all instruments and agreements evidencing the Company Equity Awards. Section 3.10(f) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the Measurement Time: (i) the name of the Company Equity Plan pursuant to which such award was granted; (ii) the name or identification number of the holder of such Company Equity Award; (iii) the type of Company Equity Award; (iv) the number of shares of Company Common Stock to be issued upon exercise or settlement, as applicable, of such Company Equity Award; (v) the exercise price of such Company Equity Award, if applicable; and (vi) the date on which such Company Equity Award was granted.
(g) Any Company Benefit Plan or other Contract, plan or program that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented, maintained and operated in compliance in all material respects with Section 409A of the Code, and all applicable regulations and IRS guidance promulgated thereunder. The Company is not party to, or otherwise obligated under, any Contract, plan or program that provides for the gross-up of Taxes imposed by Section 409A of the Code.
(h) No independent contractor of the Company or any of its Subsidiaries was or will be reclassified as an employee by an applicable Governmental Entity.
3.11 Environmental Matters.
(a) The Company and its Subsidiaries are, and, except to the extent fully resolved with no pending or ongoing obligations, have at all times been, in material compliance with all applicable Environmental Laws.
(b) None of the properties owned or, to the Knowledge of the Company, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Materials as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels allowed or otherwise permitted by applicable Environmental Laws.

(c) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to any Action or, except to the extent fully resolved with no pending or ongoing obligations, has received any written notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any of their respective properties or assets.
(d) There have been no Releases of any Hazardous Material at, onto, or from, or related to operations at, any properties presently or formerly owned or, to the Knowledge of the Company, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries.
(e) None of the Company, its Subsidiaries or any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, notice of violation or written claim asserted or arising under any Environmental Law.
3.12 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) each of the material Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects.
(b) The Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(c) There are no pending, asserted, assessed or threatened in writing, or, to the Knowledge of the Company, otherwise threatened, audits, examinations, investigations or other proceedings in respect of Taxes or a Tax matter owed or claimed to be owed by the Company or any of its Subsidiaries.
(d) There are no Liens (other than Permitted Liens) for Taxes on any of the assets of the Company or any of its Subsidiaries.
(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed, in whole or in part, by Section 355(a) or 361 of the Code (or any similar provision of state, local or foreign Law).
(f) There is currently no extension or waiver of the statute of limitations period in effect applicable to any material Tax of the Company or any of its Subsidiaries or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member, which period (after giving effect to said extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Law).
(g) Neither the Company nor any of its Subsidiaries has ever entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a) (other than transactions for which Form 8866 was filed with the Company’s Tax Returns).
(h) The Company and each of its Subsidiaries have timely withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing

Date, other than in the ordinary course of business, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), or (iv) change in method of accounting for a taxable period ending on or prior to the Closing Date.
(j) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Contract relating to the sharing, allocation or payment of, or indemnity for, any Taxes (excluding any Contracts entered into in the ordinary course of business and not primarily related to Taxes), (ii) has been a member of an affiliated, combined, consolidated or unitary group for Tax purposes (other than a group the common parent of which is the Company), (iii) has any liability for any Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise, (iv) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (v) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise been subject to taxation in any country other than the country of its formation.
3.13 Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract with any labor organization, works council, trade union or other employee representative with respect to Company Employees. To the Knowledge of the Company, there are no (and, since January 1, 2022, there have not been any) ongoing or threatened union organization, or decertification activities or Actions, relating to any employees of the Company or any of its Subsidiaries, and, as of the date of this Agreement, no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union or other employee representative. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage or other material labor disputes against or involving the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, material liability for the Company or any of its Subsidiaries. As of the date of this Agreement, there are no unfair labor practice charges pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such matters as would not reasonably be expected to result in, individually or in the aggregate, material liability for the Company or any of its Subsidiaries.
(b) The Company and its Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment, including, but not limited to, equal employment opportunity, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), harassment and whistleblower laws, wages and the payment and withholding of social security and other employment Taxes, hours, overtime pay, work authorization and immigration, workers’ compensation, termination, unemployment compensation, collective bargaining, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues, unemployment insurance and occupational safety and health and employment practices, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) have reported all amounts required by applicable Law or by Contract to be reported with respect to wages, salaries and other payments to the employees and independent contractors, other than instances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable of the foregoing, other than instances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for the employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), other than instances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) To the Knowledge of the Company, (i) no employee of the Company intends to terminate their employment or engagement with the Company; and (ii) no employee or independent contractor of the

Company is in violation of any term of any employment or consulting contract, restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation (x) to the Company or (y) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or (B) to the knowledge or use of trade secrets or proprietary information.
(d) As of the execution of this Agreement, the Company has provided a true and complete list (in one or more documents), that is correct in all material respects, of all of the employees, consultants and independent contractors currently employed or engaged by the Company, including: (i) identification number; (ii) status (employee or independent contractor); (iii) country work location; (iv) employing or engaging entity; (v) annual rate of base salary or hourly compensation; and (vi) target annual incentive compensation and details with respect to each applicable plan and program (the “Employee Census”). Since January 1, 2025, there has not been any material change in the compensation of any such individual (except for compensation increases and decreases in the ordinary course of business consistent with past practice).
3.14 Intellectual Property.
(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Company Registered Intellectual Property indicating, as applicable, the owner, the countries in which such Company Registered Intellectual Property is patented, registered, or applied for, the application, registration, and grant number, and the filing and renewal dates thereof and (ii) Company Products currently sold to customers of the Company.
(b) Each item of material Company Registered Intellectual Property that has been granted or issued is valid, subsisting and enforceable. Neither the Company nor any of its Subsidiaries is a member of any standards-setting initiative or any pooling arrangements with respect to any Company-Owned IP.
(c) Except as would not reasonably be expected to be material to the business of the Company or any of its Subsidiaries, the Company or one or more of its Subsidiaries owns all Company-Owned IP and has a valid and enforceable Inbound License authorizing use of all other Company IP in the manner used as of the date of this Agreement, in each case, free and clear of all Liens other than Permitted Liens.
(d) Except as would not reasonably be expected to be material to the business of the Company, to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and as conducted within the previous four years has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person. Since January 1, 2023, the Company has not received a written communication from any Person asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any Intellectual Property owned by any other Person in order to continue to conduct its business as currently conducted. Except as would not reasonably be expected to be material to the business of the Company or any of its Subsidiaries, within the previous four years, no Actions are or have been pending or, to the Knowledge of the Company, are or have been threatened in writing, (x) alleging any infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries or any Company Product of the Intellectual Property of any other Person or (y) by the Company or any of its Subsidiaries alleging any infringement, misappropriation, dilution or other violation by any Person of any Company-Owned IP.
(e) The Company and each of its Subsidiaries have taken commercially reasonable actions to protect all material Trade Secrets included in the Company-Owned IP, including by entering into written agreements containing appropriate confidentiality provisions with all Persons having access to any such Trade Secrets. To the Knowledge of the Company, except as would not be material to the business of the Company or any of its Subsidiaries, no such Persons have breached any confidentiality obligations with respect to the relevant Trade Secrets subject to such agreements.
(f) All Company-Owned IP was created by (i) employees of the Company or one or more of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned or agreed to assign all of their rights, including Intellectual Property therein, to the Company or its applicable Subsidiary or (ii) other Persons who have validly and irrevocably assigned their rights therein, including Intellectual Property therein, to the Company or its applicable Subsidiary.
(g) Except as would not be material to the business of the Company, the Surviving Corporation, or any of their respective Subsidiaries, (i) immediately following the Closing, the Company IP will be available for use by Parent, the Merger Sub, the Surviving Corporation, and their respective Subsidiaries on terms substantially similar to those under which the Company or its Subsidiaries used such Company IP immediately prior to the Closing, and (ii) neither the execution and performance of this Agreement nor the consummation of any of the Transactions will result in any of Parent, the Merger Sub, the Surviving Corporation, the Company, or their respective Subsidiaries (x) granting to any Person any right, title, or interest in or to any Intellectual Property or (y) being bound by, or subject to, any non-competition or other restriction on the operation or scope of their respective businesses.
(h) No Company-Owned IP was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Entity, university or research institution or under any Contract with any Governmental Entity. The Company has not disclosed, delivered, licensed, or otherwise made available (or has a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available) any Company Source Code to any other Person, other than in the ordinary course of business subject to confidentiality provisions. To the Knowledge of the Company, (x) there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any Company Source Code, and (y) without limiting the foregoing, to the Knowledge of the Company, neither the execution of this Agreement nor the consummation of any of the Transactions will result in the release from escrow or other delivery to any Person of any Company Source Code.
(i) Each of the Company and its Subsidiaries is, and has at all times been, in material compliance with all applicable Open Source Materials licenses. No Open Source Materials subject to a Copyleft License are embedded with, linked to, bundled with, or otherwise included in (or solely in the case of Open Data, used in the development of), any Company Product in a manner that requires the (i) disclosure or distribution of any Company Product in source code format or any other material Company Source Code (other than the underlying Open Source Material itself), (ii) license or other provision of any Company Product or any other material Company Source Code on a royalty-free basis, or (iii) grant of any Patent license, non-assertion covenant, or other rights under any material Company-Owned IP or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product or any other material Company Source Code (other than the underlying Open Source Material itself).
(j) To the Knowledge of the Company, there are no material nonconformities with any Company Product or Company Source Code that would impact its performance or functionality in accordance with its applicable documentation.
(k) To the Knowledge of the Company, no Company Products contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or similar device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, materially (i) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Product or such other Software is installed, stored, or used, or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent. Each of the Company and its Subsidiaries has taken commercially reasonable steps to prevent the introduction of Malicious Code into the Company Products.
(l) Except as would not be material to the business of the Company or any of its Subsidiaries, all Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business (including the business of each of its Subsidiaries) as currently conducted. Except as would not be material to the business of the Company or any of its Subsidiaries, during the previous five years and as of the date of this Agreement, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyber-attack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in (x) disruption or material damage to the business of the Company or any of its Subsidiaries or (y) the loss or disclosure of any Company Data.
(m) Except as would not be material to the business of the Company or any of its Subsidiaries, since January 1, 2022, the Company has not received any notification from any provider of any Software with which the Company Products interact that the Company Products’ interaction with such Software is unauthorized or in violation of applicable Contracts or Laws. Each of the Company and its Subsidiaries has

obtained all necessary and material rights and consents required under applicable Law or Contract to enable the Company’s and its Subsidiaries’ processing of data from all applicable users of the Company Products and all third party applications or platforms accessed, viewed, captured or otherwise used in connection with the Company Products.
3.15 Artificial Intelligence.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth the key Company AI Products, provided that other Company Products may also nominally employ or make use of AI Technologies. All Training Data used by the Company or its Subsidiaries and processed by AI Technologies, including on behalf of the Company’s or any of its Subsidiaries’ customers is either proprietary to such customer or the Company or its Subsidiary or has been obtained by the Company or its Subsidiaries in accordance with the applicable terms and Laws governing such use (including each end user license agreement, terms of use, Privacy Policies, consents, or other terms that govern the Company’s and its Subsidiaries’ collection and use of the relevant Training Data, including if applicable, Scraped Data included therein) and in compliance with all required consent and notification obligations (as applicable). The Company AI Products operate in material conformance with relevant Contracts and Laws to which the Company or its Subsidiaries are bound. The Company AI Products are in material conformance with applicable AI Product Statements which specifically describe how the Company AI Products operate with respect to AI Technologies.
(b) Section 3.15(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each Third-Party AI Product used in a Company Product. The Company and its Subsidiaries use and have used such Third-Party AI Products in compliance with all applicable terms provided by such licensor and governing the use of such Third-Party AI Product. Neither the Company nor any of its Subsidiaries has permitted any material Company-owned data that is in a Company Product or data provided by a customer of the Company or any of its Subsidiaries to Company or any of its Subsidiaries to be used as Training Data by any other Person.
(c) The Company and its Subsidiaries subject any Software created (in whole or in part) by Generative AI Technologies on behalf of the Company or any of its Subsidiaries to a standard code review process before use of such Software by the Company, its Subsidiaries or any third party, including (i) supplementary quality review by a qualified human developer and (ii) scans for Open Source Materials and security vulnerabilities, except where the failure to do so would not be material to the business of the Company or any of its Subsidiaries.
(d) Neither the Company nor any of its Subsidiaries develops or uses any AI Technologies subject to the Artificial Intelligence Act (Regulation (EU) 2024/1689) that are classified as “prohibited” or “high risk” AI Systems (as such term is defined therein).
3.16 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, as is customary given the nature of the business and as management of the Company and the Company Board has determined to be prudent in accordance with industry practices. The Company and its Subsidiaries maintain bond policies in such amounts and on such terms as required in any Company Material Contract. Each of the insurance policies, self-insurance programs, bond policies and arrangements (other than any Company Benefit Plan) of the Company and its Subsidiaries as of the date of this Agreement (the “Insurance Arrangements”) is in full force and effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms thereof and have not taken any action, or have failed to take action, which, with notice or lapse of time or both, would constitute a breach or default of any Insurance Arrangement. All premiums due and payable under the Insurance Arrangements have been paid when due. No written notice of cancellation or termination has been received with respect to any Insurance Arrangement, other than in connection with ordinary renewals, and neither the Company nor any of its Subsidiaries has taken any action, or has failed to take any action, which, with notice or lapse of time or both, would permit termination of any Insurance Arrangement. No claim for coverage pending under any Insurance Arrangement has been denied by an insurer or surety company.

3.17 Properties.
(a) Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for Permitted Liens, the Company and its Subsidiaries have good title to, or valid leasehold or sublease interests in (or other comparable contract rights in or relating to), all tangible properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Section 3.17(a) of the Company Disclosure Letter contains a true, correct and complete list of all real property leased by the Company or any of its Subsidiaries.
(b) Section 3.17(b) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and of all leases, license agreements or other agreements through which the Company or any of its Subsidiaries grants a leasehold or license interest in the Owned Real Property. The Company or one of its Subsidiaries has good and fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no third parties holding a right to purchase or right of first refusal or right of first offer to purchase the Owned Real Property. To the Knowledge of the Company, the Owned Real Property is in good condition, with all systems in good and working order (subject to ordinary wear and tear), and is in material compliance with applicable Law and regulation to which it is subject.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property, or leases or subleases any Owned Real Property to a third party (each, a “Lease”) is, to the Knowledge of the Company, valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease. True, correct, and complete copies of all material leases and license agreements constituting the Leases have been made available to Parent.
3.18 Material Contracts.
(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the following Contracts (other than any Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound (and any material amendments, supplements and modifications thereto):
(i) each Contract that is required to be filed as an exhibit to any Recent Company SEC Document, including any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii) each Contract that (A) limits the freedom or right of the Company or any of its Subsidiaries to (1) compete with any other Person in any location or line of business, (2) engage in any line of business, or sell, supply, license or distribute any product or service or use, sell, transfer, deliver, license, or otherwise exploit any Company Products or other Company-Owned IP, or (3) operate in any new geographic location, (B) contains any “most favored nations” or other preferential pricing terms and conditions granted by the Company or any of its Subsidiaries or exclusivity obligations or other similar restrictions in favor of the counterparty thereto or (C) grants any right of first refusal, right of first offer, right of first negotiation or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries;
(iii) each Contract to which the Company or any of its Subsidiaries is a party or subject (A) relating to indebtedness for borrowed money, including, but not limited to, any mortgage, indenture, loan, credit, security or other similar Contract, whether as a borrower or lender, other than accounts receivable and payable incurred or arising in the ordinary course of business, (B) guaranteeing, supporting, assuming or endorsing the liabilities of any other Person, or (C) pledging the equity interests of the Company or any of its Subsidiaries;

(iv) each Contract requiring the Company or any of its Subsidiaries to make any capital expenditure or capital commitment in excess of $100,000;
(v) each Contract pursuant to which the Company or any of its Subsidiaries grants a Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;
(vi) each Contract (other than a Lease) relating to the Owned Real Property that will be binding on Parent after the Closing Date and is not terminable, without penalty, upon 30 days’ notice, and each Lease;
(vii) each Contract (A) requiring consent to a “change of control”; (B) providing for retention payments, change of control payments, severance, accelerated vesting or any other similar payment or benefit (including, without limitation, on account of consummation of the Transactions); or (C) contemplating any “success fees” or bonuses payable to any current or former employee, officer, individual consultant, individual independent contractor or non-employee director of the Company or any of its Subsidiaries (excluding any bonuses payable to any of the foregoing based on their performance or the performance of the Company or any of its Subsidiaries);
(viii) each Contract that is a collective bargaining agreement or other similar Contract with any labor union, trade union or works council;
(ix) each Contract pursuant to which the Company or any of its Subsidiaries licenses (or grants a covenant not to sue or otherwise enforce) to any other Person any Company IP, other than non-exclusive licenses granted in the ordinary course of business to customers of the Company or any of its Subsidiaries;
(x) each Contract pursuant to which the Company or any of its Subsidiaries licenses (or receives a covenant not to sue or otherwise enforce) from any other Person any Company IP, other than: (A) shrink-wrap, click-wrap and off-the-shelf software licenses, and other licenses of software that are generally commercially available, in each case with aggregate license, maintenance, support and other fees of $500,000 or less in the last twelve months, or (B) non-exclusive licenses from customers of the Company or any of its Subsidiaries in the ordinary course of business;
(xi) each Contract pursuant to which the Company or any of its Subsidiaries has provided, agreed to provide, or is otherwise required to provide any third party with rights in or access to Company Source Code (including on a contingent basis), or to provide for Company Source Code to be put in escrow;
(xii) each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification, earn out or other contingent payment obligations, but excluding confidentiality obligations) which have not been satisfied or performed in full prior to the date of this Agreement relating to the acquisition, divestiture or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise, other than transactions in the ordinary course of business);
(xiii) each Contract entered into in connection with the settlement or other resolution of any Action to which the Company or any of its Subsidiaries is subject and which (A) involves or, since January 1, 2022, has involved payments by the Company or any of its Subsidiaries in excess of $100,000 or (B) has any continuing requirements, obligations, liabilities or restrictions that are material to, or would otherwise materially limit the operation of, the Company and its Subsidiaries, taken as a whole;
(xiv) each Contract relating to the formation, creation, operation, management or control of any joint venture or partnership;
(xv) each Contract requiring payment by the Company in the last 24 months which provides for the development or acquisition of Intellectual Property that is material to the Company or any of its Subsidiaries, either by or for the Company or any of its Subsidiaries (independently or jointly), other than employee invention assignment agreements and consulting agreements on the standard form of agreement of the Company or any of its Subsidiaries;

(xvi) each Contract (or group of related Contracts with the same counterparty or any Affiliate thereof) that (A) requires by its terms or is reasonably expected to require by its terms the payment or delivery of cash or other consideration by the Company or any of its Subsidiaries in an amount having an expected value in excess of $500,000 in the last 12 months, or in any fiscal year thereafter or (B) providing for revenue in excess of $500,000 in the last 12 months, or any fiscal year thereafter;
(xvii) each Contract providing for any interest rate, derivatives or hedging transaction involving potential payments by the Company or any of its Subsidiaries;
(xviii) each Contract with a Governmental Entity;
(xix) each Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries (other than statutory powers of attorney or powers of attorney to employees in its area of business or to legal and tax advisors in the ordinary course of business); and
(xx) each Contract evidencing an Affiliate Transaction.
For the purposes of this Agreement, “Company Material Contracts” means, collectively, (a) the Contracts required to be set forth on Section 3.18(a) of the Company Disclosure Letter and (b) any Company Benefit Plans described in the foregoing clauses of this Section 3.18(a) (such Company Benefit Plans not to be required to be set forth on Section 3.18(a) of the Company Disclosure Letter).
(b) The Company has made available to Parent a true and complete copy of each Company Material Contract.
(c) The Company or the applicable Subsidiary thereof has performed all obligations required to be performed by it under each Company Material Contract, and neither the Company nor any Subsidiary of the Company is (with or without notice or lapse of time, or both) in breach of or default under any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach of or in default under any Company Material Contract. Each Company Material Contract is a legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary thereof and, to the Knowledge of the Company, of each other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has received communication of any violation of, or a failure to comply with, any term or requirement of any Company Material Contract.
3.19 Brokers and Finders. Except for the Company Financial Advisor, none of the Company, any of its Subsidiaries or any of their respective officers or directors on behalf of the Company or such Subsidiary has employed any financial advisor, investment banker, broker, agent or finder or has incurred any liability for any financial advisor, investment banker, broker, agent, or finder in connection with any of the Transactions for any fee or any commission payable in connection with or upon consummation of any of the Transactions.
3.20 No Rights Agreement; Anti-Takeover Provisions. As of the date hereof, the Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4, no Takeover Laws apply to the Company with respect to the Transactions. The Company Board has taken all necessary actions so that any restrictions on business combinations in the Articles of Incorporation and Bylaws are not applicable to this Agreement and the Transactions, including the Merger.
3.21 Data Privacy and Security.
(a) The Company and each of its Subsidiaries have, at all times, materially complied with each Privacy Legal Requirement. The Company and each of its Subsidiaries has adopted Privacy Policies and materially complied with such Privacy Policies. True, correct and complete copies of all written Privacy Policies have been made available to Parent.
(b) With respect to all Personal Data gathered or accessed in the course of the operation of the businesses of the Company or any of its Subsidiaries, the Company and each such Subsidiary have taken reasonable measures designed to protect such data against loss, theft, unauthorized access, unauthorized disclosure or unlawful Processing, or other misuse. To the Knowledge of the Company, the Company has resolved or taken commercially reasonable steps to mitigate material security vulnerabilities and risks relating to privacy, cybersecurity, or data protection.
(c) Since January 1, 2021, there have not been any material Security Incidents or material breaches involving the Company, its Subsidiaries, agents, or employees or, to the Knowledge of the Company, any of its or their respective contractors relating to any Personal Data in its possession or control. There have not been any material incidents of or third-party claims alleging any failure, Security Incidents, or any unauthorized intrusions or breaches, of security with respect to the information technology systems owned or controlled by the Company or any of its Subsidiaries.
(d) The Company and its Subsidiaries routinely engage in due diligence of vendors and business partners, including the adequacy of their written information security programs, before allowing them to access, receive or Process Sensitive Data, and impose contractual obligations and duties under Privacy Legal Requirements regarding Sensitive Data.
(e) Since January 1, 2021, the Company and its Subsidiaries have not been the subject of any audit, investigation, enforcement action (including any fines or other sanctions) or other Action relating to, any actual, alleged or suspected Security Incident or violation of any of the Privacy Legal Requirements, the Privacy Agreements or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity.
(f) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will violate any Privacy Legal Requirements or otherwise prohibit, or require the delivery of any notice to or obtaining consent from any Person for, the transfer of Sensitive Data to Merger Sub.
3.22 Affiliate Transactions. Except for Contracts that are solely among the Company and its Subsidiaries or that relate solely to director or employee compensation or benefits in the ordinary course of business, no (x) officer or director of the Company or any of its Subsidiaries, or (y) to the Knowledge of the Company, Affiliate of the Company or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (a) is a party to any Contract with the Company or any of its Subsidiaries or has any interest in any property or asset of the Company or any of its Subsidiaries or (b) to the Knowledge of the Company, beneficially owns a controlling equity interest in a party of the type described in clause (a) above, in the case of each of clauses (a) and (b), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act and that have not been disclosed in the Recent Company SEC Documents (any Contract or transaction contemplated by this clause (a) or (b) of this Section 3.22, an “Affiliate Transaction”).
3.23 Nasdaq; No Other Listing. The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on Nasdaq, including all applicable corporate governance rules and regulations. The Company Common Stock is not listed on any stock exchange other than Nasdaq.
3.24 No Other Representations and Warranties; Non-Reliance.
(a) Except for the representations and warranties contained in this Article III, in any certificate to be delivered to be delivered by the Company or any of its Subsidiaries pursuant to this Agreement or in any other Transaction Document, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and the Company hereby expressly disclaims any such other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or any other Person with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates, in each case, unless any such information is expressly included in a representation or warranty contained in this Article III, in any certificate to be delivered by the Company or any of its Subsidiaries pursuant to this Agreement or in any other Transaction Document.
(b) The Company expressly disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by, on behalf of or with respect to Parent or Merger Sub (other than the representations and warranties expressly set forth in Article IV or in the certificate to be delivered pursuant to Section 6.3(c) or in any other Transaction Document), and acknowledges and agrees that Parent and Merger Sub have expressly disclaimed and do hereby expressly disclaim any other representation made by, on behalf of or with respect to Parent, Merger Sub or any other Person, except as set expressly forth in Article IV or in the certificate to be delivered pursuant to Section 6.3(c) or in any other Transaction Document.
IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub each hereby represent and warrant to the Company that:
4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, (c) is in good standing (or equivalent status) in the jurisdiction of its organization (to the extent such concept is recognized in the jurisdiction of its organization), and (d) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in the case of each of the foregoing clauses (b), (c) and (d) where any such failure to be so qualified or in good standing as a foreign corporation or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of the articles of incorporation and bylaws of Merger Sub, each as amended through the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of the articles of incorporation and bylaws of Merger Sub in any material respect. Parent owns beneficially and of record all of the outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation or pursuant to the Transactions and has not engaged in any other business activities other than those relating to the Transactions or those incident to its formation.
4.2 Corporate Authority; Approvals.
(a) Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party, and to consummate the Transactions, subject, in the case of Merger Sub, to the receipt of the approval of Parent as the sole shareholder of Merger Sub, which will take place after the execution of this Agreement, and, with respect to the Merger, the filing of the Certificate of Merger.
(b) Parent Board has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Parent and its stockholders.
(c) Merger Sub Board has (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub and Parent (as the sole shareholder of Merger Sub), and (iii) resolved to recommend that Parent (as the sole shareholder of Merger Sub) adopt this Agreement in accordance with the GBCC.
(d) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 Governmental Filings; No Violations.
(a) Except for the Required Governmental Approvals, assuming the accuracy of Section 3.4, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the respective articles of incorporation and bylaws or comparable organizational documents of Parent or Merger Sub, (ii) a breach or violation of any Law applicable to Parent or Merger Sub (assuming the Required Governmental Approvals are obtained), or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the acceleration of any of their respective obligations under, or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contract binding upon Parent or Merger Sub, other than, in the case of the preceding clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.4 Ownership of Equity of the Company. None of Parent, Merger Sub or any of their respective Subsidiaries is, and at no time during the last three years has Parent, Merger Sub or any of their respective Subsidiaries been, an “interested shareholder” of the Company as defined in Section 14-2-1110 of the GBCC. None of Parent, Merger Sub or any of their respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).
4.5 Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened, against Parent, Merger Sub or any other Subsidiary of Parent, or any director or officer of any of the foregoing that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.6 Financing.
(a) Parent has delivered to the Company true, complete and correct fully executed copy of the Debt Commitment Letter. Parent has also delivered to the Company true, complete and correct copies of any fee letter associated with the Debt Commitment Letter (the “Fee Letters”), subject, in the case of each such Fee Letter, to redaction solely of pricing, other economic terms, fee amounts, “market flex” provisions or other commercially sensitive terms set forth therein that are customarily redacted in transactions of this type, none of which redactions covers terms that could (A) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into account all other available sources of funds) or (B) impose any new condition precedent to the receipt of the Debt Financing or otherwise adversely amend, modify or expand the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter, in each case, in a manner that would reasonably be expected to materially impede, prevent or materially delay the Closing (the foregoing clauses (A) or (B), collectively, a “Debt Financing Adverse Impact”).
(b) As of the date of this Agreement, (i) the Debt Commitment Letter in the form delivered to the Company has not been amended, supplemented or modified, (ii) no such amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement or to give effect to any “market flex” provisions in the Fee Letters), (iii) the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any material respect and, to the Knowledge of the Parent, no such withdrawal, termination, reduction or rescission is contemplated and (iv) there are no side letters or Contracts to which Parent is a party or other written arrangements of any kind, in each case, related to the funding of the Debt Financing that would have a Debt Financing Adverse Impact, other than as expressly set forth in the Debt Commitment Letter and (subject to Section 4.6(a) above) Fee Letters and delivered to the Company on or prior to the date hereof.
(c) Parent and Merger Sub, as applicable, have fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter.
(d) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent, and, to the Knowledge of Parent, each of the other parties thereto, except, in each case, as such enforceability may be limited by the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent to the funding of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter or (subject to clause (a) above) the Fee Letters. As of the date of this Agreement, Parent has no Knowledge that any event has occurred which, with or without notice, lapse of time or both, would (i) constitute a default or breach on the part of Parent or Merger Sub or any other party thereto under the Debt Commitment Letter that would reasonably be expected to materially impede, prevent or materially delay the Closing or (ii) reasonably be expected to constitute a failure to satisfy a condition precedent to the Debt Financing.
(e) As of the date of this Agreement, assuming the satisfaction or waiver of the conditions set forth in Article VI, Parent has no reason to believe that any of the conditions precedent to the Debt Financing contemplated by the Debt Commitment Letter will not be satisfied or that the Debt Financing will not be available to Parent and/or Merger Sub on the Closing Date in an amount (together with other available sources of funds) sufficient to satisfy the Financing Uses. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “market flex,” including original issue discount flex provided under the Debt Commitment Letter and any related Fee Letter), Parent and Merger Sub will have at the Closing funds sufficient to, when taken together with any other available sources of financing (including cash on hand of Parent and Merger Sub), (i) pay the aggregate Merger Consideration and the other payments contemplated by this Agreement, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Transactions and the Debt Financing, (iii) prepay or repay any outstanding Indebtedness of the Company or its Subsidiaries required to be prepaid or repaid at the Closing, and (iv) make all of the other payments required to be made at Closing by Parent and Merger Sub hereunder in connection with the Transactions (the foregoing clauses (i) through (iv), the “Financing Uses”).
(f) The obligations of Parent and Merger Sub to consummate the Transactions on the terms contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent or any of its Affiliates obtaining any financing (including the Debt Financing or any Alternative Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Debt Financing or any Alternative Financing).
4.7 Sufficiency of Funds. Neither Parent nor Merger Sub is entering into this Agreement or the Debt Commitment Letter with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Subject to the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to consummate the Transactions, Parent will, at the Closing, have cash on hand sufficient to satisfy its obligations as of the Effective Time under this Agreement.
4.8 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing sentence, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company, any of its Affiliates or any of their respective Representatives for inclusion or incorporation in the Proxy Statement.

4.9 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
4.10 No Other Representations and Warranties; Non-Reliance.
(a) Except for the representations and warranties contained in this Article IV, in the certificate to be delivered pursuant to Section 6.3(c) or in any other Transaction Document, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates or Representatives.
(b) Each of Parent and Merger Sub expressly disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by or with respect to the Company (other than the representations and warranties set forth in Article III, in any certificate to be delivered pursuant to this Agreement or in any other Transaction Document), and acknowledges and agrees that the Company has expressly disclaimed and does hereby expressly disclaim any other representation made by the Company or any other Person, except as set forth in Article III, in any certificate to be delivered pursuant to this Agreement or in any other Transaction Document.
V. COVENANTS
5.1 Interim Operations.
(a) During the period commencing on the date of this Agreement and ending on the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII (the “Pre-Closing Period”), except (i) as required, expressly permitted or otherwise expressly contemplated under this Agreement or the other Transaction Documents or as required by applicable Law, (ii) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its and each of its Subsidiaries’ business and operations in the ordinary course in a manner consistent with past practice, (B) keep available the services of the current directors, officers, employees, key service providers and consultants of the Company and each of its Subsidiaries and (C) preserve the goodwill and current relationships of the Company and each of its Subsidiaries with material customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations.
(b) Without limiting the generality of Section 5.1(a), during the Pre-Closing Period, except (x) as required, expressly permitted or otherwise expressly contemplated under this Agreement or the other Transaction Documents or as required by applicable Law, (y) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 5.1(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will:
(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any shares of capital stock or other equity interests, except for dividends declared prior to the date of this Agreement or paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (B) repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other equity or voting interests or any rights, warrants or options to acquire any shares of capital stock or other equity or voting interests, other than to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards upon exercise, vesting, or settlement, in each case, in accordance with the applicable Company Equity Plan;
(ii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise amend the terms of any shares of Company Common Stock or other equity or voting interests;
(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any the Company or any of its Subsidiaries (other than pursuant to agreements in effect as of the date of this Agreement and made available to Parent and except for transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) of (A) any capital stock or other equity interest of the Company or any of its Subsidiaries, (B) any option, call, warrant, restricted securities or right to acquire any capital stock or other equity interest of the Company or any of its Subsidiaries (other than pursuant to the Company Equity Plans in the ordinary course of business) or (C) any instrument convertible into or exchangeable for any capital stock or other equity interest of the Company or any of its Subsidiaries (except pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof in accordance with the terms governing such Company Equity Awards);
(iv) except as required by Company Benefit Plans in effect as of the date of this Agreement, (A) increase the compensation or other benefits payable or that could become payable by the Company or any of its Subsidiaries or provided to the Company’s directors, officers or employees, (B) enter into any change of control, severance or retention agreement with any employee of the Company (except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment), or (C) establish, adopt, enter into or amend any Company Benefit Plan, take any action to accelerate rights under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefits Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice, except as would not result in a material increase in cost to the Company;
(v) make any capital expenditures or incur any obligations or liabilities in respect thereof that exceed the amount of capital expenditures contemplated by the Company’s existing capital budget, a copy of which has been made available to Parent;
(vi) amend or modify the Articles of Incorporation or the Bylaws (or the comparable organizational documents of any of the Company’s Subsidiaries);
(vii) repurchase, prepay, create or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) the obligations any Person for borrowed money, except in the ordinary course of business consistent with past practice;
(viii) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business) any Company Material Contract, or waive, release or assign any rights or claims thereunder;
(ix) enter into any new line of business or discontinue or change any existing line of business;
(x) compromise, waive, discharge, settle or satisfy any Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 individually or $500,000 in the aggregate, other than (A) any Action brought against Parent or Merger Sub arising out of breach of this Agreement by Parent or Merger Sub and (B) the settlement of claims, liabilities or obligations adequately reserved against on the Company Balance Sheet, provided, that, neither the Company nor any of its Subsidiaries shall settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;
(xi) change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law;
(xii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement or otherwise in connection with the Transactions), (B) adopt or implement any shareholder rights plan or similar arrangement, (C) acquire (by merging or consolidating with, by purchasing any equity interest in or portion of the assets of, or by any other manner) any equity interest in a Person, or (D) acquire, transfer, lease, license, sell, mortgage, pledge, abandon, allow to lapse, fail to prosecute or maintain in full force and effect, dispose of or encumber (other than Permitted Liens) any assets, other than, in the case of this clause (D), acquisitions or dispositions of materials and inventory, sales or leases of inventory and grants of non-exclusive licenses of, or covenants with respect to, Intellectual Property (excluding abandoned Registered Intellectual Property that the Company considers obsolete or not material to its business as currently conducted or presently contemplated to be conducted in its business judgment), in each case, in the ordinary course of business;
(xiii) sell, dispose of, transfer, assign, encumber, pledge, abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any Company-Owned IP (excluding abandoned Registered Intellectual Property that the Company considers obsolete or not material to its business as currently conducted or presently contemplated to be conducted in its business judgment);
(xiv) grant to any other Person any license, or enter into any release, immunity or covenant not to sue with respect to any Company-Owned IP (other than the grant of non-exclusive licenses entered into in the ordinary course of business);
(xv) (A) make, rescind or change any material Tax election or settle or compromise any material Tax liability or Action, (B) change its taxable year, (C) change any material method of accounting for Tax purposes, (D) amend any material Tax Return, or (E) enter into any closing agreement or other agreement with any tax authority, except, in each case, as required by applicable Law;
(xvi) enter into any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee association, or recognize or certify any labor union or other employee association as the bargaining representative for the employees of the Company or any of its Subsidiaries, in all cases, except as required by applicable Law;
(xvii) terminate, amend or modify in any material respect, or fail to exercise renewal rights with respect to, any Insurance Arrangements;
(xviii) enter into any Contract with a Sanctioned Person in violation of Sanctions;
(xix) enter into any Affiliate Transaction or enter into any Contract contemplating or relating to an Affiliate Transaction;
(xx) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) extensions of credit to customers pursuant to the terms of a Contract entered into prior to the date of this Agreement and made available to Parent, (B) advances to directors, officers and other employees for reasonable and documented out-of-pocket travel and other business-related expenses, in each case in the ordinary course of business and in compliance with the Company’s policies related thereto, or (C) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;
(xxi) adversely amend, modify or fail to renew or otherwise maintain any Company Permits;
(xxii) commence or terminate the employment of any employee of the Company or any of its Subsidiaries (except for employees earning less than $200,000 in total annual base salary); or
(xxiii) authorize, commit or agree to do any of the foregoing.
(c) The Company may request prior written consent from Parent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the actions proscribed in this Section 5.1 by delivering notice pursuant to Section 8.7.
(d) The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary in this Agreement, no consent of Parent will be required with respect to any matter set forth in this Section 5.1 to the extent the requirement of such consent would be a violation of applicable Law.

5.2 No Solicitation by the Company.
(a) Except as expressly permitted by this Section 5.2, the Company will, and will cause each of its Subsidiaries and direct each of its Representatives, from and after the date hereof, to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons (other than Parent, Merger Sub or their respective Affiliates and Representatives) (such Persons, “Third Parties”) with respect to a Company Takeover Proposal and disregard all requests made by or on behalf of any Third Party for non-public information in connection with a Company Takeover Proposal and (ii) not, directly or indirectly through another Person, including any of their respective Affiliates or Representatives, (A) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (it being understood and agreed that ministerial acts, such as answering unsolicited phone calls, that are not otherwise prohibited by this Section 5.2 will not be deemed to constitute a violation of this Section 5.2), (B) knowingly facilitate any Company Takeover Proposal or engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, a Company Takeover Proposal, except to notify such Third Party of the existence of the restrictions in, and the Company’s obligations pursuant to, this Section 5.2, (C) approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, agreement or agreement in principle, merger agreement or other similar Contract with respect to a Company Takeover Proposal, (D) grant any waiver, amendment, termination or release under any standstill or confidentiality agreement, or (E) furnish or otherwise provide access to any non-public information regarding the Company or any of its Subsidiaries to any Third Party in connection with or in response to a Company Takeover Proposal.
(b) Notwithstanding anything to the contrary contained in Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company receives a Company Takeover Proposal from any Third Party or group of Third Parties, which Company Takeover Proposal did not result from any breach of this Section 5.2, the Company and its Representatives may, solely to the extent that the Company Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action, in light of the Company Takeover Proposal and the terms of this Agreement, would be inconsistent with the Company Board’s fiduciary duties under applicable Law of the State of Georgia, and that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, (i) furnish, following execution of an Acceptable Confidentiality Agreement with such Third Party and such Third Party’s Representatives and potential sources of financing, information (including non-public information) with respect to the Company and its Subsidiaries to such Third Party or group of Third Parties who has made such Company Takeover Proposal (provided, that the Company will, promptly following such disclosure (and in any event, within 36 hours after such disclosure), provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is made available to such Person to the extent not previously provided to Parent or its Representatives) and (ii) engage in or otherwise participate in discussions or negotiations with the Third Party or group of Third Parties making such Company Takeover Proposal.
(c) Without limiting the foregoing, including Section 5.2(b), from and after the date of this Agreement, the Company will inform Parent promptly of, and in any event within 36 hours of the Company, any of its Subsidiaries or any of their Representatives becoming aware of, any request, proposal or offer received with respect to, or reasonably expected to lead to, any Company Takeover Proposal (indicating the identity of the Third-Party involved and the material terms of any such Company Takeover Proposal). In the event that any Third Party modifies its Company Takeover Proposal in any material respect, the Company will notify Parent within 36 hours of such material modification (and the material terms thereof). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof other than an Acceptable Confidentiality Agreement. The Company will provide Parent with 36 hours’ prior written notice (or such lesser prior written notice as is provided to the members of the Company Board (or a duly authorized committee thereof)) of any meeting of the Company Board (or a duly authorized committee thereof) at which the Company Board (or any such committee) is expected to consider any Company Takeover Proposal or request for non-public information in connection with a Company Takeover Proposal.
(d) Except as expressly permitted by this Section 5.2(d) or Section 5.2(e), neither the Company Board nor any duly authorized committee thereof will (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (C) take, or agree to take, any action by board resolution or make any recommendation or public statement in connection with a Company Takeover Proposal, including any tender offer or exchange offer, other than a recommendation against such offer or a customary “stop, look and listen” communication, or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Company Shareholders, a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) enter into, authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or other similar Contract with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.2(b)) (each, a “Company Acquisition Agreement”), (iii) take any action pursuant to Section 7.1(d)(i), or (iv) resolve or agree to take any action set forth in any of the foregoing clauses of this sentence. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change and/or the Company may terminate this Agreement and enter into a Company Acquisition Agreement pursuant to Section 7.1(d)(i) solely to the extent and if and only if, prior to taking such action: (1) the Company has received after the date of this Agreement a Company Takeover Proposal that did not result from a breach of this Agreement and such Company Takeover Proposal has not been withdrawn, and (2) the Company Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (I) failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law of the State of Georgia and (II) such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that (w) the Company shall have given Parent at least three Business Days’ prior written notice of its intention to take such action as a result of a Company Superior Proposal that did not result from a breach of this Agreement (which such notice indicates the identity of the Third Party involved and the material terms of any such Company Superior Proposal and attaches the most current version of any written offer or proposed Contract relating thereto and, if the Company proposes to terminate this Agreement in accordance with Section 7.1(d)(i), a copy of the proposed Company Acquisition Agreement to the extent such copy is or becomes available), (x) to the extent Parent wishes to negotiate, the Company shall have negotiated, and shall have caused its Representatives, including its financial and legal advisors, to negotiate, in good faith with Parent during such notice period to enable Parent to propose in writing an offer binding on Parent to effect revisions to this Agreement intended to cause such Company Takeover Proposal to no longer constitute a Company Superior Proposal, (y) following the end of such notice period, the Company Board or any duly authorized committee thereof will have considered in good faith any such binding offer, and will have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Takeover Proposal continues to constitute a Company Superior Proposal if the revisions proposed in such binding offer were to be given effect and that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law of the State of Georgia, and (z) in the event of any material change to the terms of such Company Superior Proposal, the Company will be required to, in each case, again comply with this Section 5.2(d) and will be required to deliver to Parent an additional notice consistent with that described above and the notice period will recommence (except that the notice period will be at least two Business Days rather than the three Business Days otherwise contemplated above).
(e) Prior to the time the Company Shareholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change of the type described in Section 5.2(d)(i)(B) if and only if: (i) the Company Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law of the State of Georgia; (ii) such action is not in response to the receipt, existence of or terms of a Company Takeover Proposal or a Company Superior Proposal or any inquiry related thereto or the consequences thereof (which, in each case, is governed by Section 5.2(d)); (iii) such action is in response to a material positive Effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, that (A) was or is not known or reasonably foreseeable and, if known or reasonably foreseeable, the consequences of which were or are not known or reasonably foreseeable to the Company Board as of the date hereof but becomes known to the Company Board prior to the time of the Company Shareholder Approval and (B) does not relate to (1) any Company Takeover Proposal, (2) the announcement (whether or not authorized by the Parties), including any pre-signing reports in the press or otherwise, reporting on a potential transaction between the Company and Parent or otherwise relating to the acquisition of the company, (3) the pendency of this Agreement or the Transactions or (4) any change in the trading price or trading volume of shares of Company Common Stock or any change in the Company’s credit rating (such Effect, the “Intervening Event”); and (iv) prior to taking such action, (A) the Company Board has given Parent at least five Business Days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of this Agreement, which notice will describe the Intervening Event and the basis for such intended Company Adverse Recommendation Change in reasonable detail, (B) to the extent Parent wishes to so negotiate an amendment or amendments to the terms and conditions of this Agreement, the Company has negotiated, and has caused its Representatives, including its legal and financial advisors, to negotiate, in good faith with Parent during such notice period after giving any such notice to enable Parent to propose in writing an offer binding on Parent to effect such amendment or amendments, and (C) at the end of such notice period, the Company Board or any duly authorized committee thereof will have considered in good faith any such binding offer, and will have determined, after taking into account such binding offer and based on the information then available and after consultation with its financial advisors and outside legal counsel, that failure to make such Company Adverse Recommendation Change due to the Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law of the State of the Georgia.
(f) Nothing contained in this Section 5.2 or in Section 5.7 will prohibit the Company or the Company Board from (i) (A) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (B) making any other disclosure to the Company Shareholders if, in the Company Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable Law (provided, that a disclosure pursuant to the foregoing clause (i)(A) will be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly affirms the Company Board Recommendation in such disclosure), (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (iii) electing to take no position with respect to a Company Takeover Proposal until the close of business as of the tenth Business Day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act so long as such Company Takeover Proposal remains under the Company Board’s good faith consideration, or (iv) disclosing to the Company Shareholders that the Company Board or a duly authorized committee thereof has determined that a Company Takeover Proposal constitutes a Company Superior Proposal (provided, that (x) a disclosure pursuant to this clause (iv) will be a Company Adverse Recommendation Change unless the Company Board publicly reaffirms the Company Board Recommendation in such disclosure and (y) the Company Board or a duly authorized committee thereof has determined in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure to the Company Shareholders would be inconsistent with the fiduciary duties of the Company Board under applicable Law of the State of Georgia). Notwithstanding the foregoing, this Section 5.2(f) shall not be deemed to permit the Company or the Company Board or a duly authorized committee thereof to make a Company Adverse Recommendation Change or to take any of the actions otherwise restricted by Section 5.2 unless and solely to the extent expressly permitted by Section 5.2(d) or Section 5.2(e).
(g) From and after the date hereof, the Company will promptly instruct each Third Party that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Third Party’s consideration of an acquisition of the Company to return or destroy all confidential information furnished to such Third Party prior to the date of this Agreement by or on behalf of the Company or any of its Representatives, and the Company will immediately terminate all physical and electronic data room access for any such Third Party and any of its Representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company may waive the standstill provisions of any such agreement if and solely to the extent that the Company Board has determined, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law of the State of Georgia; provided, that, in the event of such a waiver, the Company shall promptly (and, in any event, within 24 hours) notify Parent of such waiver, including the identity of the Third Party that is party to such confidentiality agreement and the circumstances, in reasonable detail, giving rise to the inconsistency with the Company Board’s fiduciary duties under applicable Law of the State of Georgia. The Company shall not, except to the extent required by applicable Law, take any action to approve any transaction as a result of which a Third Party may become an “interested shareholder” as defined in Section 14-2-1110 of the GBCC.
5.3 Preparation of Proxy Statement.
(a) As promptly as reasonably practicable after the date of this Agreement, and in any event, within 30 calendar days after the date of this Agreement (unless otherwise agreed to by Parent), the Company will prepare and cause to be filed with the SEC a proxy statement in preliminary form relating to the Shareholders’ Meeting (such proxy statement, including any amendment or supplement thereto, including the definitive proxy statement, the “Proxy Statement”). The Company will use reasonable best efforts to cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act, the SEC and Nasdaq and, in each case, the rules and regulations thereunder, and other applicable Law. Parent, Merger Sub and the Company will reasonably cooperate with one another in connection with the preparation of the Proxy Statement. Parent will furnish all information concerning Parent, Merger Sub and their respective Affiliates as the Company or its Representatives may reasonably request in connection with the preparation of the Proxy Statement and as is required under applicable Law. Parent and the Company will each use reasonable best efforts to have the SEC confirm that it has no comments on the Proxy Statement as promptly as reasonably practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed or otherwise provided, as permitted by the SEC or applicable Law, to the Company Shareholders as promptly as reasonably practicable after the date on which the SEC confirms that it does not plan to review, or that it has no further comments on, the Proxy Statement.
(b) The Company will, as promptly as reasonably practicable, (i) notify Parent of (A) the receipt of any comments (written or oral) from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Transactions and (B) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and (ii) supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto), any dissemination thereof to the Company Shareholders, or responding to any comments from the SEC with respect to the Proxy Statement or the Transactions or any other correspondence with the SEC related thereto, the Company will provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) or any other Company Disclosure Documents, or any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions and will give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. The Company will permit Parent and its outside counsel to have a reasonable opportunity to participate in all communications, if any, with the SEC, Nasdaq or their respective staff, as applicable (including all meetings and telephone conferences) relating to this Agreement or any of the Transactions.
(c) Parent and the Company will each use reasonable best efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC with respect to the Proxy Statement or the Transactions. Except with respect to any disclosure or communication that relates to a Company Takeover Proposal or a Company Adverse Recommendation Change, the Company will provide Parent a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto or any substantive response to comments received from the SEC in respect thereof (including the proposed final version of such document or response), in each case, prior to the filing thereof with the SEC or the dissemination thereof to the Company Shareholders, and will give reasonable and good faith consideration to any comments thereon made by Parent or its counsel. The Company will not include in the Proxy Statement any information with respect to Parent, Merger Sub or their respective Affiliates, unless the form and content thereof have been consented to in writing by Parent prior to such inclusion. The Proxy Statement will include (i) unless the Company Board has effected a Company Adverse Recommendation Change in compliance with this Agreement, including Section 5.2, the Company Board Recommendation, (ii) the Fairness Opinion of the Company’s Financial Advisors, (iii) the notice of the Shareholders’ Meeting and (iv) the notice and other information required by the GBCC. The Proxy Statement will not, without the prior written consent of Parent, submit for approval or consideration at the Shareholders’ Meeting any proposal other than (A) the proposal for the Company Shareholder Approval; (B) a nonbinding, advisory vote regarding the compensation that may be paid or may become payable to the Company’s “named executive officers” in connection with, or following, the consummation of the Merger; and (C) a customary proposal regarding postponement or adjournment of the Shareholders’ Meeting.
(d) Until the Company Shareholder Approval is obtained, if any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties. After providing Parent and Merger Sub and their counsel reasonable opportunity to review such information and considering in good faith any comments from Parent or Merger Sub or their counsel, the Company will promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by applicable federal securities Laws, disseminate such amendment or supplement to the Company Shareholders as of the record date established for the Shareholders’ Meeting.
(e) The Company will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Shareholder Approval to be received at the Shareholders’ Meeting or any adjournment or postponement thereof.
(f) The Company agrees that all Company Disclosure Documents when filed, furnished or distributed or disseminated, as applicable, after the date hereof will comply with the applicable requirements of the Securities Act, the Exchange Act, the SEC, Nasdaq and, in each case, the rules and regulations promulgated thereunder. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents and at the time of any distribution or dissemination thereof (and, with respect to the Proxy Statement, including, for the avoidance of doubt, the date it is mailed to the Company Shareholders and the time of the Shareholders’ Meeting) and at the time of the consummation of the Transactions, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting that has become false or misleading.
5.4 Shareholders’ Meeting.
(a) Subject to Section 5.2, the Company will take all actions in accordance with applicable Law (including the GBCC), the Articles of Incorporation, the Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold a special meeting of the Company Shareholders for the purpose of considering and taking action upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Shareholders’ Meeting”) as promptly as reasonably practicable after the date the SEC confirms that it does not plan to review, or that it has no further comments on, the Proxy Statement (which will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the first Business Day following the 10th calendar day after filing the preliminary Proxy Statement that the SEC will be reviewing the Proxy Statement) (such date, the “Clearance Date”). The Company will cause the Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after the Clearance Date (and, in no event, more than five (5) Business Days after the Clearance Date unless otherwise consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed)). The Company will, as promptly as reasonably practicable following the date of this Agreement, in consultation with Parent, establish a record date (and conduct a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith) and date for holding the Shareholders’ Meeting, which Shareholders’ Meeting will be convened and held no later than 45 days following the Clearance Date (unless otherwise consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed)). Once the Company has established a record date for the Shareholders’ Meeting, the Company will not change such record date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Articles of Incorporation or Bylaws. The Company will comply with the notice requirements applicable to the Company in respect of the Shareholders’ Meeting pursuant to applicable law (including the GBCC), Nasdaq, the Articles of Incorporation and the Bylaws. Notwithstanding anything to the contrary contained in this Agreement, the Company may, with the prior written consent of Parent, adjourn or postpone the Shareholders’ Meeting (i) to the extent required by applicable Law (as determined in good faith by the Company Board, after consultation with its outside legal counsel) or if, after consultation with Parent, the Company determines such adjournment or postponement necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Shareholders’ Meeting if such disclosure is determined by the Company in good faith after consultation with outside counsel to be required to be provided to the Company Shareholders, (ii) if as of the time for which the Shareholders’ Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting, or (iii) to solicit additional proxies if necessary to obtain the Company Shareholder Approval; provided, however, that, unless otherwise agreed to by each of Parent and the Company, (x) with respect to each of the foregoing clauses (ii) and (iii), the Shareholders’ Meeting will not be adjourned or postponed in connection with any one adjournment or postponement to a date that is more than 15 Business Days after the date for which the meeting was previously scheduled or more than 45 days, in the aggregate, after the original Shareholders’ Meeting date and (y) in no event may any adjournment or postponement be to a date that is fewer than five Business Days prior to the Outside Date. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that, unless Parent has otherwise previously approved in writing, it will use reasonable best efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. The Company will cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company Shareholders. If requested by Parent, the Company will provide, as promptly as practicable, all voting tabulation reports relating to the Shareholders’ Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and will otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company Shareholders with respect thereto.
(b) Nothing in this Section 5.4 will be deemed to prevent the Company or the Company Board or any duly authorized committee thereof from taking any action expressly permitted by Section 5.2.
5.5 Reasonable Best Efforts; Regulatory Approval Matters.
(a) Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub will use (and cause its respective Affiliates to use) reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (ii) the defending of any Actions challenging this Agreement or the Transactions; provided, however, that in no event will the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any Person (including a Governmental Entity) for any consent or approval required for the consummation of the Transactions.

(b) Subject to the terms and conditions set forth in this Agreement, and without limiting the foregoing, the Company and Parent will (i) promptly, but in no event later than (x) 10 Business Days after the date of this Agreement, submit their respective filings under the HSR Act and (y) 15 calendar days after the date of this Agreement (or such earlier time as may be required by applicable Law), submit their respective filings with respect to the notices and approvals set forth on Section 6.1(b) of the Company Disclosure Letter, and thereafter, in the case of the foregoing clause (i), make any other required submissions thereunder, (ii) except in connection with a disclosure regarding a Company Adverse Recommendation Change or a Company Takeover Proposal received by the Company, use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, (iv) promptly inform outside counsel for the other Party upon receipt of any material communication from any Governmental Entity regarding any of the Transactions, and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep outside counsel for each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the outside counsel for other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the Transactions. Except in connection with a disclosure regarding a Company Adverse Recommendation Change or a Company Takeover Proposal received by the Company, the Company and Parent will permit outside counsel for the other Party reasonable opportunity to review in advance, consult with and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with outside counsel for the other Party in advance, to the extent practicable, and, to the extent not prohibited by such Governmental Entity, gives outside counsel for the other Party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), or (C) enter into any agreement with any Governmental Entity not to consummate the Transactions without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Section 5.5, neither Party shall be required to provide the other Party or its counsel with any filing (or attachments thereto) submitted to any Governmental Entity by such Party or any of its Affiliates under the HSR Act.
(c) In furtherance and not in limitation of the other covenants of the Parties contained in this Section 5.5, if any Action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Law, each of the Company and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding any other provision of this Agreement, Parent shall not be obligated to (or to cause its Affiliates to): (i) agree to divest or otherwise hold separate or take, or not to take, any other action (or otherwise agree to do any of the foregoing) with respect to the businesses or assets of any of Parent, Merger Sub, their respective Affiliates or, after the Closing, the Surviving Corporation, (ii) agree to terminate, modify or extend any existing relationships or contractual rights or obligations of any of Parent, Merger Sub, their respective Affiliates, or after the Closing, the Surviving Corporation, or (iii) agree to any obligation to provide any prior notice to or seek prior approval from any Governmental Entity for a future transaction.
(d) Parent will be responsible for any filing fees required to be paid to any Governmental Entity in connection with any filings of the Parties pursuant to this Section 5.5.
5.6 Pre-Closing Period Access.
(a) Subject to applicable Law, the Company agrees to provide, and will cause its Subsidiaries to provide, Parent and its Representatives, from time to time during the Pre-Closing Period, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties (but excluding (A) for purposes of any invasive, soil sample or below ground testing or (B) leased third party public cloud infrastructure data centers), books, Contracts, commitments, personnel and records and (ii) such other information as Parent reasonably requests with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations.
(b) Notwithstanding the foregoing, during the Pre-Closing Period, neither the Company nor its Subsidiaries will be required to provide Parent or its Representatives with access to or to disclose information (i) that would violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality that is subject to the terms of a confidentiality or other agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Person, or (iv) that is competitively sensitive to the Company or its Subsidiaries (provided, however, that (x) the Company and its Subsidiaries shall cause such information to be provided to Parent or its Representatives to the extent and in a manner that would not result in such jeopardy or contravention as described in the immediately preceding clauses (i) through (iv) and (y) in the case of the immediately preceding clause (iv), the Parties will establish a clean team process and will share such materials and competitively sensitive information in a commercially reasonable manner pursuant to such clean team process), or (v) to the extent that it relates exclusively to (A) the negotiation of this Agreement, (B) the valuation of the Company in connection with this Agreement, the Transactions or any other financial or strategic alternatives considered by the Company Board, (C) any Company Takeover Proposal, except as required by Section 5.2, (D) any process the Company has conducted with any financial advisor or other communications with any Persons in connection therewith, or (E) the minutes of the meetings of the Company Board or any committee thereof discussing the Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board or any committee thereof, whether in connection with a specific meeting thereof or otherwise relating to such subject matter), other than, in each case of the preceding clauses (A), (B), (D) and (E), the resolutions contemplated in Section 3.3(b).
(c) During the Pre-Closing Period, Parent will use its reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from Parent’s requests for access, data and information under Section 5.6(a) and the Company and its Subsidiaries will not be required to provide information in any format other than as then exists.
5.7 Publicity; Confidentiality.
(a) The initial press release and the Company’s Current Report on Form 8-K regarding this Agreement and the Transactions will be in the form agreed to by Parent and the Company and will not be issued prior to the approval of each of Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub will, and the Company will cause its Subsidiaries not to, issue or cause the publication of any press release or similar public announcement, comment or public filing with respect to, or otherwise make any public statement, comment or public filing concerning, this Agreement or the Transactions without the prior consent of Parent, in the case of a proposed announcement or statement by the Company or any of its Subsidiaries, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that this Section 5.7 will not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Company Takeover Proposal or Company Adverse Recommendation Change, in each case, to the extent in compliance with Section 5.2, or any other action taken pursuant thereto in compliance with this Agreement or (b) as a Party may in good faith, after consultation with outside counsel, determine is required by applicable Law (including applicable stock exchange listing rules) (provided, that, with respect to any release or public statement required by Law under this clause (b), such Party will give advance notice to the other Party and an opportunity to review prior to making any such release or public statement and will consider in good faith any comments reasonably made by such other Party).
(b) All information provided pursuant to this Agreement will be governed by the terms of the Confidentiality Agreement.

5.8 Employee Benefits.
(a) From the Effective Time through and including December 31, 2025 (the “Continuation Period”), Parent will provide, or cause to be provided, to each employee of the Company or any of its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who continues employment with the Surviving Corporation (or any Affiliate thereof) during the Continuation Period (each, a “Continuing Employee”) with (i) a base salary or wage rate and annual cash incentive compensation opportunities that are, in the aggregate, no less favorable than those provided to such Continuing Employee by the Company or any Subsidiary thereof immediately prior to the Effective Time (or, with respect to the annual cash incentive compensation, as in effect for the last calendar year immediately prior to the Effective Time), (ii) severance benefits for termination of employment as disclosed on Section 5.8(a)(ii) of the Company Disclosure Letter, and (iii) other compensation and employee benefits (including welfare and retirement benefits) that are substantially similar in the aggregate as provided to similarly situated employees of Parent. Notwithstanding anything to the contrary in this Section 5.8, for the period commencing on the Effective Time and ending on a date that is no earlier than the four-month anniversary of the Effective Time, the Continuing Employees will continue to participate in the Company’s vacation/paid time off policy in which they participate as of immediately prior to the Effective Time, pursuant to which, among other things, the Company pays out any accrued but unused vacation time upon qualifying terminations of employment; provided, however, that unless otherwise required by applicable Law, such vacation payout will not exceed two weeks of pay for any individual Continuing Employee.
(b) To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation or for benefit accruals under any vacation or severance plan of Parent and/or the Surviving Corporation, then Parent will ensure that such benefit plan will, for purposes of eligibility and vesting and, with respect to vacation and severance benefits, for benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Company and its Subsidiaries or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company or its Subsidiaries, excluding for purposes related to any defined benefit plan and to the extent it would result in a duplication of benefits. Following the Effective Time, Parent or an Affiliate of Parent will use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding benefit plan of the Company or any of its Subsidiaries, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan of the Company or any of its Subsidiaries prior to the Effective Time.
(c) To the extent any bonus amounts under any cash bonus, sales and other incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to a performance period completed on or prior to the Closing remain unpaid as of the Closing Date, Parent and the Surviving Corporation, as applicable, shall cause all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible employees of the Company and its Subsidiaries. Parent and the Surviving Corporation, as applicable, shall cause all Bonus Amounts with respect to the performance period in which the Closing occurs to be calculated and paid to the eligible employees of the Company and its Subsidiaries based on actual performance for such performance period as of the close of such performance period and paid in the ordinary course; provided, that, payment of any Bonus Amounts in accordance with this Section 5.8(c) shall in no way be interpreted or construed to limit or replace any amounts to which a Company Employee may be entitled pursuant to a Company Benefit Plan in connection with such Company Employee’s termination of employment or services, provided, further, that with respect to any Bonus Amounts that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid as soon as practicable following the Closing Date in accordance with this Section 5.8(c) without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the terms of such cash bonus, sales or other incentive plan that will not trigger a Tax or penalty under Section 409A of the Code.
(d) The provisions of this Section 5.8 are solely for the benefit of the Parties, and no provision of this Section 5.8 is intended to, or will, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith will be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 5.8 or elsewhere in this Agreement will be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee will be “at will” employment.
5.9 Stock Exchange Delisting; Deregistration; Transition Period Reports.
(a) Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (i) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (ii) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting; provided, however, that such delisting and deregistration will not be effective until as of the Effective Time or as promptly as practicable thereafter. The Surviving Corporation will use its reasonable best efforts to cause the Company Common Stock to be delisted from Nasdaq as promptly as practicable after the Effective Time and deregistered pursuant to the Exchange Act as promptly as practicable after such delisting.
(b) If (i) the Company is required or reasonably expected to be required to file with or furnish to the SEC any reports pursuant to the Exchange Act following the date hereof and prior to the Effective Time (other than any report relating to any Company Takeover Proposal or Company Adverse Recommendation Change) or (ii) the Surviving Corporation is required or reasonably expected to be required to file with or furnish to the SEC any reports pursuant to the Exchange Act within 10 Business Days after the Effective Time (other than any reports relating to this Agreement, the Merger or any of the other Transactions), then the Company will provide to Parent drafts of each such report and each certification required to be filed with such report (each report, together with any certifications to be filed therewith and any information incorporated by reference therein, a “Transition Period Report”) as soon as reasonably practicable prior to the filing or furnishing date of such Transition Period Reports providing Parent with reasonable time to review and comment on any such Transition Period Report (and, in any event, at least 10 days prior to the filing of the Company’s Annual Report on Form 10-K, the Company’s Quarterly Report on Form 10-Q and the Company’s proxy statement (unless otherwise agreed to by Parent (such consent not to be unreasonably conditioned, delayed or withheld))). The Company will give due consideration in good faith to all reasonable comments provided by Parent or its counsel with respect to each Transition Period Report to be filed with or furnished to the SEC. The Company will timely file or furnish to the SEC each Transition Period Report.
5.10 Indemnification; Directors’ and Officers’ Insurance.
(a) To the fullest extent required or permitted by applicable Law, for six years from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless, and advance expenses as incurred to, in each case solely to the fullest extent required or permitted under the Articles of Incorporation or Bylaws (or comparable organizational documents of any Subsidiary of the Company) as in effect as of the date hereof and as of the Effective Time, each present and former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or related solely to such Indemnified Party’s service as a director, officer or representative of the Company or any of its Subsidiaries or services performed by such Indemnified Party at the request of, or for the benefit of, the Company or any of its Subsidiaries at or prior to the Effective Time within such Indemnified Party’s scope of day-to-day duties, whether asserted, claimed or existing prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Transactions and the process and other events giving rise thereto and (ii) Actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. In the event of any such Action, Parent and the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to cooperate with the Indemnified Party in the defense of any such Action.
(b) Without limiting the provisions of Section 5.10(a), for a period of six years after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to maintain in effect provisions in its articles of incorporation, bylaws and any other organizational documents providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, that are at least as favorable in the aggregate to the Indemnified Parties as the indemnification, advancement and reimbursement of expenses provisions set forth in the applicable articles of incorporation, bylaws or other organizational documents of the Company and its Subsidiaries, which provisions will not be amended except as required by applicable Law.
(c) Prior to the Effective Time, the Company may, following reasonable consultation with Parent, obtain and fully pay the premium for non-cancellable “tail” insurance for the extension of (i) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies for the Indemnified Parties and (ii) the existing fiduciary and employment practices liability insurance policies of the Company and its Subsidiaries, in each case for a claims reporting or discovery period of six years from and after the Effective Time from an insurance carrier(s) with the same or better credit rating as the Company’s insurance carrier(s) as of immediately prior to the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable in the aggregate to the Indemnified Parties as the Company’s existing policies as of immediately prior to the Effective Time with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event will the Company expend for any such tail policy an annual premium amount in excess of 250% of the annual premium currently paid by the Company for such insurance (the “Maximum Amount”) without Parent’s prior written consent. Whether pursuant to any such tail policy or any new policy for comparable D&O Insurance, Parent or the Surviving Corporation will continue to maintain in effect for a period of six years from and after the Effective Time, D&O Insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable in the aggregate to the Indemnified Parties as provided in the Company’s existing policies as of immediately prior to the Effective Time; provided, however, that (x) in no event will Parent or the Surviving Corporation be required to expend for any such policy pursuant to this sentence an annual premium amount in excess of the Maximum Amount and (y) if the annual premium of such insurance coverage exceeds the Maximum Amount, Parent or the Surviving Corporation will obtain a comparable policy with the greatest coverage available for a cost equal to the Maximum Amount.
(d) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other corporation or entity unaffiliated with Parent and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to such Person, then, and in each such case, unless provided by operation of Law, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the applicable and outstanding obligations set forth in this Section 5.10.
(e) The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties (and their respective heirs and estates), who are intended third-party beneficiaries of this Section 5.10 as of and following the Effective Time.
(f) The rights of the Indemnified Parties under this Section 5.10 will be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation, Bylaws or comparable governing documents of any of the Company’s Subsidiaries, or under any applicable indemnification agreements between the Indemnified Parties and the Company (or the applicable Subsidiary of the Company) or under any Laws. All rights of any Indemnified Party as provided in Section 5.10(a) will survive the Merger for six years from and after the Effective Time and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party unless (x) such amendment, repeal or modification is required by applicable Law, Order or Governmental Entity or (y) the affected Indemnified Party has consented to such amendment, repeal or modification.
(g) Notwithstanding anything in this Agreement to the contrary, if any Action (whether arising before, on or after the Effective Time) involving any Indemnified Party remains pending on the sixth anniversary of the Effective Time, the provisions of this Section 5.10 will continue in effect with respect to such Indemnified Party until the final non-appealable disposition of such Action.
5.11 Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the Company Board or a duly authorized committee thereof will grant such approvals and will use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the Transactions.
5.12 Section 16 Matters. Prior to the Effective Time, the Company and the Company Board, respectively, will take all actions as may be required or appropriate to cause any dispositions of Company equity securities (including derivative securities with respect to shares of Company Common Stock) in connection with the Transactions by each individual who is or, as a result of the Transactions will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13 Merger Sub Approval. Following the execution of this Agreement, Parent will execute and deliver to the Company, in accordance with applicable Law (including the GBCC) and the organizational documents of Merger Sub and in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement and the consummation by Merger Sub of the Transactions in accordance with applicable Law (including the GBCC) and the organizational documents of Merger Sub.
5.14 Financing Cooperation.
(a) Prior to the Closing Date (or such earlier date as set forth in this Section 5.14), the Company and its Subsidiaries will use their reasonable best efforts to provide (as soon as reasonably practicable following Parent’s reasonable request), and will direct their Representatives to use reasonable best efforts to provide (as soon as reasonably practicable following Parent’s reasonable request), to Parent, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent to assist Parent in connection with the Debt Financing, including using reasonable best efforts to (as soon as reasonably practicable following Parent’s reasonable request):
(i) furnish to Parent and the Debt Financing Sources, as promptly as reasonably practicable, (A) the Required Information in true, correct and complete form in all material respects and (B) to the extent reasonably available to the Company under its reporting systems (as in effect on the date hereof), such other customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing;
(ii) as promptly as reasonably practicable, (A) inform Parent if the Company or its Subsidiaries have actual knowledge of any facts that would reasonably be expected to (1) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (2) result in any of the Required Information no longer being true, correct and complete in all material respects or otherwise being materially misleading (taken as a whole), and (B) update and/or supplement any Required Information provided to Parent or any Debt Financing Source to the extent necessary for such Required Information to remain true, correct and complete in all material respects and not materially misleading (taken as a whole);
(iii) assist in preparation for and participate in marketing efforts for the Debt Financing (including a reasonable number of meetings, lender presentations, and calls (that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing, including direct contact between appropriate members of senior management of the Company and its Subsidiaries, on the one hand, and potential Debt Financing Sources, on the other hand)), presentations, roadshows, due diligence sessions (including accounting due diligence sessions and cooperating with, and providing due diligence materials requested by,

Parent), drafting sessions and sessions with rating agencies, in each case, upon reasonable advance notice from, and as reasonably requested by, Parent and at reasonable times and locations (which may be virtual) to be mutually and reasonably agreed, and assisting Parent in obtaining any ratings requested by Parent in connection with the Debt Financing;
(iv) assist in the preparation of customary definitive financing documentation and the completion of any schedules, exhibits or annexes thereto (including, if required by the Debt Financing Sources, a customary perfection certificate), and provided that effectiveness thereof is contingent upon the Closing, permitting officers and/or directors of the Company or any of its Subsidiaries who will be officers or directors, as applicable, of the Company or any of its Subsidiaries after the Closing Date to execute and deliver any documentation in connection with the Debt Financing as of the Closing;
(v) facilitate the pledging of collateral (including possessory collateral) and the granting of liens (and the perfection thereof) in respect of the Debt Financing as required by the Debt Financing (it being understood that such pledge and grant will not take effect prior to the Effective Time); and
(vi) at least five (5) Business Days prior to the Closing Date, providing such documentation and information regarding the Company and its Subsidiaries determined by Parent or any Debt Financing Source to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and to be required to complete certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230.
(b) Notwithstanding anything in this Section 5.14 to the contrary, nothing in this Section 5.14 will require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:
(i) pledge any assets as collateral that is not contingent upon the Closing or that would be effective prior to the Effective Time;
(ii) agree to pay any commitment fee or other fee, reimburse any expenses, incur any liability or give any indemnity in connection with the Debt Financing prior to the Closing;
(iii) take any actions to the extent such actions (A) would unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) could subject any director, manager, officer or employee of the Company or any of its Subsidiaries or any of its and their respective Representatives to any personal liability with respect to matters related to the Debt Financing, (C) would conflict with, or result in any material violation or material breach of, or material default (with or without notice, or lapse of time or both) under, the organizational documents that are in effect as of the date hereof of the Company or any of its Subsidiaries, any Company Material Contract that is in effect as of the date hereof or (D) would conflict with, or result in any violation or breach of, any applicable Law or Order;
(iv) waive or amend any terms of this Agreement;
(v) commit to take any action under any certificate, document or instrument or enter into any definitive agreement, in either case, that is not contingent upon the Closing (other than the obligation to deliver any customary “authorization” letters);
(vi) provide access to or disclose information that violates applicable Law or that the Company determines, in its reasonable judgment after consulting with its outside legal counsel as necessary, would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements in effect as of the date hereof owing to a third party applicable to, the Company or its Affiliates;
(vii) cause any director, manager or equivalent, or any officer or employee of the Company or any its Subsidiaries (other than any director, manager or equivalent or officer or employee of the Company or any of its Subsidiaries who will continue in such a position following the Closing), to pass resolutions to approve the Debt Financing or authorize the execution and delivery of any agreements or documents or any actions in connection therewith, or to execute or deliver any certificate in connection with the Debt Financing (other than the obligation to deliver any customary “authorization” letters), in each case, that are not contingent on the Closing or would be effective prior to the Closing;

(viii) deliver financial statements in a form or subject to a different standard than those provided to Parent by the Company or its Subsidiaries prior to the date hereof;
(ix) deliver any legal opinion or other opinion of counsel or accountants’ comfort letters or any reliance letter;
(x) make any representation as to the solvency of the Company or any of its Subsidiaries or deliver any solvency or similar certificate;
(xi) make any representation, warranty or certification that, in the good faith determination of the Company, is not true;
(xii) take any action that could reasonably be expected to cause any representation or warranty made by the Company or covenant applicable to the Company contained in this Agreement to be breached or to cause any condition to the Closing applicable to the Company set forth in Article VI to fail to be satisfied or otherwise cause any breach by the Company of this Agreement; or
(xiii) provide or prepare any projections or pro forma financial information or any other financial or other information that is not reasonably available to the Company under its reporting systems (as in effect on the date hereof).
(c) The Company and its Subsidiaries hereby consent to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos may only be used in a manner that is not intended to, nor reasonably expected to, harm or disparage the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives.
(d) Parent will promptly upon written request by the Company (including a reasonably detailed invoice or other reasonably detailed back-up documentation), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.14 (provided that such reimbursement shall not include (x) fees payable to existing legal, financial or other advisors of the Company and its Subsidiaries with respect to services provided prior to the Closing that would have been incurred regardless of the Debt Financing (including preparation of and/or delivery of financial information, payoff letters and Lien releases), (y) any ordinary course amounts payable to existing employees of or consultants to the Company or any of its Subsidiaries with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby (including, without limitation, the Transactions) regardless of the Debt Financing (including the preparation or delivery of financial information)), and Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses (excluding lost profits and any losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)), damages, claims, costs or expenses suffered or incurred by any of them in connection with their cooperation in the arrangement of the Debt Financing and the provision of any information used in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the material breach, gross negligence, bad faith, willful misconduct or fraud by the Company, its Subsidiaries or their respective Representatives.
(e) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.2(b), as it applies to the Company’s obligations under this Section 5.14, will be deemed satisfied unless the Company has materially breached its obligations under this Section 5.14 and such breach has been a primary cause of the Debt Financing not being obtained.
5.15 Parent Financing.
(a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will use, and will cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (in its reasonable judgment) to arrange and obtain the Debt Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letter on or prior to the Closing Date, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (it being understood and agreed that the Debt Commitment Letter may be replaced as provided below), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including the “market flex” provisions) and subject only to the conditions precedent set forth in the Debt Commitment Letter or otherwise on terms that would not result in a Debt Financing Adverse Impact (such definitive agreements related to the Debt Financing, together with the Debt Commitment Letter and the Fee Letters, the “Debt Documents”), and (iii) satisfy at or prior to the Closing all conditions precedent that are to be satisfied by the Parent to the funding of the Debt Financing required (after taking into account all other available sources of funds) to satisfy the Financing Uses. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not agree to or permit (i) any termination of the Debt Commitment Letter or (ii) any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter, if (in the case of this clause (ii)) such amendment, modification or waiver would have a Debt Financing Adverse Impact; provided, that Parent may (without the consent of the Company) amend or modify (A) the Debt Commitment Letter and Fee Letters in accordance with the “market flex” provisions of the Fee Letters and (B) the Debt Commitment Letter and the Fee Letters to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter or any Fee Letter as of the date of this Agreement. Parent will deliver to the Company copies of any amendment, modification or waiver to or under any Commitment Letter or Fee Letter (in redacted form permitted by Section 4.6(a)) as promptly as reasonably practicable after execution thereof.
(b) Parent will keep the Company reasonably informed of the status of the Debt Financing upon reasonable written request of the Company. Parent will give the Company prompt written notice of: (i) any material breach, material default, termination or repudiation (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to such material breach, material default, termination or repudiation) of the Debt Commitment Letter or Fee Letters by any party of which Parent becomes aware; (ii) the receipt by Parent of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or (B) material dispute or material disagreement between or among Parent, on the one hand, and the Debt Financing Sources, on the other hand, with respect to the obligation to fund the Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms (unrelated to conditions precedent in a manner that would cause a Debt Financing Adverse Impact) of the Debt Financing); and (iii) the occurrence and continuance of an event or development that Parent believes in good faith could materially adversely impact the ability of Parent to obtain all or any portion of the Debt Financing in an amount (when taken together with all other available sources of funds) required to satisfy the Financing Uses.
(c) If, notwithstanding the use by Parent of reasonable best efforts to satisfy its obligations under this Section 5.15, any portion of the commitments in respect of the Debt Financing in an amount required to satisfy the Financing Uses (after taking into account other available sources of cash) becomes unavailable prior to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, Parent will use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative debt financing (such financing, the “Alternative Financing”) (i) in an amount sufficient to satisfy the Financing Uses (after taking into consideration the portion of the Debt Financing that is and remains available and other available sources of cash), (ii) with terms (including “market flex” provisions) in respect of certainty of funding that either (x) are equivalent in all material respects to (or more favorable to Parent than) (including the “market flex” provisions) the conditions precedent set forth in the Debt Commitment Letter (as determined by Parent in its reasonable judgment) or (y) otherwise would not reasonably be expected to materially impede, prevent or materially delay the Closing; provided, that the failure to obtain Alternative Financing will not relieve Parent of any obligation hereunder. Parent will deliver to the Company true, complete and correct copies of the new executed commitment letter and related fee letter that provided for such Alternative Financing (which, in the case of such fee letter, may be redacted in a manner consistent with the redactions permitted by Section 4.6(a)). Notwithstanding the foregoing or anything else in this Agreement, in no event shall reasonable best efforts be deemed or construed to require Parent to, and Parent shall not be required to, (A) pay any fees or other amounts or economics, or agree to any interest rate, materially in excess of those contemplated by the Debt Commitment Letter and the Fee Letters in effect on the date hereof (as determined by Parent in its reasonable judgment), (B) consummate the Debt Financing prior to the time that the Closing is required to be effected pursuant to this Agreement, (C) agree to conditionality or economic terms of the Debt Financing that are materially less favorable than those contemplated by the Debt Commitment Letter and the Fee Letters in effect on the date hereof (as determined by Parent in its reasonable judgment) or (D) initiate, prosecute or maintain any legal claim, legal action, suit, legal demand, grievance, arbitration or similar legal proceeding against any Debt Financing Source. For purposes of this Agreement (other than with respect to the representations and warranties made by Parent in Section 4.6), references to (A) the “Debt Financing” will include any such Alternative Financing, (B) the “Debt Commitment Letter” will include such documents with respect to any such Alternative Financing, (C) “Debt Financing Source” will include the Persons providing or arranging the Alternative Financing and (D) “Debt Documents” will include the applicable definitive debt documents for the Alternative Financing. The obligations under this clause (c) will apply equally to any such Alternative Financing (including any new financing commitment with respect to such Alternative Financing).
(d) Parent expressly acknowledges and agrees that the obtaining of, or the availability of, the Debt Financing or any other financing transaction is not a condition to the Closing and reaffirms its respective obligation to consummate the Transactions irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the applicable conditions set forth in Article VI.
5.16 Shareholder Litigation. Each of the Company and Parent shall promptly notify the other of any shareholder litigation against it, any of its Subsidiaries or their respective directors or officers relating to this Agreement or the Transactions and shall keep the other Party informed regarding such litigation. The Parties shall cooperate, and use their respective reasonable best efforts to cause their Representatives to cooperate, and consult with one another in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the Transactions; provided, that, prior to the Effective Time or, if applicable, the termination of this Agreement in accordance with Section 7.1, the Company shall not settle or offer to settle any such shareholder litigation without the prior written consent of Parent. In furtherance of and without in any way limiting the foregoing, including Parent’s right to consent as set forth in the proviso of the immediately preceding sentence, each of the Parties shall use its reasonable best efforts to resolve such shareholder litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement, as promptly as reasonably practicable.
5.17 Fairness Opinion. Promptly following the execution of this Agreement, the Company will deliver to Parent, solely for informational purposes and on a non-reliance basis, a written copy of the Fairness Opinion (which is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
5.18 FIRPTA Certificate. The Company shall deliver to Parent, at or prior to the Closing, a certification of the Company prepared in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated as of the Closing Date and signed by a responsible corporate officer of the Company certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).
5.19 Resignations. The Company shall deliver, at or prior to the Closing, to Parent true, correct and complete copies of resignation letters, each in form and substance satisfactory to Parent, effective as of and conditioned upon the Effective Time, executed by (x) each member of the Company Board and of each governing body of a Subsidiary of the Company and (y) to the extent requested by Parent at least 10 days prior to the Closing, each such requested officer of the Company or a Subsidiary of the Company (collectively, the “Resignations”).
5.20 Intercompany Transactions. As promptly as reasonably practicable after the date of this Agreement, the Company will use reasonable best efforts to take, and cause its Subsidiaries to take, the actions specified in Section 5.20 of the Company Disclosure Letter.
5.21 Employee Census. Prior to the Closing Date, the Company will use best efforts to provide to Parent a true, correct and complete copy of an updated Employee Census of all of the employees, consultants and independent contractors employed or engaged by the Company at such time, including: (i) name; (ii) job title (to the extent available); (iii) date of birth (to the extent available); (iv) date of hire; (v) full-time or part-time status; (vi) exemption status under the Fair Labor Standards Act; (vii) leave status (including return date);

(viii) incentive compensation paid with respect to the prior year; (ix) vacation and other paid time off accrual; (x) emoluments and benefits (including health insurance participation level); (xi) whether such person is employed or engaged pursuant to a written contract and whether such employment or engagement is at-will or for a stated term (including the duration of such term); and (xii) any severance, termination pay or notice, or change in control entitlements.
VI. CONDITIONS
6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to effect the Transactions is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at or prior to the Closing of each of the following conditions:
(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) all required approvals set forth on Section 6.1(b) of the Company Disclosure Letter shall have been obtained.
(c) No Injunctions or Restraints. (i) There shall not have been issued by a Governmental Entity of competent jurisdiction, and remain in effect, any Order (“Restraint”) preventing consummation of the Merger and (ii) no Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, in each case after the date hereof, other than any such Restraints or Laws (A) in jurisdictions that are immaterial to the business and operations of Parent and the Company and (B) would have an immaterial effect on Parent and the Company.
6.2 Conditions to the Obligation of Parent and Merger Sub to Effect the Transactions. The respective obligation of Parent and Merger Sub to effect the Transactions is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at or prior to the Closing of each of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Article III (other than those referred to in the following clause (ii)) are true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Section 3.1 (Organization, Good Standing and Qualification), Sections 3.2(a) – (b) (Capital Structure), Section 3.3 (Corporate Authority; Approvals; Fairness Opinion), Section 3.19 (Brokers and Finders), Section 3.20 (No Rights Agreement; Anti-Takeover Provisions) and Section 3.22 (Affiliate Transactions) are true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time).
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect which constitutes, individually or in the aggregate, a Company Material Adverse Effect that is continuing.
(d) Officer’s Certificate. The Company shall have furnished Parent and Merger Sub with a certificate dated as of the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
6.3 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at or prior to the Closing of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV are true and correct in all respects (without giving effect to any materiality or Parent

Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Parent Material Adverse Effect, other than the representations and warranties set forth in Section 4.1(a), Section 4.2, Section 4.4 and Section 4.9, which must be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time).
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with the covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing.
(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such Party’s breach of its obligations under this Agreement or, in the case of Parent, the Debt Documents.
VII. TERMINATION
7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned:
(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b) by either Parent or the Company if:
(i) the Closing has not occurred on or before July 24, 2025 (the “Outside Date”); provided, however, that the Outside Date may be extended by Parent, upon written notice to the Company at least three days prior to the Outside Date, until October 24, 2025 (and such date as so extended will constitute the Outside Date) if, as of the Outside Date, (A) the Closing Date has not occurred by reason of nonsatisfaction of the conditions set forth in Section 6.1(b) or Section 6.1(c)(i) (solely if the applicable Restraint is (1) appealable or otherwise not final and (2) relates to any Antitrust Laws or FDI Laws) and (B) all other conditions in Article VI have been satisfied or waived by the applicable Party (other than those conditions that by their terms are to be satisfied at Closing, but subject to such conditions being capable of being satisfied if Closing were to occur on such date); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any Party whose breach of, or failure to comply with, any provision of this Agreement (or, in the case of Parent, the Debt Documents) has been a primary cause of the failure of the Closing to occur on or before the Outside Date or, in the case of Parent, the Debt Documents (it being understood that such a breach or failure of Merger Sub will be deemed to be a breach or failure, as applicable, of Parent for purposes of the foregoing proviso);
(ii) any Restraint is in effect and has become final and non-appealable such that the condition set forth in Section 6.1(c) cannot be satisfied; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) will not be available to any Party whose breach of, or failure to comply with, any provision of this Agreement has been a primary cause of the failure of the condition set forth in Section 6.1(c) to be satisfied (it being understood that a breach or failure of Merger Sub will be deemed to be a breach or failure, as applicable, of Parent for purposes of this Section 7.1(b)(ii)); or
(iii) the Shareholders’ Meeting (including any adjournments and postponements thereof) shall have concluded without the Company Shareholder Approval having been obtained.

(c) by Parent:
(i) prior to the Shareholders’ Meeting, if (A) a Company Adverse Recommendation Change shall have occurred (whether or not permitted to do so under Section 5.2), including, without limitation, in connection with an Intervening Event, or (B) the Company shall have made a Willful and Material Breach of its obligations under Section 5.2; or
(ii) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, the Company shall not have cured such breach or failure to perform within 45 days (or such shorter period of time as remains prior to the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(ii) and the basis for such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties or covenants hereunder.
(d) by the Company:
(i) prior to the receipt of the Company Shareholder Approval in order to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 5.2; provided, that the Company pays the Company Termination Fee to or for the account of Parent in accordance with clause (y) of the last paragraph of Section 7.3(a); or
(ii) if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, Parent or Merger Sub, as applicable, shall not have cured such breach or failure to perform within 45 days (or such shorter period of time as remains prior to the Outside Date) following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(ii) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Company is then in material breach of any of its representations, warranties or covenants hereunder.
7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement will become void and of no effect with no liability on the part of any Party; provided, however, that the Confidentiality Agreement, Section 5.5(d) (Reasonable Best Efforts; Regulatory Approval Matters), Section 5.7 (Publicity; Confidentiality), Section 5.14(d) (Financing Cooperation), this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fees), Article VIII (Miscellaneous and General) and Annex A (Definitions) will continue in effect; provided, further, however, no Party will be relieved or released from liability for damages of any kind arising out of any (i) Willful and Material Breach of any of its representations and warranties or covenants contained in this Agreement (or, in the case of Parent, the Debt Documents) (and any failure by Parent or Merger Sub to close the Transactions when required pursuant to Section 1.2 will be deemed to be a Willful and Material Breach of this Agreement, unless (x) Parent and Merger Sub are exercising their respective reasonable best efforts to achieve the Closing as soon as practicable and (y) the Closing occurs within five Business Days of the closing date contemplated by Section 1.2) or (ii) Fraud, and, in the case of each of the foregoing clauses (i) and (ii), the other Party will be entitled to pursue any and all remedies under applicable Law, including the payment of any monetary damages resulting therefrom (it being understood that such a Willful and Material Breach or Fraud of Merger Sub will be deemed to be a Willful and Material Breach or Fraud, as applicable, of Parent for purposes of the foregoing proviso). Notwithstanding anything in this Agreement to the contrary, under no circumstances will (A) the Company be permitted or entitled to receive more than one of (1) a grant of specific performance that results in the Closing and (2) monetary damages or (B) Parent be permitted or entitled to receive more than one of (1) the Company Termination Fee (together with any amounts required to be paid by the Company under Section 7.3(b)), (2) a grant of specific performance that results in the Closing, and (3) monetary damages.

7.3 Termination Fees.
(a) In the event that:
(i) this Agreement is validly terminated by the Company or Parent pursuant to Section 7.1(b)(i) (but in a case of such a termination by the Company, only if at such time Parent would not have been prohibited from terminating this Agreement pursuant to the proviso set forth in Section 7.1(b)(i)) or Section 7.1(b)(iii); provided, that (A) a Company Takeover Proposal shall have been made, proposed or communicated by a Third Party after the date of this Agreement and not withdrawn prior to the time this Agreement is terminated and (B) within 15 months after the date of such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal; provided, however, that for purposes of this Section 7.3(a)(i), the references in the definition of Company Takeover Proposal to “20%” will be deemed to be references to “50%”; or
(ii) this Agreement is validly terminated (A) by Parent pursuant to Section 7.1(c)(i) or (B) by the Company pursuant to Section 7.1(d)(i);
then, in any such event under clause (i) or (ii) of this Section 7.3(a), the Company will pay, or cause to be paid, in cash the Company Termination Fee to Parent or its designee by wire transfer of immediately available funds (in accordance with wire instructions provided by Parent for such payment) (x) in the case of Section 7.3(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.3(a)(ii)(B), prior to or concurrently with such termination, or (z) in the case of Section 7.3(a)(i), within two Business Days after entry into the definitive agreement described in clause (C) of Section 7.3(a)(i); it being understood that in no event will the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” will mean a cash amount equal to $24,500,000.
(b) Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other Parties would not enter into this Agreement. The Parties agree that the Company Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to timely pay or cause to be paid the Company Termination Fee, and, in order to obtain the payment, Parent or Merger Sub commences an Action that results in a judgment against the Company, then the Company will pay or cause to be paid Parent reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Parent or Merger Sub in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(c) Subject in all respects to Parent’s rights set forth in Section 8.6 and the reimbursement obligations of the Company under Section 7.3(b), in the event that this Agreement is terminated in circumstances in which the Company Termination Fee is payable pursuant to Section 7.3(a), payment of the Company Termination Fee will be the sole and exclusive monetary damages remedy of Parent and Merger Sub against the Company and its Subsidiaries for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount neither the Company nor any of its Subsidiaries will have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While Parent may pursue both a grant of specific performance in accordance with Section 8.6 and the payment of the Company Termination Fee under Section 7.3, under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing and all or any portion of the Company Termination Fee.

VIII. MISCELLANEOUS AND GENERAL
8.1 Survival. None of the representations, warranties and covenants in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement will survive the Effective Time, except this Section 8.1 will not limit any provision in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance after the Effective Time.
8.2 Modification or Amendment. Subject to compliance with applicable Law, and except as otherwise provided in this Agreement, at any time prior to the Effective Time, this Agreement may be amended or modified, whether before or after receipt of the Company Shareholder Approval, in any and all respects by written agreement of Parent and the Company; provided, however, that (a) following receipt of the Company Shareholder Approval, there will be no amendment or modification to this Agreement which by Law would require further approval by the Company Shareholders and (b) any modification, waiver or amendment of the Debt Financing Sources Provisions (or any other provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the Debt Financing Sources Provisions) or the definitions of Debt Financing Sources that is adverse in any respect to the interests of the Debt Financing Sources, will not be effective against the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
8.3 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for performance of any of the obligations of the other Party or Parties; (b) waive any breach of the representations and warranties of the other Party or Parties contained in this Agreement or in any document delivered pursuant hereto; or (c) unless prohibited by applicable Law, waive compliance by the other Party or Parties with any of the covenants, agreements or conditions contained in this Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
8.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by electronic signature, DocuSign or .pdf format) (“Electronic Delivery”), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and all such counterparts will together constitute one and the same agreement. Any such counterpart delivered using Electronic Delivery will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a Contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
8.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement, and all disputes, claims or causes of action based on, arising out of, or related to this Agreement, the negotiation of this Agreement, the performance of this Agreement or the Transactions, will be governed by, and construed in accordance with, the Laws of the State of Georgia, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.
(b) Any Action based on, arising out of or related to this Agreement or the Transactions will only be brought in the Georgia State-wide Business Court, or, in the event (but only in the event) such court does not have subject matter jurisdiction over such Action, then such Action shall only be brought in any other state or federal court within the State of Georgia (the “Chosen Courts”), and each of the Parties irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action will be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained will be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 8.5(b).

(c) Notwithstanding the foregoing, any such Action against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Documents or the Transactions will be governed by and in accordance with the Laws of the State of New York (without giving effect to the conflict of laws provisions thereof and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any Debt Document that expressly specifies that the interpretation of such provisions will be governed by and construed in accordance with the laws of the State of Georgia)) and each of the Parties agrees that it will not bring or support any such Action against the Debt Financing Sources in any forum other than any New York state or federal court located in the Borough of Manhattan in the City of New York.
(d) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN OR AMONG THE PARTIES (OR THE DEBT FINANCING SOURCES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS (AND WITH RESPECT TO THE DEBT FINANCING SOURCES, THE DEBT FINANCING OR THE DEBT DOCUMENTS).
8.6 Specific Performance.
(a) The Parties agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5 without proof of damages or the posting of a bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) will not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right none of the Parties would have entered into this Agreement.
(b) The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 will not be required to provide any bond or other security in connection with any such Order.
8.7 Notices. Any and all notices or other communications required or permitted to be provided hereunder will be in writing and sent by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 8.7 prior to 5:00 p.m. (Eastern time) on a Business Day, (b) the Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 8.7 later than 5:00 p.m. (Eastern time) on any date or is delivered on a date that is not a Business Day, (c) when received, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications will be as follows:

(a)	If to Parent or Merger Sub, or, after the Closing, the Surviving Corporation to:

Aptean, Inc.
4325 Alexander Drive, Suite 100
Alpharetta, GA 30022
	Attention:	Brad Debold
	Email:	brad.debold@aptean.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
	Attention:	David Ruff and Spencer Cohen
	Email:	druff@orrick.com; spencer.cohen@orrick.com

(b)	If to the Company:

Logility Supply Chain Solutions, Inc.
470 East Paces Ferry Road NE
Atlanta, Georgia 30305
Attention: Mark Grant
	Email:	notice@logility.com

with a copy to (which shall not constitute notice):

Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, Georgia 30361
	Attention:	William J. Zawrotny
	E-mail:	wjzawrotny@jonesday.com

or to such other address or addresses as the Parties may from time to time designate in writing.
8.8 Entire Agreement; No Third-Party Beneficiaries.
(a) This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and all other schedules and exhibits hereto), the Confidentiality Agreement, and the Debt Commitment Letter (the “Transaction Documents”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties or their Affiliates with respect to the subject matter hereof and thereof.
(b) This Agreement is not intended to and does not confer upon any Person other than the Parties any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company Shareholders to receive the Merger Consideration pursuant to the terms of Section 2.1; (ii) if the Effective Time occurs, the right of the holders of the Company Equity Awards to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnified Parties set forth in Section 5.10; (iv) the rights of the Company Related Parties set forth in Section 8.14, which are intended for the benefit of the Persons and will be enforceable by them; and (v) the Debt Financing Sources shall be express third-party beneficiaries of this clause (v) of this Section 8.8(b), Section 8.2(b), Sections 8.5(c), and the parentheticals in Section 8.5(d), Section 8.13(b), Section 8.14(a) and Section 8.14(b)(ii) (in each case, solely to the extent that the foregoing relates to the Debt Financing Sources) (the Sections referenced in this Section 8.8(b)(v), the “Debt Financing Sources Provisions”).
8.9 Company Professional Advisors. Each of Parent and Merger Sub acknowledges, on its own behalf and on behalf of its Affiliates, that the legal counsel included in the notice provisions of Section 8.7 for the Company may advise and represent the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions and each of Parent and Merger Sub hereby consents thereto and waives any conflict of interests arising therefrom.
8.10 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Transactions, the other Transaction Documents and the transactions contemplated thereby will be paid by the Party incurring such expense.

8.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing provisions of this Section 8.11, the Parties intend that the remedies and limitations on remedies contained in this Agreement (including the limitations on equitable remedies) to be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s or any of its related parties’ (including any Parent Related Party’s) liability or obligations hereunder or under the Debt Commitment Letter.
8.12 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference will be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”, and the word “or” will be disjunctive, but not exclusive. Whenever, the word “extent” is used in the phrase “to the extent” in this Agreement, it will mean the degree to which a subject or other thing extends and will not simply mean “if.” Whenever the words “ordinary course of business” (or a phrase of similar meaning) are used in this Agreement with respect to the Company and its Subsidiaries, they will be deemed to be followed by the words “consistent with past practice.” Any reference in this Agreement to gender includes all genders, and words imparting the singular number only will include the plural and vice versa. Where a reference in this Agreement is made to any agreement (including this Agreement), Contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” When used with respect to any information, material, data, document or other item of disclosure relating to the Company or its Subsidiaries, “made available,” “furnished,” “delivered” or similar terms means such information, material, data, document or other item of disclosure was (i) posted to the Data Room, and accessible by Parent and its Representatives with access thereto prior to the date of this Agreement or (ii) publicly filed with the SEC by the Company.
(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c) Each of the Company Disclosure Letter and the Parent Disclosure Letter is hereby incorporated and made a part hereof and is an integral part of this Agreement. The Company may, at its option, include in the Company Disclosure Letter items that are not material for informational purposes, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation or warranty that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any Section or subsection of the Company Disclosure Letter will be deemed to be referred to and incorporated in any other Section or subsection of the Company Disclosure Letter to which it is specifically referenced or cross-referenced, and also in all other Sections or subsections of the Company Disclosure Letter to which such matter’s application or relevance is reasonably apparent on its face. Nothing contained in any

Section or subsection of the Company Disclosure Letter should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Action or otherwise. Except as otherwise expressly set forth in any Section or subsection of the Company Disclosure Letter, in no event will the listing or disclosure of any information or document in any such Section or subsection of the Company Disclosure Letter, or in the documents referred to or incorporated by reference in any Section or subsection of the Company Disclosure Letter, constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Company or its Subsidiaries not expressly set out in this Agreement or will such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement. Any capitalized terms used in any Section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter will be defined as set forth in this Agreement unless otherwise defined in the Company Disclosure Letter or the Parent Disclosure Letter, respectively.
8.13 Assignment; Delegation. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, however, that (a) Parent or Merger Sub may, in its sole discretion and without the consent of the Company, transfer or assign any or all of its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of Parent and (b) Parent or Merger Sub may, without the consent of the Company, in its sole discretion, transfer or assign its respective rights under this Agreement for collateral security purposes to the Debt Financing Sources; provided, that such assignment by Parent or Merger Sub will not (x) relieve Parent or Merger Sub of any of its obligations hereunder, (y) enlarge, alter or change any obligation of the Company or (z) impede or delay the consummation of the Merger or the other Transactions. Any attempt to make any purported assignment in violation of this Agreement will be null and void.
8.14 Non-Recourse.
(a) The Company (on behalf of itself and the other Company Related Parties) hereby waive any claims or rights against any Debt Financing Source relating to or arising out of the Debt Financing, the Debt Commitment Letter, any Fee Letter, the transactions contemplated thereby, this Agreement and the Transactions, whether at law or in equity and whether in tort, contract or otherwise, in each case, solely prior to the Closing Date. In furtherance and not in limitation of the foregoing waiver and agreement, it is acknowledged and agreed that no Debt Financing Source will have any liability for any claims or damages to the Company Related Parties in connection with the Debt Financing, any debt commitment letter, the transactions contemplated thereby, this Agreement and the Transactions, in each case, solely prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 8.14 will in any way limit or modify the rights of (i) Parent or Merger Sub under this Agreement or any debt commitment letter or the obligations of any Debt Financing Source under any debt commitment letter owing to Parent or its Affiliates party to any debt commitment letter or (ii) any of the Company Related Parties against any Debt Financing Sources under any definitive documents entered into in connection with the Debt Financing on or after the Closing Date.
(b) Each of the Company (on behalf of itself and the other Company Related Parties) and Parent (on behalf of itself and the other Parent Related Parties) agree (i) that this Agreement or any other Transaction Document may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or any other Transaction Document, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto (or their permitted assigns pursuant to Section 8.13) or thereto, as applicable, and (ii) except to the extent named a Party to this Agreement, no Company Related Party, Parent Related Party or Debt Financing Source will have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of or by reason of the Transactions, except for claims that the Company, Parent or Merger Sub, as applicable, may assert against any Person that is party to, and solely pursuant to the terms and conditions of, any other Transaction Document.

8.15 Parent Guarantee of Obligations. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations of Merger Sub under this Agreement in accordance with the terms hereof.
[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

COMPANY

Logility Supply Chain Solutions, Inc.

By:	/s/ Allan Dow
Name:	Allan Dow
Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

PARENT

Aptean, Inc.

By:	/s/ Brad Debold
Name:	Brad Debold
Title:	Authorized Signatory

MERGER SUB

Update Merger Sub, Inc.

By:	/s/ Brad Debold
Name:	Brad Debold
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS
As used in this Agreement, the following terms have the meanings specified below.
“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary confidentiality provisions, including limitations on the use and disclosure of all non-public written and oral information furnished to a Third Party by or on behalf of the Company or any of its Subsidiaries, and contains provisions that are in the aggregate no less favorable to the Company than those included in the Confidentiality Agreement (provided, however, that any such confidentiality agreement (a) will not be required to contain any standstill provisions and (b) will permit the Company to comply with its obligations under this Agreement, including Section 5.2).
“Action” means any civil, criminal, administrative or other claim, proceeding, litigation, audit, arbitration, charge or other ADR process, review, investigation, examination, inquiry, subpoena, hearing, demand, complaint, action, suit, or other proceeding or action (whether at Law or in equity) by or before an arbitrator, an arbitral tribunal, a court of competent jurisdiction or any Governmental Entity.
“Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.
“AI Product Statements” means any and all public marketing and advertisement statements made by or on behalf of the Company or any of its Subsidiaries regarding the Company AI Products or the use of AI Technologies in the Company’s (including its Subsidiaries’) business operations, including in the form of regulatory filings, investor materials, press releases, website or blog content, or social media postings.
“AI Technologies” means all knowledge-based, machine learning (including deep learning) and other artificial intelligence technologies and their constitutive elements, including without limitation any and all: (a) algorithms, models, software or systems related thereto (regardless of how they are trained); and (b) hardware or equipment designed to enable robotics, computer vision and machine learning.
“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and similar Laws relating to public or commercial corruption or bribery.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, foreign antitrust laws.
“Articles of Incorporation” means the Second Amended and Restated Articles of Incorporation of the Company, as amended from time to time.
“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.
“Bylaws” means the Amended and Restated By-Laws of the Company, as amended from time to time.
“Company AI Products” means any Company Products currently offered or supported by or on behalf of the Company (including its Subsidiaries) that employ or make use of AI Technologies.
“Company Benefit Plan” means each material (a) “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) or (b) stock option, stock purchase, stock appreciation right or other stock-related, individual employment, individual independent contractor, retention, bonus, commission, incentive, deferred compensation, change in control, profit-sharing, retirement, severance or termination pay plan or other employee benefit program, policy, agreement or arrangement, in each case whether or not funded, that is sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers or contributions.
A-A-1

“Company Data” means all data of any kind or character contained in the Company IT Systems or any databases owned or controlled by the Company (or any of its Subsidiaries) or its designees (including any and all Trade Secrets), and all other information and data compilations collected, generated, obtained, licensed or received in connection with the marketing, delivery, or use of any Company Product, or that is used in or necessary to the Company’s (including any Subsidiaries’) conduct of the business, including Personal Data.
“Company Disclosure Documents” means each document required to be filed by the Company with the SEC in connection with the Transactions (including the Proxy Statement) and any amendments or supplements thereto.
“Company Employee” means employees, officers or directors of the Company or any of its Subsidiaries.
“Company Equity Awards” means Company Options and Company RSUs.
“Company Equity Plans” means the Company’s 2011 Equity Compensation Plan, 2020 Equity Compensation Plan and 2024 Equity Compensation Plan, in each case, including as amended or amended restated from time to time.
“Company IP” means Company-Owned IP and Company Licensed IP.
“Company IT System” means any information technology and computer systems (including software, software development kits, or hosted services, information technology and telecommunications hardware and other equipment, such as networks), whether owned and operated by the Company or any other Person for the Company’s benefit, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used by the Company or its Subsidiaries in the conduct of their businesses.
“Company Licensed IP” means the Intellectual Property used by the Company or its Subsidiaries pursuant to an Inbound License and presently used in and necessary for the current operation of the business of the Company and its Subsidiaries.
“Company Material Adverse Effect” means any development, fact, change, event, effect, occurrence or circumstance (each, an “Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a materially adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the consummation of the Transactions or performance by the Company or any of its Subsidiaries of any of their respective obligations under this Agreement; provided, however, that in no event will any Effect arising out of any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” (except that each case of the following clauses (a) through (f) will be so considered to the extent (and only to the extent) that such Effect has had a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business): (a) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally; (b) changes or proposed changes in Law or GAAP or other accounting methods; (c) changes in conditions in financial markets, credit markets or capital markets generally; (d) changes in general conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in labor markets for employees; (e) any geopolitical conditions, the outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity or otherwise), terrorism or military actions (including any continuation, escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (f) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions, and other force majeure events; (g) the negotiation, execution or delivery of this Agreement or the announcement of this Agreement or the consummation of the Transactions or the Debt Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with
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its employees, suppliers, lessors, partners, vendors, customers, regulators, Governmental Entities or any other third party; (h) any action taken or refrained from being taken by the Company or any of its Subsidiaries at the express written request of Parent or which Parent has expressly approved or consented to in writing following the date of this Agreement or which the Company or such Subsidiary of the Company did not take on account of withheld consent from Parent; (i) any failure by the Company or any of its Subsidiaries to meet (A) any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in the foregoing subclause (A) or (B) may be taken into account in determining whether there has been a “Company Material Adverse Effect” to the extent not otherwise expressly excluded pursuant to a different subsection of this definition); (j) any decline in the market price of the shares of Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to a decline in the market price of the Company Common Stock may be deemed to constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect” to the extent not otherwise expressly excluded pursuant to a different subsection of this definition); (k) the identity of, or any facts or circumstances relating to, Parent or its Affiliates, Debt Financing Sources or investors, or the respective plan or intentions of any of the foregoing, with respect to the Company, its Subsidiaries or their business; (l) any breach by Parent or Merger Sub of this Agreement; or (m) any litigation arising from allegations of any breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Transactions.
“Company Options” means all options to purchase shares of Company Common Stock granted under the Company Equity Plans.
“Company-Owned IP” means the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Products” means all product and service offerings, including all Software, of the Company and each of its Subsidiaries (a) that, as of the date of this Agreement, are being sold, licensed, or distributed, as applicable, including on a trial, pilot or beta testing basis, or (b) that the Company or any of its Subsidiaries is otherwise obligated, as of the date of this Agreement, to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (x) those third party products or Open Source Materials embedded in or otherwise part of the product offering and (y) any of the Company’s support, consulting and/or training services).
“Company Registered Intellectual Property” means all Company-Owned IP that is Registered Intellectual Property.
“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates.
“Company RSUs” means all restricted stock units representing a right to receive Company Common Stock granted under the Company Benefit Plans.
“Company Shareholders” means holders of shares of Company Common Stock.
“Company Source Code” means, collectively, any human readable Software source code, or any portion or aspect of the Software source code, in each case for any Company Products or any other Software owned by any of the Company or any of its Subsidiaries.
“Company Superior Proposal” means a Company Takeover Proposal made by a Third Party on terms (a) that, if consummated, would result in such Third Party owning, directly or indirectly, (i) 50% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 75% or more of such class) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, and (b) which the Company Board or a duly authorized committee thereof determines in its good faith judgment, after consultation with financial advisors and outside legal counsel, taking into account all factors and matters deemed relevant in good faith by the Company Board, including financial, legal, regulatory and any other aspects of the transaction described in such Company Takeover Proposal (such as the confidentiality, timing and likelihood of
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consummation of such Company Takeover Proposal), any changes to the terms of this Agreement proposed by Parent or its Representatives in response to such Company Takeover Proposal or otherwise, and any fees or expenses payable by the Company hereunder, (i) would, if consummated, be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions and (ii) is reasonably likely to be consummated on the terms proposed therein.
“Company Takeover Proposal” means, other than the Transactions, any bona fide written offer or bona fide written proposal from a Third Party relating to (a) any acquisition or purchase, direct or indirect, of 20% or more of the fair value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party or “group” (as defined in the Exchange Act and the rules promulgated thereunder) beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets of the Company and its Subsidiaries, or (c) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which such Third Party or “group” (as defined in the Exchange Act and the rules promulgated thereunder) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company after giving effect to the consummation of such transaction.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 7, 2024, between the Company and an Affiliate of Parent, as amended by the Amendment No. 1 to Confidentiality Agreement, dated as of November 20, 2024.
“Contract” means any agreement, arrangement, undertaking, lease (whether for real or personal property), power of attorney, bond, deed, license, contract, note, mortgage, indenture, loan, evidence of indebtedness, letter of credit, obligation or other legal commitment to which a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.
“Copyleft License” means any license applicable to Open Source Materials that requires, as a condition of using such Open Source Materials in the manner used by the Company or any of its Subsidiaries: (a) the disclosure, licensing, or distribution of any source code or proprietary data of any Company Product to any third party (in each case other than the (i) source code of the Open Source Software itself or (ii) data or database included in the Open Data); (b) the restriction or limitation of the receipt of consideration in connection with the licensing, sublicensing, or distribution of any Company Product to any third party; (c) permitting the decompilation, disassembly, or reverse engineering of any Company Product (or portion thereof) or the licensing of any such Company Product for the purpose of making derivative works thereof (in each case other than the Open Source Software or Open Data itself); or (d) the creation of any obligation for the Company or any its Subsidiaries to grant to any third party any rights or immunities under or with respect to any Company-Owned IP.
“Data Room” means the Intralinks electronic data room for “Project Update” established in connection with the Transactions to which access has been provided to Parent and its designated Representatives.
“Debt Commitment Letter” means the executed commitment letter dated as of the date hereof, from the Debt Financing Sources party thereto (including all exhibits, schedules, annexes and supplements thereto) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes of funding a portion of the Financing Uses (the “Debt Financing”).
“Debt Financing Sources” means Persons (other than Parent or Merger Sub) that have committed to provide or arrange the Debt Financing in connection with the Transactions and, for purposes of Sections 8.8(b), 8.2(b), 8.5(c), and the parentheticals in Sections 8.5(d), 8.13(b), 8.14(a) and 8.14(b)(ii) (in each case, solely to the extent that the foregoing relates to the Debt Financing Sources), their respective Affiliates, as well as their respective Affiliates’ equityholders, members, employees, officers, directors, representatives, attorneys, agents or advisors.
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“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Material, in each case in effect at the date hereof, or (c) the protection of worker health or safety.
“Exchange Act” means the Securities Exchange Act of 1934.
“FDI Laws” means applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where the Company or any of its Subsidiaries do business.
“Fraud” means, with respect to any Party, the making of a statement of fact with the intent to deceive another Party and requires (a) such Party’s false representation of material fact in Article III (in the case of the Company) or Article IV (in the case of Parent), in any certificate to be delivered by such Party or any of its Subsidiaries pursuant to this Agreement or in any other Transaction Document, (b) such Party’s knowledge that such representation is false, (c) such Party’s intention to induce the other Party to whom such representation is made to act or refrain from acting and (d) such other Party suffering loss by reason of such false representation of fact. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, negligent misrepresentation, recklessness or similar legal theory and (ii) only the Party who committed a Fraud will be responsible for such Fraud and only to the other Party who suffered from such Fraud.
“Government Official” means (a) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including any political subdivision thereof, (b) any officer or employee of any Person owned or controlled in whole or in part by a Governmental Entity, and (c) any Person acting in an official capacity for or on behalf of any Governmental Entity.
“Governmental Entity” means any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity.
“Hazardous Materials” means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Material includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls.
“Inbound Licenses” means written Contracts pursuant to which any Person has licensed any Intellectual Property to the Company or any of its Subsidiaries or granted to the Company or any of its Subsidiaries any covenant not to sue or right with respect to any Intellectual Property.
“Intellectual Property” means any and all intellectual property, proprietary, industry and associated rights in any jurisdiction throughout the world, including those in, associated with, or arising out of any (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications to register and all registrations, renewals and extensions thereof, and all goodwill associated with and symbolized by any of the foregoing (collectively, “Trademarks”), (b) Internet domain names, social media accounts and usernames, and uniform resource locators, (c) patent disclosures, patent applications and patents, continuations, continuations-in-part, divisionals, revisions, substitutions, provisionals, re-examinations, renewals, extensions and reissues and counterparts thereof (collectively, “Patents”), (d) trade secrets and know-how, including all proprietary or confidential inventions (whether or not patentable), invention disclosures, improvements, processes, methods, techniques, modifications, compilations, protocols, compositions, algorithms, models, layouts, designs, drawings, plans, specifications, methodologies, customer lists, supplier lists, pricing information, business plans, marketing plans and
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proposals, and other proprietary or other confidential information (collectively, “Trade Secrets”), (e) works of authorship (whether or not copyrightable), copyrightable subject matter, copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, Software, databases and database rights, and “moral rights,” (collectively, “Copyrights”), (f) all other intellectual property rights arising from Software, (g) rights of publicity and privacy, (h) any similar or equivalent rights to any of the foregoing and in other similar intangible assets, (i) all applications and registrations, and any renewals, extensions and reversions, for the foregoing, and (j) together with, in each of clauses (a) through (i) above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the persons listed under Annex A, “Knowledge Group,” of the Company Disclosure Letter, after reasonable inquiry of the persons who would reasonably be expected to have actual knowledge of the applicable matter, and (ii) when referring to the knowledge of Parent, the actual knowledge of the persons listed under Annex A, “Knowledge Group,” of the Parent Disclosure Letter, after reasonable inquiry of the persons who would reasonably be expected to have actual knowledge of the applicable matter.
“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted or promulgated by any Governmental Entity and any judicial interpretation thereof.
“Lien” means, with respect to any property, equity interest or asset, any lien, charge, pledge, security interest, claim, mortgage, deed of trust, hypothecation, preemptive right, right of first refusal, right of first offer, adverse claim, option or other encumbrance in respect of such property, equity interest or asset.
“Open Data” means any and all data and databases (including all manuals, documentation, arrangements and rights associated therewith) made available under an “open data license” or similar terms (excluding Open Source Software), including pursuant to the following license types: Open Data Commons Public Domain Dedication and License (PDDL), Open Data Commons Attribution License (ODC-BY), Open Data Commons Open Database License (ODC-ODBL), Community Data License Agreement (CDLA), “Creative Commons” licenses, and the Computational Use of Data Agreement (C-UDA).
“Open Source Materials” means any and all Open Source Software and Open Data.
“Open Source Software” means any Software or other material that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).
“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.
“Parent Material Adverse Effect” means any Effect that would, individually or when considered together with all other facts, circumstances or changes, reasonably be expected to materially prevent or materially delay or materially impede the ability of Parent to consummate the Transactions; provided, that the exclusions in clauses (a) through (f) of the definition of “Company Material Adverse Effect” shall apply mutatis mutandis.
“Parent Related Parties” Parent, Merger Sub, and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates.
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“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment (A) not yet due, or (B) being contested in good faith and for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in the Recent Company SEC Documents in accordance with GAAP, (ii) which is a statutory carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien that is arising in the ordinary course of business but not yet due, (iii) which is incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) which is any zoning, building or other similar code or regulation not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) which constitutes an easement, right-of-way, covenant, restriction or other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and which are not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, or (vi) which is a non-exclusive license of Intellectual Property granted by the Company or one of its Subsidiaries in the ordinary course of business.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Data” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person, device or household or any other data or information that constitutes “personal data”, “personal information,” “protected health information,” or “personally identifiable information” under any Privacy Legal Requirement.
“Privacy Agreements” means (a) all contractual commitments to and from third parties regarding privacy, security and the Processing of Sensitive Data, including such commitments to and from vendors, marketing affiliates, advertisers and advertising networks, customers and other business partners, and (b) the privacy policies and any other terms relevant to the collection, retention, use, disclosure and distribution of Personal Data by the Company and each of its Subsidiaries, including all internal policies, notices, protocols, programs, manuals, procedures, and statements concerning the privacy, security or Processing of Personal Information (the “Privacy Policies”)
“Privacy Legal Requirement” means any and all applicable Law or binding directive or Order concerning the privacy, security or Processing of Personal Data (which may include applicable Law of jurisdictions where Personal Data was collected or accessed otherwise applicable to the Company or any of its Subsidiaries) including, without limitation, data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws pertaining to Personal Data, and laws concerning email, text message or telephone communications and any applicable Law concerning technology, data or web scraping, cybersecurity disclosures in public filings, and call or electronic monitoring or recording that pertains to Personal Data.
“Process” (and the corollary terms “Processing” and “Processed”) means to perform any operation or set of operations on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.
“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, filing or registration issued, filed with, or recorded by any Governmental Entity (or a domain name registrar with respect to domain names), including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) domain name registrations.
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“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Material, in each case, in violation of any Environmental Law or in a manner which has or may give rise to any liability under any Environmental Law.
“Representatives” means, with respect to any Person, its officers, directors, consultants, agents, financial advisors, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives and Affiliates.
“Required Information” means the information required to be delivered pursuant to paragraph 7 of Exhibit C of the Debt Commitment Letter.
“Sanctioned Country” means any country that is the subject of comprehensive Sanctions imposed by the United States, which at the time of signing includes Cuba, Iran, North Korea, Syria, and the Ukrainian regions of Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia.
“Sanctioned Person” means (a) a person listed on a prohibited or restricted party list published by the United States (including the U.S. Department of the Treasury, Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List,” “Sectoral Sanctions Identifications List”, and similar lists) or any such list maintained by the United Nations Security Council, the United Kingdom, the European Union or its Member States, (b) the government, including any political subdivision, agency or instrumentality thereof, of any Sanctioned Country or Venezuela, (c) an ordinary resident of, or entity registered in or established under the jurisdiction of, or an individual or entity located in, a Sanctioned Country, or (d) a party acting or purporting to act, directly or indirectly, on behalf of, or a party owned or controlled by, any of the parties listed in the foregoing clauses (a)-(c).
“Sanctions” means all Laws relating to embargoes or financial, economic or trade sanctions administered or enforced by the United States, the European Union and its Member States, the United Kingdom and the United Nations Security Council.
“Scraped Data” means data that was collected or generated using web scraping, web crawling, or web harvesting software, or any Software, service, tool, or technology that turns unstructured data found on the internet into machine-readable, structured data.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Incident” means any actual or reasonably suspected (i) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Sensitive Data transmitted, stored or otherwise Processed; or (iii) other act or omission that compromises the security, integrity, availability, or confidentiality of Company IT Systems or Sensitive Data.
“Sensitive Data” means any (a) Personal Data or (b) trade secret or confidential or proprietary business information of or in the possession of the Company or any of its Subsidiaries.
“Software” means any and all (a) software, computer programs, systems, platforms, applications (including mobile apps), application programming interfaces, firmware, middleware, microcode, routines, compilers, assemblers, and software implementations of algorithms or models, in each case whether in source code, object code, or other form; (b) databases, data files, libraries, and data compilations; (c) screens, user interfaces, report formats, templates, menus, buttons, and icons for any of the foregoing; and (d) documentation, including specifications, files, scripts, developer notes, comments, annotations, user documentation (including user instructions, guides, and manuals), relating to any of the foregoing.
“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such party is a general partner, (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one
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or more of its Subsidiaries, or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.
“Tax” or “Taxes” means any and all (whether or not disputed) domestic or foreign, federal, state, local or taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including liability for the payment of any such amounts as a result of being either (A) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (B) a party to any tax sharing or similar agreement or as a result of any express or implied obligation to indemnify any other Person with respect to any such amounts.
“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Third-Party AI Product” means any product or service of any third party that employs or makes use of AI Technologies.
“Trade Laws” means Sanctions, export and import controls and antiboycott Laws administered or enforced by the United States, the United Kingdom and the European Union and its Member States.
“Training Data” means any data used to train, validate, test or otherwise improve an algorithm or model used in an AI Technology.
“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with Knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.
The following terms are defined in the sections of this Agreement set forth after such term below:

Terms Not Defined in this Annex A	Section
Affiliate Transaction	3.22
Agreement	Preamble
Alternative Financing	5.15(c)
Bonus Amounts	5.8(c)
Book-Entry Share	2.1(a)(i)
Certificate	2.1(a)(i)
Certificate of Merger	1.3
Chosen Courts	8.5(b)
Clearance Date	5.4(a)
Closing	1.2
Closing Date	1.2
Code	2.6
Company	Preamble
Company Acquisition Agreement	5.2(d)
Company Adverse Recommendation Change	5.2(d)
Company Balance Sheet	3.6(b)
Company Balance Sheet Date	3.6(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals

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Terms Not Defined in this Annex A	Section
Company Disclosure Letter	Article III
Company Financial Advisor	3.3(d)
Company Material Contract	3.18(a)
Company Permits	3.8(b)
Company Shareholder Approval	3.3(a)
Company Termination Fee	7.3(a)
Continuing Employee	5.8(a)
Continuation Period	5.14(a)
Copyrights	Annex A (“Intellectual Property”)
D&O Insurance	5.10(c)
Debt Documents	5.15(a)
Debt Financing	Annex A (“Debt Commitment Letter”)
Debt Financing Sources Provisions	8.8(b)
Dissenting Shareholder	2.3
Dissenting Shares	2.3
DTC	2.4(c)
Effect	Annex A (“Company Material Adverse Effect”)
Effective Time	1.3
Electronic Delivery	8.4
Employee Census	3.13(d)
ERISA	Annex A (“Company Benefit Plans”)
Fairness Opinion	3.3(d)
Fee Letters	4.6(a)
Financing Uses	4.6(e)
GAAP	3.5(d)
GBCC	Recitals
Georgia Law Matters	8.5(a)
HSR Act	3.4(a)
Indemnified Parties	5.10(a)
Insurance Arrangements	3.16
Lease	3.17(c)
Letter of Transmittal	2.4(c)
Malicious Code	3.14(k)
Maximum Amount	5.10(c)
Measurement Time	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Nasdaq	3.4(a)
Outside Date	7.1(b)(i)

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Terms Not Defined in this Annex A	Section
Owned Real Property	3.17(b)
Parent	Preamble
Parent Board	Recitals
Parties	Preamble
Patents	Annex A (“Intellectual Property”)
Paying Agent	2.4(a)
Payment Fund	2.4(a)
Pre-Closing Period	5.1(a)
Privacy Policies	Annex A (“Privacy Agreements”)
Proxy Statement	5.3(a)
Recent Company SEC Documents	3.5(a)
Required Governmental Approvals	3.4(a)
Resignations	5.19
Restraint	6.1(c)
Shareholders’ Meeting	5.4(a)
SOX	3.5(c)
Surviving Corporation	1.1(a)
Third Parties	5.2(a)
Third-Party AI Terms	3.15(b)
Trademarks	Annex A (“Intellectual Property”)
Trade Secrets	Annex A (“Intellectual Property”)
Transactions	Recitals
Transaction Documents	8.8(a)
Transition Period Report	5.9(b)

A-A-11

Annex B

January 22, 2025
The Board of Directors
Logility Supply Chain Solutions, Inc.
470 East Paces Ferry Road, NE
Atlanta, GA 30305
Dear Members of the Board:
We understand that Logility Supply Chain Solutions, Inc., a Georgia corporation (“Company”), Aptean, Inc., a Delaware corporation (“Parent”), and Update Merger Sub, Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.10 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock (i) held by Company as a treasury share or by a subsidiary of Company immediately prior to the Effective Time (as defined in the Agreement), (ii) held by Parent or Merger Sub or any of their wholly owned subsidiaries immediately prior to the Effective Time or (iii) held by holders who are entitled to, and properly exercise, dissenters’ rights with respect to their shares of Company Common Stock (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $14.30 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of a draft, dated January 22, 2025, of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Company;
(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;
(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock;
(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

The Board of Directors
Logility Supply Chain Solutions, Inc.
January 22, 2025

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Company or the Transaction and we are not expressing an opinion as to the effects of such volatility on Company or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and/or in the future may provide certain investment banking services to Parent and certain of its affiliates, for which we have received and may receive compensation, including during the past two years (i) having advised Parent with respect to an investment into Parent by TA Associates Management, L.P. and Insight Partners or affiliates thereof in 2023; (ii) having advised Technosylva Group, a portfolio company of TA Associates Management, L.P., in connection with its 2024 announced minority investment; AffiniPay, a portfolio company of TA Associates Management, L.P., in connection with its 2024 sale; a portfolio company of TA Associates Management, L.P. in connection with a 2024 acquisition; and TA Associates Management, L.P. in connection with a 2023 transaction involving a portfolio company; and currently advising certain portfolio companies of TA Associates Management, L.P. with respect to possible transactions; (iii) having advised Insight Partners in connection with a 2023 continuation fund; having advised Insight Partners with respect to certain potential transactions that were not consummated; advising Zest AI in connection its 2024 announced investment from Insight Partners; and currently advising Insight Partners with respect to a potential transaction; (iv) currently advising Clearlake Capital Group, L.P. in connection with a potential transaction related to a portfolio company; and (v) having advised a portfolio company of Charlesbank International Partners in connection with a 2024 transaction and currently advising that portfolio company with respect to a potential transaction. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Company, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

The Board of Directors
Logility Supply Chain Solutions, Inc.
January 22, 2025

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ LAZARD FRERES & CO. LLC
LAZARD FRERES & CO. LLC

Annex C
Article 13 of the Georgia Business Corporation Code

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS’ RIGHTS
PART 1
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
§ 14-2-1301. Definitions.
As used in this article, the term:
(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8) “Shareholder” means the record shareholder or the beneficial shareholder.
§ 14-2-1302. Right to dissent.
(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:
(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;
(5) Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;
(6) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
(7) Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.
(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:
(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.
§ 14-2-1303. Dissent by nominees and beneficial owners.
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2
PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
§ 14-2-1320. Notice of dissenters’ rights.
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
§ 14-2-1321. Notice of intent to demand payment.
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2) Must not vote his shares in favor of the proposed action.
(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
§ 14-2-1322. Dissenters’ notice.
(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4) Be accompanied by a copy of this article.
§ 14-2-1323. Duty to demand payment.
(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
§ 14-2-1324. Share restrictions.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
§ 14-2-1325. Offer of payment.
(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(b) The offer of payment must be accompanied by:
(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation’s estimate of the fair value of the shares;
(3) An explanation of how the interest was calculated;
(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
(5) A copy of this article.
(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
§ 14-2-1326. Failure to take action.
(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3
JUDICIAL APPRAISAL OF SHARES
§ 14-2-1330. Court action.
(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
§ 14-2-1331. Court costs and counsel fees.
(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
§ 14-2-1332. Limitation of actions.
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
ATTN: INVESTOR RELATIONS TEAM
470 E. PACES FERRY ROAD, N.E.
ATLANTA, GA 30305

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LOGILITY SUPPLY CHAIN SOLUTIONS, INC.

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V63097-S09976

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
Special Meeting of Shareholders
APRIL 3, 2025 AT 3:00 P.M. EASTERN TIME
This proxy is solicited by the Board of Directors of the Company

The shareholder(s) hereby appoint(s) James B. Miller, Jr., H. Allan Dow and Vincent Klinges, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LOGILITY SUPPLY CHAIN SOLUTIONS, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 3:00 p.m., Eastern time on April 3, 2025 at the offices of Logility Supply Chain Solutions, Inc. located at 470 E. Paces Ferry Road, N.E., Atlanta, GA 30305, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

Continued and to be signed on reverse side